EXHIBIT 99.1

As previously announced, Ducommun Incorporated, a Delaware corporation (“Ducommun”), and DLBMS, Inc., a Delaware corporation and a wholly-owned subsidiary of Ducommun (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LaBarge, Inc., a Delaware corporation (“LaBarge”). Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”) Merger Sub will be merged with and into LaBarge with LaBarge continuing as the surviving corporation and a wholly-owned subsidiary of Ducommun (the “Merger”).

Concurrently and subject to the consummation of the Merger, Ducommun expects to offer $200.0 million aggregate principal amount of its senior unsecured notes due 2018 (the “notes”) and enter into a new $190.0 million term loan facility, maturing in June 2017 (the “New Term Loan Facility”) and a $60.0 million new revolving credit facility, maturing in June 2016 (the “New Revolving Credit Facility,” and together with the New Term Loan Facility, the “New Credit Facilities”). The proceeds of the notes offering, together with borrowings under the New Credit Facilities will be used to finance the Merger, repay certain existing indebtedness of Ducommun and LaBarge, pay fees and expenses in connection with the Transactions (as defined below) and add new cash to Ducommun’s balance sheet.

In connection with the anticipated consummation of the Transactions, including, without limitation, the Merger, Ducommun is providing the following additional information concerning the anticipated effects of the Merger, and the transactions contemplated in connection therewith.

For purposes of this Current Report, unless otherwise indicated or the context requires otherwise:

•	“Ducommun,” “we,” “us” or “our” refers to Ducommun Incorporated and its consolidated subsidiaries, including, where applicable, LaBarge on a pro forma basis;

•	“LaBarge” refers to LaBarge, Inc. and its consolidated subsidiaries;

•

“on a pro forma basis,” means on a pro forma basis, giving effect to the Transactions, and the other adjustments referred to in the introduction to “Unaudited Pro Forma Condensed Combined Financial Data”;

•	“on a stand-alone basis” means without giving effect to the Transactions; and

•	“Transactions” means collectively, the Merger, the notes offering and entry into the New Credit Facilities (each as defined above).

Special Note Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. These statements are based on the beliefs and assumptions of our management. Generally, forward-looking statements include information concerning our possible or assumed future actions, events or results of operations. Forward-looking statements specifically include, without limitation, the information herein regarding: projections; efficiencies/cost avoidance; cost savings; income and margins; earnings per share; growth; economies of scale; combined operations; the economy; future economic performance; conditions to, and the timetable for, completing the transactions; capital expenditures; future financing needs; future acquisitions and dispositions; litigation; potential and contingent liabilities; management’s plans; and merger and integration-related expenses.

Although we believe that the expectations reflected in the forward-looking statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. We cannot guarantee future results, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. All written and oral forward-looking statements made in connection with this report that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by “Risk Factors” and other cautionary statements included herein. We are under no duty to update any of the forward-looking statements after the date hereof to conform such statements to actual results or to changes in our expectations.

The information contained herein is not a complete description of our business or the risks associated with an investment in our notes. There can be no assurance that other factors will not affect the accuracy of these forward-looking statements or that our actual results will not differ materially from the results anticipated in such forward-looking statements. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include, but are not limited to, those factors or conditions described under “Risk Factors” and the following:

•	the cyclicality of the aerospace market and the level of new commercial aircraft orders;

•	customer concentration;

•	production rates for various commercial and military aircraft programs;

•	the level of U.S. defense spending;

•	competitive pricing pressures;

•	manufacturing inefficiencies;

•	start-up costs and possible overruns on new contracts;

•	technology and product development risks and uncertainties;

•	product performance;

•	increasing consolidation of customers and suppliers in the aerospace industry;

•	price erosion within the electronics manufacturing services marketplace;

•	the risk of environmental liabilities;

•	possible goodwill impairment;

•	compliance with applicable regulatory requirements and changes in regulatory requirements, including regulatory requirements applicable to government contracts and sub-contracts;

•	imposition of taxes, export controls, tariffs, embargoes and other trade restrictions;

•	economic and geopolitical developments and conditions;

•	our ability to service our substantial indebtedness;

•	our ability to manage and otherwise comply with our covenants with respect to our significant outstanding indebtedness;

•	unfavorable developments in the global credit markets, which may make it more difficult to incur new indebtedness or refinance our outstanding indebtedness;

•	the risk that LaBarge’s business, operations and employees will not be integrated successfully with our business and operations;

•	our inability to recognize the benefits of the Merger, including any potential synergies, growth, cost savings or accretive value;

•	our ability to retain key employees following the Merger;

•	our inability to maintain current customer and supplier relationships following the Merger;

•	the risk that the Merger disrupts current plans and operations;

•	litigation in respect of either LaBarge, the Merger or us;

•	the amount of the costs, fees, expenses and charges related to the Merger and the financings for the Merger, including the notes offering;

•	the method of accounting for the Merger; and

•	risks associated with other acquisitions and dispositions of businesses by us.

We caution the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date hereof. We do not undertake any duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect actual outcomes.

Business

Overview

Ducommun provides engineering and manufacturing services primarily to the aerospace and defense industry. We design, engineer and manufacture mission-critical aerostructure and electromechanical components and subassemblies. We also provide engineering, technical and program management services. Our products and services are used on domestic and foreign commercial and military aircraft, helicopter, missile and space programs. We are the successor to a business that was founded in California in 1849 and reincorporated in Delaware in 1970.

On April 3, 2011, we entered into a Merger Agreement to acquire LaBarge for approximately $338.1 million comprised of approximately $310.3 million in equity and $27.8 million of outstanding LaBarge debt, which will be repaid at closing of the Merger. LaBarge provides custom high-performance electronic, electromechanical and interconnect systems on a contractual basis for customers in the aerospace and defense and several other markets. We believe our acquisition of LaBarge (the “LaBarge Acquisition”) will allow us to significantly expand our existing presence in the aerospace and defense industry as well as to diversify our net sales base across new markets, including industrial, natural resources and medical.

Pursuant to the Merger Agreement, subject to the satisfaction of certain conditions, Merger Sub will be merged with and into LaBarge, with LaBarge (which will be renamed Ducommun LaBarge Technologies, Inc.) continuing as the surviving corporation and a wholly-owned subsidiary of Ducommun. In the Merger, each outstanding share of LaBarge common stock will be cancelled and converted (subject to the exercise of appraisal rights) into the right to receive $19.25 per share in cash. The proceeds from the notes offered, together with borrowings under the New Credit Facilities will be used to finance the cost of the LaBarge Acquisition, refinance certain existing indebtedness of Ducommun and LaBarge, pay fees and expenses in connection with the Transactions and add new cash to our balance sheet.

LaBarge

Incorporated in 1968, LaBarge provides EMS services, which involves the manufacture of custom, complex, high-reliability and mission-critical products for customers in diverse technology-driven markets, such as the aerospace and defense, industrial, natural resources, medical and other commercial markets. LaBarge markets its services to customers desiring a manufacturing and engineering partner capable of developing and providing products that can perform reliably in harsh environmental conditions, such as extreme temperatures, severe shock and vibration and with rapid turnaround time. The sophistication and complexity of the products LaBarge designs and manufactures require superior quality. LaBarge is capable of quickly producing multiple sophisticated electronics products utilizing the same manufacturing set up resulting in increased efficiency and higher margins as compared to less-sophisticated high-volume product lines. This low-volume and high-mix production expertise, together with its lean manufacturing culture and service driven business model, enables LaBarge to consistently achieve attractive profit margins relative to other industry participants that may focus on high-volume and low-mix products.

For the twelve months ended April 3, 2011, on a stand-alone basis, LaBarge generated net sales of $332.5 million and Adjusted EBITDA of $41.0 million. See “Summary Consolidated Historical Financial Data of LaBarge” for a reconciliation of net income to Adjusted EBITDA. As of April 3, 2011, on a stand-alone basis LaBarge had firm backlog of $241.6 million.

LaBarge Acquisition Rationale

We believe the LaBarge Acquisition will allow us to expand our presence significantly in the aerospace and defense markets as well as diversify our net sales base across new markets, including industrial, natural resources, medical and other commercial end markets. More specifically, we expect to realize the following benefits from the LaBarge Acquisition:

Strengthen our market position as a significant Tier 2 supplier for both structural and electronic assemblies. We believe that we are an important global provider of innovative, value-added products and solutions to the aerospace and defense industries. We believe that the LaBarge Acquisition will add substantial additional technical capabilities, which will increase our ability to serve our customers with a broader base of products and services and strengthen our market position as a Tier 2 supplier for both structural and electronic assemblies. Tier 2 suppliers manufacture subassemblies and are regarded as preferred secondary suppliers to principal OEMs and primary Tier 1 suppliers (those who manufacture aircraft sections and purchase assemblies).

Diversify our end markets. The LaBarge Acquisition will diversify our net sales across new and higher growth markets in addition to the aerospace and defense sectors we already serve. Our more diversified net sales base will reduce dependence on any particular product, platform or market channel, mitigating the impact of any specific industry risk. For the twelve months ended April 3, 2011, approximately 63% of LaBarge’s net sales were related principally to the industrial, natural resources, medical and other commercial end markets. We believe that the addition of these new end markets will increase the number of growth opportunities available to us.

Expand our platform. The LaBarge Acquisition will add new customers and programs and expand our existing platforms. For example, LaBarge is a significant provider of products and services to the UH-60 Black Hawk and F-35 Joint Strike Fighter platforms. Through the LaBarge Acquisition, we believe our presence in these attractive programs will significantly increase. In addition, we believe that the LaBarge Acquisition will enable cross-selling opportunities to current and new customers in aerospace and defense and other markets.

Increase value-added manufacturing services content in our product portfolio. We believe that the LaBarge Acquisition will enable us to be a more significant provider of low-volume, high-mix, complex, high reliability and mission-critical services and products to the aerospace and defense industries and other key industries by expanding our value-added service offerings including engineering, design and program management. For example, the LaBarge Acquisition will enhance our ability to offer complete system integration services to a broader customer base such as mobile radar solutions for Raytheon and Northrop Grumman.

Expand our technology product portfolio. We believe that LaBarge’s products will complement our existing integrated electronics assembly product offerings. For example, one of our primary focus areas following the LaBarge Acquisition will be building on the expertise of both Ducommun and LaBarge in providing electromechanical equipment to support sophisticated airborne radar systems in order to create a platform for DTI to become one of the largest non-OEM aerospace and defense providers of manufacturing services related to radar rack solutions. We believe the high level of commonality between our and LaBarge’s products supports the complementary nature of our technology product portfolios.

Realize potential synergies. We expect that the LaBarge Acquisition will create cost synergy opportunities for us, including savings on a combined basis related to corporate overhead costs and public company costs as well as supply chain and operational improvements. We believe that access to new customers afforded to us by the LaBarge Acquisition will allow for substantial marketing and cross-selling opportunities to both current and new customers.

Combined Company

The combined company will operate in two business segments:

•

Ducommun LaBarge Technologies (DLT), which will be formed by the combination of our DTI segment and LaBarge. DLT will design, engineer and manufacture a broad range of electronic, electromechanical and interconnect systems and components. DLT products will be used in technology-driven markets, including aerospace and defense, industrial, natural resources, medical and other commercial markets. In addition, DLT will provide technical and program management services (including design, development, integration and testing of prototype products) principally for advanced weapons and missile defense systems. We believe the EMS activities currently conducted through our DTI segment will be significantly complemented in scale, customer, program, product, market and brand presence through the addition of LaBarge’s EMS activities. On a pro forma basis, DLT net sales were $463.1 million for the twelve months ended April 2, 2011.

•

DAS, our other segment, will remain intact and will continue to design, engineer and manufacture large and complex contoured aerostructure components and assemblies and serve as an OEM supplier of composite and metal bonded structures, specializing in rotor blades and other flight control assemblies. on a historical and pro forma basis DAS net sales were $273.1 million for the twelve months ended April 2, 2011.

On a pro forma basis, our net sales and Adjusted EBITDA were $736.2 million and $90.5 million, respectively, for the twelve months ended April 2, 2011. See “Summary Consolidated Historical and Pro Forma Financial Data” for a reconciliation of pro forma net income to pro forma Adjusted EBITDA. As of April 2, 2011, our backlog was $600.2 million on a pro forma basis. The following charts set forth our pro forma net sales for the twelve months ended April 2, 2011 by end market and business segment:

Pro Forma Net Sales By End Market	Pro Forma Net Sales by Business Segment

Note: Reflects net sales on a pro forma basis for the twelve months ended April 2, 2011.

Competitive Strengths

We believe our key competitive strengths include:

Strong market position. We are an important manufacturing services provider to the aerospace and defense industries. We engineer and manufacture mission critical and highly customized components for the global aerospace and defense industries. We are a non-OEM supplier of composite and metal bonded structures, specializing in rotor blades and other flight control assemblies, fuselage skins, radar systems, electrical harnesses and various other applications. Following the consummation of the LaBarge Acquisition, we believe we will be better positioned in the markets we serve and a more recognizable provider of high-margin, low-volume and high-mix customized manufacturing services to the global aerospace and defense and other technology-driven industries.

Significant obstacles for competitors. We design and manufacture advanced technology products that specifically address the evolving needs of our customers, and we have developed a strong track record of delivering reliable, high-performance product and service solutions. We believe we are the sole source provider for most of the products we sell. The niche nature of our markets, the industry’s stringent regulatory and customer certification requirements, the investments necessary to develop and certify products create significant obstacles for potential competitors.

Diversified end-markets and platforms with strong industry fundamentals. Our diversified net sales base provides stability by reducing our dependence on any particular product, platform or market channel. Within the aerospace and defense sectors, we believe we are entrenched on a number of high growth platforms, including the B787, B737NG, B777, V-22, A350XWB, A380, and the UH-60. We believe we are well positioned to benefit from expected continued growth in our end markets, including strong demand anticipated in the commercial aerospace markets. Through the LaBarge Acquisition we will also benefit from a broadening of our product and end market scope, which will further emphasize our positioning as a diversified provider of systems and services solutions across a multitude of products and platforms.

Long-term relationships with “blue-chip” customers. We serve a broad set of global customers and supply top OEMs such as Boeing, Raytheon and United Technologies, as well as the United States government. We have had a long history with many of our customers, including relationships of thirty years or more with four of our top six customers (based on net sales on a pro forma basis for the twelve months ended April 2, 2011).

Consistent cash flow generation with a sizeable backlog. We have generated consistent operating cash flows through various industry cycles as a result of historically relatively stable net sales and profit margins and relatively modest capital expenditure requirements. For the three most recent fiscal years, each of Ducommun’s and LaBarge’s Adjusted EBITDA margins have ranged from 11% to 13% of net sales on a stand-alone basis while capital expenditures have ranged from 1% to 3% of net sales on a stand-alone basis for Ducommun and 1% to 4% of net sales on a stand-alone basis for LaBarge for the same period. As of April 2, 2011, our backlog on a pro forma basis was approximately $600 million.

Management team of industry veterans with a successful track record. Our operations are managed by an experienced management team with a proven track record of growing our business organically, controlling costs, focusing on customers and integrating acquisitions. The management team includes well-seasoned operators who have had significant experience through a variety of industry cycles and have successfully completed and integrated four acquisitions since 2006. Our executive officers have an average of 28 years of industry experience.

Business Strategy

The following are key elements of our business strategy:

Focus on integrating combined company operations and realizing identified cost synergy opportunities. As a results-driven organization, we believe that the realization of the benefits resulting from the LaBarge Acquisition will depend on our ability to successfully and seamlessly integrate LaBarge into our existing operations. Ducommun has devoted considerable time and resources to devising and implementing a framework that we believe will be instrumental in our integration efforts.

Focus on marketing opportunities to the combined company’s customer base. The LaBarge Acquisition will broaden the aerospace and defense platforms we serve as well as expand our existing customer base. We believe the combination will create substantial marketing opportunities as we capitalize on the technical capabilities and customer relationships of both Ducommun and LaBarge to market to the combined company’s customer base.

Internal and external customer focus. We are a customer-oriented organization and our key focus is on maintaining and expanding our base of blue chip customers across our various end markets. We believe that our product and services portfolio adds significant value to our customers’ operations and we will continue to build upon our existing expertise and relationships to further increase the attractiveness of our offerings to existing and new customers.

Leverage “One Ducommun” platform. We believe that sustained profitable growth results from operational excellence and continuing organizational development. Operational excellence is driven by an ongoing focus on improving manufacturing processes, a broadening of capabilities, production efficiencies, capacity control, offshore expansion and supply chain management.

Build brand equity. We believe that both Ducommun’s and LaBarge’s names are well recognized and respected among our respective customers and markets. The preservation and continuous buildup of Ducommun’s and LaBarge’s brand equity remains a priority for us, and we believe that the retention of the two names for our technologies business, Ducommun LaBarge Technologies, Inc., has significant potential to protect and raise brand value and recognition.

Products and Services

Following the Merger, Ducommun will operate in two business segments, each of which will be a reportable operating segment:

•

Ducommun LaBarge Technologies (DLT), which will design, engineer and manufacture electromechanical components, interconnect systems and subassemblies, and will provide engineering, technical and program management services (including design, development, integration and test of prototype products) primarily for the aerospace and military and defense markets; and

•	Ducommun Aerostructures (DAS), which will engineer and manufacture aerospace structural components and subassemblies.

Ducommun LaBarge Technologies (DLT)

After the consummation of the Merger, DLT will design and manufacture illuminated push button switches and panels, microwave and millimeterwave switches and filters, fractional horsepower motors and resolvers, cable assemblies, wiring harness and interconnect systems, printed circuit board assemblies and mechanical and electromechanical subassemblies, and will provide engineering, technical and program management services. Components and assemblies will be provided principally for domestic and foreign commercial and military aircraft, helicopter and space programs as well as selected non-aerospace applications for the industrial, natural resources and medical industries. Engineering, technical and program management services will be provided principally for advanced weapons and missile defense systems.

Panels, Switches and Related Components. DLT will develop, design and manufacture illuminated switches, switch assemblies, keyboard panels, and edge lit panels, used in many military and commercial aircraft, helicopter, and space programs. DLT will manufacture switches and panels where high reliability is a prerequisite. DLT will also develop, design and manufacture microwave and millimeterwave switches, filters, and other components used principally on commercial and military aircraft and satellites. In addition, DLT will develop, design and manufacture high precision actuators, stepper motors, fractional horsepower motors and resolvers principally for space and oil service applications, and microwave and millimeterwave products for certain non-aerospace applications.

Mechanical and Electromechanical Subassemblies. DLT will be a manufacturer of mechanical and electromechanical subassemblies for the defense electronics and commercial aircraft markets and for other commercial uses such as industrial automation, satellites, space launch vehicles, oil wells, mine automation equipment and medical devices. DLT will have a fully integrated manufacturing capability, including manufacturing, engineering, fabrication, machining, assembly, electronic integration and related processes. DLT’s products will include sophisticated radar enclosures, gyroscopes and indicators, aircraft avionics racks and shipboard communications and control enclosures, printed circuit board assemblies and other high level complex assemblies.

Engineering, Technical and Program Management Services. DLT will be a provider of missile and aerospace systems design, development, integration and testing. Engineering, technical and program management services will be provided principally for advanced weapons systems and missile defense primarily for United States defense, space and homeland security programs.

Ducommun AeroStructures (DAS)

DAS will provide aluminum stretch-forming, titanium and aluminum hot-forming, machining, composite lay-up, metal bonding, and chemical milling services principally for domestic and foreign commercial and military aircraft, helicopter and space programs.

Stretch-Forming, Hot-Forming and Machining. DAS will supply the aerospace industry with engineering and manufacturing of complex components using stretch-forming and hot-forming processes and computer-controlled machining. Stretch-forming is a process for manufacturing large, complex structural shapes primarily from aluminum sheet metal extrusions. DAS will have large and sophisticated stretch-forming presses. Hot-forming is a metal working process conducted at high temperature for manufacturing close-tolerance titanium and aluminum components. DAS will design and manufacture the tooling required for the production of parts in these forming processes. Certain components manufactured by DAS will be machined with precision milling equipment, including three 5-axis gantry profile milling machines and seven 5-axis numerically-controlled routers to provide computer-controlled machining and inspection of complex parts up to 100 feet long.

Composites and Metal Bonding. DAS will engineer and manufacture metal, fiberglass and carbon composite aerostructures. DAS will produce helicopter main and tail rotor blades and adhesive bonded assemblies, including spoilers, winglets and fuselage structural panels for aircraft.

Chemical Milling. We believe DAS will be a major supplier of close tolerance chemical milling services for the aerospace industry. Chemical milling removes material in specific patterns to reduce weight in areas where full material thickness is not required. This sophisticated etching process will enable DAS to produce lightweight, high-strength designs that would be impractical to produce by conventional means. DAS will offer production-scale chemical milling on aluminum, titanium, steel, nickel-base and super alloys. Jet engine components, wing leading edges and fuselage skins are examples of products that require chemical milling.

Sales and Marketing

Military components manufactured by Ducommun and its subsidiaries, including LaBarge following the Merger, are employed in many of the country’s front-line fighters, bombers, helicopters and support aircraft, as well as sea-based applications. Engineering, technical and program management services are provided principally for United States defense, space and homeland security programs. Our defense business is diversified among a number of military manufacturers and programs. In the space sector, we continue to support various unmanned launch vehicle and satellite programs. Our commercial sales depend substantially on aircraft manufacturers’ production rates, which in turn depend on deliveries of new aircraft. Deliveries of new aircraft by aircraft manufacturers are dependent on the financial capacity of the airlines and leasing companies to purchase the aircraft. Sales of commercial aircraft could be affected as a result of changes in new aircraft orders, or the cancellation or deferral by airlines of purchases of ordered aircraft. Our sales for commercial aircraft programs also could be affected by changes in its customers’ inventory levels and changes in its customers’ aircraft production build rates.

On a stand-alone basis, Ducommun’s sales related to military and space programs were approximately 60% of total sales in 2010 and sales related to its commercial business were approximately 40% of total sales in 2010. On a pro forma basis, sales related to military and space, commercial aerospace, and other end markets were approximately 49%, 23% and 28%, respectively, of total sales in 2010. Upon consummation of the Merger, we believe the diversification of LaBarge’s existing customer base will help to reduce the impact to the combined company of volatility in any one market sector.

Many of our contracts are fixed price contracts subject to termination at the convenience of the customer (as well as for default). In the event of termination for convenience, the customer generally is required to pay the costs we incurred by us and certain other fees through the date of termination. Larger, long-term government subcontracts may have provisions for milestone payments, progress payments or cash advances for purchase of inventory.

We seek to develop strong, long-term relationships with our customers, which provide the basis for future sales. These close relationships allow us to better understand each customer’s business needs and identify ways to provide greater value to the customer.

Major Customers

Ducommun has had substantial sales to Boeing, Raytheon, United Technologies and the U.S. Government. During 2010, on a stand-alone basis, sales to Boeing were $107.5 million, or approximately 26% of total sales; sales to Raytheon were $48.2 million, or approximately 12% of total sales; sales to the United Technologies were $30.7 million, or approximately 8% of total sales; and sales to the U.S. Government were $16.9 million, or approximately 4% of total sales. LaBarge has had substantial sales to Schlumberger Ltd., Owens-Illinois, Inc., American Superconductor and Raytheon. On a pro forma basis, for 2010, sales to Boeing were $109.6 million, or approximately 15% of total sales; sales to Raytheon were $70.4 million, or approximately 10% of its total sales; sales to Owens-Illinois were $47.4 million, or approximately 6% of total sales; sales to United Technologies were $41.0 million, or approximately 6% of total sales; sales to American Superconductor were $30.3 million or 4% of total sales; and sales to the U.S. Government were $22.1 million, or approximately 3% of total sales. Sales to these customers are typically comprised of multiple end products diversified over a number of different programs.

Information About Foreign and Domestic Operations and Export Sales

In 2010, 2009, and 2008, Ducommun’s sales to foreign customers worldwide, on a stand-alone basis, were $38.0 million, $32.1 million and $32.9 million, respectively and on a pro forma basis, were $74.8 million, $49.2 million and $36.1 million, respectively. Ducommun has manufacturing facilities in Thailand and Mexico. LaBarge does not have any foreign facilities. The amounts of net sales, profitability and identifiable assets attributable to foreign sales activity both on a stand-alone and pro forma basis were not material when compared with the net sales, profitability and identifiable assets attributed to United States domestic operations for the corresponding periods. Ducommun, on a stand-alone basis, had no sales to a foreign country greater than 3% of total sales in 2010, 2009 and 2008. The majority of LaBarge’s foreign sales are due to a large contract related to wind power generation equipment. We are not subject to any significant foreign currency risks since all sales are made in United States dollars.

Research and Development

Ducommun and its subsidiaries, including LaBarge following the Merger, perform concurrent engineering with its customers and product development activities under Ducommun-funded programs and under contracts with others. Concurrent engineering and product development activities are performed for commercial, military and space applications. We also perform high technology systems engineering and analysis, principally under customer-funded contracts, with a focus on sensors system simulation, engineering and integration.

Raw Materials and Components

Raw materials and components used in the manufacture of our products, include aluminum, titanium, steel and carbon fibers. These raw materials are generally available from a number of vendors and are generally in adequate supply. However, we from time to time, have experienced increases in lead times for and deterioration in availability of, aluminum, titanium and certain other materials. Moreover, certain components, supplies and raw materials for our operations are purchased from single sources. In such instances, we strive to develop alternative sources and design modifications to minimize the potential for business interruptions.

Competition

The aerospace and EMS industries are highly competitive, and our products and services are affected by varying degrees of competition. We compete worldwide with domestic and international companies in most markets it serves, some of which are substantially larger and have greater financial, sales, technical and personnel resources. Larger competitors offering a wider array of products and services than those offered by us could have a competitive advantage by offering potential customers bundled products and services that we cannot match. In addition, our customers may, in fact, have the ability to produce internally the products contracted to us, but because of cost, capacity, engineering capability or other reasons, outsource production of such products to us. Our ability to compete depends principally upon the quality of our goods and services, competitive pricing, product performance, design and engineering capabilities, new product innovation and the ability to solve specific customer problems.

Patents and Licenses

We have several patents, but we do not believe that our operations are dependent upon any single patent or group of patents. In general, we rely on technical superiority, continual product improvement, exclusive product features, superior lead time, on-time delivery performance, quality and customer relationships to maintain our competitive advantage.

Backlog

Backlog is subject to delivery delays or program cancellations, which are beyond our control. As of April 2, 2011, backlog believed to be firm for Ducommun was approximately $358.6 million, compared to $328.0 million at December 31, 2009. The increase in backlog is mainly due to higher backlog for 777, Apache and Black Hawk helicopters. Approximately $209.7 million of total backlog is expected to be delivered during the remainder of 2011. As of April 3, 2011 backlog believed to be firm for LaBarge was approximately $241.6 million, compared to $198.7 million at June 27, 2010. The $42.9 million increase in backlog is primarily attributable to several large defense contracts and partially offset by backlog decreases in the natural resources and industrial sectors of LaBarge. Approximately $98.0 million of total backlog is expected to be delivered during the remainder of 2011.

Trends in Ducommun’s and LaBarge’s overall level of backlog may not be indicative of trends in future sales of the combined company because our backlog is affected by timing differences in the placement of customer orders and because Ducommun’s and LaBarge’s backlog tends to be concentrated in several programs to a greater extent than sales.

Environmental Matters

Our business, operations and facilities are subject to numerous stringent federal, state and local environmental laws and regulations issued by government agencies, including the Environmental Protection Agency (“EPA”). Among other matters, these regulatory authorities impose requirements that regulate the emission, discharge, generation, management, transport and disposal of hazardous materials, pollutants and contaminants. These regulations govern public and private response actions to hazardous or regulated substances that threaten to release, or have been released to the environment, and they require us to obtain and maintain licenses and permits in connection with our operations. We may also be required to investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations. Additionally, this extensive regulatory framework imposes significant compliance burdens and risks on us. We anticipate that capital expenditures will continue to be required for the foreseeable future to upgrade and maintain its environmental compliance efforts. We do not expect to spend a material amount on capital expenditures for environmental compliance during 2011.

The DAS chemical milling business uses various acid and alkaline solutions in the chemical milling process, resulting in potential environmental hazards. Despite existing waste recovery systems and continuing capital expenditures for waste reduction and management, at least for the immediate future, this business will remain dependent upon the availability and cost of remote hazardous waste disposal sites or other alternative methods of disposal.

DAS has been directed by California environmental agencies to investigate and take corrective action for ground water contamination at its facilities located in El Mirage and Monrovia, California. Based on currently available information, Ducommun has established a reserve for its estimated liability for such investigation and corrective action in the approximate amount of $1.5 million. DAS also faces liability as a potentially responsible party for hazardous waste disposed at two landfills located in Casmalia and West Covina, California. DAS and other companies and government entities have entered into consent decrees with respect to each landfill with the United States Environmental Protection Agency and/or California environmental agencies under which certain investigation, remediation and maintenance activities are being performed. Based upon currently available information, we have established a reserve for its estimated liability in connection with the landfills in the approximate amount of $1.1 million. Our ultimate liability in connection with these matters will depend upon a number of factors, including changes in existing laws and regulations, the design and cost of construction, operation and maintenance activities, the continued cleanup of the Monrovia site by three other potentially responsible parties and the allocation of liability among potentially responsible parties.

In the normal course of business, we are defendants in certain other litigation, claims and inquiries, including matters relating to environmental laws. In addition, we make various commitments and incurs contingent liabilities. While it is not feasible to predict the outcome of these matters, we do not presently expect that any sum we may be required to pay in connection with these matters would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Employees

On a pro forma basis, we will employ approximately 3,400 people. Ducommun’s DAS subsidiary is a party to a collective bargaining agreement, expiring July 1, 2012, with labor unions at its Monrovia, California facility covering approximately 250 full-time hourly employees at April 2, 2011. LaBarge is also a party to collective bargaining agreements, expiring January 11, 2016, at its two Joplin, Missouri facilities covering approximately 250 employees. If any of these unionized workers were to engage in a strike or other work stoppage, if we are unable to negotiate acceptable collective bargaining agreements with the unions, or if other employees were to become unionized, we could experience a significant disruption of our operations and higher ongoing labor costs and possible loss of customer contracts, which could have an adverse effect on its business and results of operations. We have not experienced any material labor-related work stoppage and consider our relations with our employees to be good.

Properties

Ducommun, on a stand-alone basis, occupies approximately 21 facilities with a total office and manufacturing area of approximately 1.5 million square feet, including both owned and leased properties. LaBarge, on a stand-alone basis, occupies approximately 11 facilities with total office and manufacturing area of over 648,800 square feet including both owned and leased properties. At April 2, 2011, facilities of Ducommun and LaBarge which were in excess of 50,000 square feet each were occupied as follows:

Location	Company/Segment	Square Feet	Expiration of Lease
Carson, California	Ducommun AeroStructures	286,000	Owned
Monrovia, California	Ducommun AeroStructures	274,000	Owned
Parsons, Kansas	Ducommun AeroStructures	120,000	Owned
Pittsburgh, Pennsylvania	LaBarge	135,502	2012
Carson, California	Ducommun Technologies	117,000	2013
Phoenix, Arizona	Ducommun Technologies	100,000	2012
Appleton, Wisconsin	LaBarge	76,728	Owned
Orange, California	Ducommun AeroStructures	76,000	Owned
El Mirage, California	Ducommun AeroStructures	74,000	Owned
Huntsville, Arkansas	LaBarge	69,000	2020
Iuka, Mississippi	Ducommun Technologies	66,000	2013
Carson, California	Ducommun AeroStructures	65,000	2014
Coxsackie, New York	Ducommun AeroStructures	65,000	2013
Joplin, Missouri	LaBarge	92,000	2016
Joplin, Missouri	LaBarge	55,000	Owned
Tulsa, Oklahoma	LaBarge	55,000	Owned
Huntsville, Alabama	Ducommun Technologies	52,000	2015
Berryville, Arkansas	LaBarge	52,000	Owned

Our facilities are, for the most part, fully utilized, although excess capacity exists from time to time based on product mix and demand. Management believes these properties are in good condition and suitable for their present use and for the use of the combined company.

Legal Proceedings

In the normal course of business, Ducommun and its subsidiaries, including LaBarge following consummation of the Merger, are defendants in certain other litigation, claims and inquiries, including matters relating to environmental laws. In addition, we make various commitments and incurs contingent liabilities. While it is not feasible to predict the outcome of these matters, we do not presently expect that any sum we may be required to pay in connection with these matters would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Ducommun

Ducommun is a defendant in a lawsuit entitled United States of America ex rel Taylor Smith, Jeannine Prewitt and James Ailes v. The Boeing Company and Ducommun Inc., filed in the United States District Court for the District of Kansas (the “District Court”). The lawsuit is a qui tam action brought by three former Boeing employees (“Relators”) against Boeing and Ducommun on behalf of the United States of America for violations of the United States False Claims Act. The lawsuit alleges that Ducommun sold unapproved parts to the Boeing Commercial Airplane Group-Wichita Division which were installed by Boeing in aircraft ultimately sold to the United States government. The number of Boeing aircraft subject to the lawsuit has been reduced to 21 aircraft following the District Court’s granting of partial summary judgment in favor of Boeing and Ducommun. The lawsuit seeks damages, civil penalties and other relief from the defendants for presenting or causing to be presented false claims for payment to the United States government. Although the amount of alleged damages are not specified, the lawsuit seeks damages in an amount equal to three times the amount of damages the United States government sustained because of the defendants’ actions, plus a civil penalty of $10,000 for each false claim made on or before September 28, 1999, and $11,000 for each false claim made on or after September 28, 1999, together with attorneys’ fees and costs. One of Relators’ experts has opined that the United States government’s damages are in the amount of $833 million. After investigating the allegations, the United States government has declined to intervene in the lawsuit. Ducommun intends to defend itself vigorously against the lawsuit. Ducommun, at this time, is unable to estimate what, if any, liability it may have in connection with the lawsuit.

DAS has been directed by California environmental agencies to investigate and take corrective action for ground water contamination at its facilities located in El Mirage and Monrovia, California. Based on currently available information, Ducommun has established a reserve for its estimated liability for such investigation and corrective action in the approximate amount of $1,509,000. DAS also faces liability as a potentially responsible party for hazardous waste disposed at two landfills located in Casmalia and West Covina, California. DAS and other companies and government entities have entered into consent decrees with respect to each landfill with the EPA and/or California environmental agencies under which certain investigation, remediation and maintenance activities are being performed. Based upon currently available information, Ducommun has established a reserve for its estimated liability in connection with the landfills in the approximate amount of $963,000. Ducommun’s ultimate liability in connection with these matters will depend upon a number of factors, including changes in existing laws and regulations, the design and cost of construction, operation and maintenance activities, the continued cleanup of the Monrovia site by three other potentially responsible parties and the allocation of liability among potentially responsible parties.

LaBarge

On February 10, 2011, LaBarge received a Wells notice from the staff of the SEC indicating that the staff intended to recommend the filing of a civil enforcement action against LaBarge. The SEC staff indicated to LaBarge that any such action would allege violations of securities laws in connection with certain of LaBarge’s financial reporting processes during primarily 2006 and 2007. The Wells notice related only to a potential proceeding against LaBarge, and the SEC staff indicated that they did not contemplate that a claim would be made against any individuals or would include an allegation of fraud on the part of LaBarge or any of its directors, officers or employees. The SEC staff has also advised LaBarge that it did not expect to request that LaBarge restate its financial statements for the periods in question.

On March 18, 2011, LaBarge reached an understanding with the regional staff of the SEC regarding the terms of a settlement that the regional staff has agreed to recommend to the SEC. The proposed agreement, under which LaBarge will not admit or deny any wrongdoing, will, if approved by the SEC, fully resolve all claims against LaBarge relating to the formal investigation that the SEC commenced in June, 2009, relating to LaBarge’s internal controls regarding its use of estimates of completion costs for certain long-term production contracts. The proposed settlement includes the following principal terms:

•	LaBarge will agree to a cease and desist order from future violations of the securities laws; and

•	LaBarge will pay a monetary penalty of $200,000.

Litigation Relating to the Merger

Ducommun has been named as a defendant in five putative class actions filed in April, 2011 by purported stockholders of LaBarge against LaBarge, its Board of Directors and Ducommun in connection with the LaBarge Acquisition. Some of these actions also name DLBMS, Inc., a wholly-owned subsidiary of Ducommun formed for the purpose of effecting the LaBarge Acquisition. Two of the stockholder actions (filed by purported class representatives Barry P. Borodkin and Insulators and Asbestos Workers Local No. 14) were filed in the Delaware Chancery Court, and the court consolidated those two actions. The other three stockholder actions (filed by purported class representatives J. M. Foley, Jr., William Wheeler and Doris A. Gastineau) were filed in the Circuit Court of St. Louis County, Missouri, and that court consolidated those three actions.

The consolidated Delaware and Missouri putative class actions generally allege that the individual members of the Board of Directors of LaBarge breached their fiduciary duties to LaBarge stockholders with respect to the proposed merger transaction announced on April 4, 2011. These actions also allege that Ducommun, Merger Sub and LaBarge aided and abetted the breach of fiduciary duties. They seek injunctive relief to prevent the closing of the LaBarge Acquisition, judicial declarations that the Merger Agreement was entered into in breach of the LaBarge directors’ fiduciary duties, rescission of the transactions contemplated by the Merger Agreement, and the award of attorneys’ fees and expenses for the plaintiffs.

In the Delaware consolidated actions, the parties engaged in expedited discovery in connection with a preliminary injunction hearing scheduled for June 17, 2011. After document discovery and depositions, and before the plaintiffs filed their motion for preliminary injunction, the parties negotiated and signed a memorandum of understanding to settle plaintiffs’ claims. The preliminary settlement is subject to a definitive agreement and final approval of the Delaware Chancery Court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Chancery Court will approve the settlement even if the parties do enter into such stipulation.

In the Missouri consolidated actions, the defendants sought a stay of the Missouri actions from the Missouri court, the plaintiffs opposed that request, and the Missouri court stayed the actions. At a hearing on June 16, 2011, plaintiffs sought reconsideration of the court’s stay, and the defendants opposed that request. The Missouri court stated that it would issue an order shortly thereafter.

Ducommun believes these lawsuits are without merit, and in the event that settlement of these claims is not finalized, intends to defend them vigorously.

Risk Factors

In addition to the other information included herein, including the matters addressed in the “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risks before making an investment in our securities. Additional risks and uncertainties not presently known to us or that are not currently believed to be important also may adversely affect our business following the Transactions.

Unless the context indicates otherwise, when we refer to “we,” “us” and “our” for purposes of this section, we are referring to Ducommun and its subsidiaries including LaBarge and its subsidiaries following consummation of the LaBarge Acquisition.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial condition, limit our ability to raise additional capital to fund our operations and prevent us from fulfilling our obligations under the notes.

After the notes offering and the application of the net proceeds therefrom, we will have a significant amount of indebtedness. As of April 2, 2011, on a pro forma basis, we would have had total indebtedness of $393.3 million, including the notes and the principal amount of our New Term Loan Facility, plus, to the extent necessary, limited borrowings, but no greater than $10.0 million, under the New Revolving Credit Facility with the remaining portion of such $60.0 million New Revolving Credit Facility available to be borrowed. Upon the satisfaction of certain conditions including, but not limited to, the agreement of lenders to provide such facilities or commitments, we will also have the option to add one or more incremental term loan facilities or increase commitments under our New Revolving Credit Facility by an aggregate amount of up to $75.0 million. The Existing Ducommun Credit Facility and Existing LaBarge Credit Facility will be repaid and terminated at closing.

If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying scheduled expansions and capital investments; or

•	seeking to raise additional capital.

We cannot assure you that we would be able to enter into these alternative financing plans on commercially reasonable terms or at all. Moreover, any alternative financing plans that we may be required to undertake would still not guarantee that we would be able to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, results of operations, financial condition and business prospects.

Our high level of debt could have important consequences to us and to the holders of the notes, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•

the occurrence of an event of default if we fail to satisfy our obligations with respect to the notes or our other indebtedness or fail to comply with the financial and other restrictive covenants contained in the indenture governing the notes or agreements governing other indebtedness, which event of default could result in acceleration of the indebtedness outstanding under the indenture and in a default with respect to, and an acceleration of, our other indebtedness and could permit our lenders to foreclose on any of our assets securing such debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions or other general corporate requirements;

•

requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, investments or acquisitions or other general corporate purposes;

•	increasing our vulnerability to adverse changes in general economic, industry and competitive conditions;

•

exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our New Credit Facilities, bear interest at variable rates, which could further adversely impact our cash flows;

•	limiting our flexibility in planning for and reacting to changes in our business and the industry in which we compete;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	impairing our ability to obtain additional financing in the future;

•

preventing us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of certain changes of control, which failure to repurchase would constitute an event of default under the indenture governing the notes;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

The occurrence of any one of these events could have an adverse effect on our business, financial condition, results of operations and ability to satisfy our obligations in respect of our outstanding debt.

Despite our current indebtedness levels, we may still be able to incur substantially more debt, which could increase the risks associated with the notes.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, which may be secured. While the indenture governing the notes and our New Credit Facilities will limit our ability and the ability of our subsidiaries to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, thus, notwithstanding these restrictions, we may still be able to incur substantially more debt. See “Description of Other Indebtedness.” To the extent that we incur additional indebtedness, the risks that we now face related to our substantial indebtedness, including an inability to fulfill our obligations under the notes, could increase.

We will need to repay or refinance borrowings under our New Credit Facilities prior to maturity of the notes. Failure to do so could have a material adverse effect upon us.

We expect that our New Term Loan Facility and our New Revolving Credit Facility will mature in June 2017 and June 2016, respectively. As of April 2, 2011, on a pro forma basis, we would have had $190.0 million of term loan borrowings under the New Term Loan Facility and, to the extent necessary, limited borrowings, but no greater than $10.0 million, under the New Revolving Credit Facility to finance the LaBarge Acquisition and fees and expenses related to the Transactions, with the remaining portion of such $60.0 million New Revolving Credit Facility available to be borrowed after the consummation of the Merger.

Consequently, prior to the maturity of the notes, we will need to repay, refinance, replace or otherwise extend the maturity of our New Credit Facilities. Our ability to repay, refinance, replace or otherwise extend will be dependent on, among other things, business conditions, our financial performance and the general condition of the financial markets. If a financial disruption were to occur at the time that we are required to repay indebtedness outstanding under our New Credit Facilities, we could be forced to undertake alternate financings, negotiate for an extension of the maturity of our New Credit Facilities or sell assets and delay capital expenditures in order to generate proceeds that could be used to repay indebtedness under our New Credit Facilities. We cannot assure you that we will be able to consummate any such transaction on terms that are commercially reasonable, on terms acceptable to us or at all. Our failure to repay, refinance, replace or otherwise extend the maturity of our New Credit Facilities could result in an event of default under the indenture governing the notes and our New Credit Facilities, which could lead to an acceleration or repayment of substantially all of our outstanding debt.

We require a significant amount of cash to service our indebtedness. Our ability to generate cash depends upon many factors beyond our control.

Our ability to make payments on and to refinance our debt, including the notes, and to fund planned capital expenditures and working capital increases, will depend upon our ability to generate cash in the future. If the Transactions are consummated, our debt service requirements will increase substantially due to the higher principal amount of debt that will be outstanding. Our ability to generate cash is subject to economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs. Any inability to generate sufficient cash flow could have a material adverse effect on our financial condition or results of operations.

The notes and the guarantees will be unsecured and effectively subordinated to our and the guarantors’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to the indebtedness of any future non-guarantor subsidiaries.

The notes and the guarantees will be our senior unsecured obligations ranking effectively junior in right of payment to all of our and the guarantors’ existing and future secured indebtedness and that of each guarantor, including indebtedness under our New Credit Facilities, to the extent of the value of the assets securing such indebtedness. Additionally, the indenture governing the notes in certain circumstances will permit us to incur additional secured indebtedness in the future. The notes will also be structurally subordinated to any indebtedness and other liabilities of any future non-guarantor subsidiaries.

In the event that we or a guarantor declares bankruptcy, becomes insolvent or is liquidated or reorganized, holders of our and the guarantors’ secured indebtedness will be entitled to be paid in full from our assets or the assets of such guarantor, as applicable, securing such indebtedness before any payment may be made with respect to the notes or the affected guarantee.

Holders of the notes will participate ratably in our remaining assets with all holders of our senior unsecured indebtedness, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of our secured indebtedness.

As of April 2, 2011, on a pro forma basis, the notes and the guarantees would have been effectively subordinated in right of payment to approximately $190.0 million of senior secured indebtedness under the New Term Loan Facility and any amounts borrowed under the New Revolving Credit Facility.

The covenants in our New Credit Facilities and the indenture governing the notes will impose restrictions that may limit our operating and financial flexibility and may limit our ability to make payments on the notes.

Our New Credit Facilities and the indenture governing the notes will contain a number of significant restrictions and covenants that limit our ability, among other things, to:

•	create liens;

•	incur additional debt, guarantee debt and issue preferred stock;

•	pay dividends;

•	make redemptions and repurchases of certain capital stock;

•	make capital expenditures and specified types of investments;

•	prepay, redeem or repurchase subordinated debt;

•	sell certain assets or engage in acquisitions, mergers and consolidations;

•	change the nature of our business;

•	engage in affiliate transactions; and

•	restrict dividends or other payments from restricted subsidiaries.

In the event that a certain minimum amount is borrowed and outstanding under the New Revolving Credit Facility, for so long as any such amount is outstanding, we will be required to comply with a total leverage ratio. Furthermore, our consolidated EBITDA as of the end of any fiscal quarter on a trailing four-quarters basis is not permitted to be less than $50.0 million.

These covenants could materially and adversely affect our ability to finance our future operations or capital needs. Furthermore, they may restrict our ability to expand, pursue our business strategies and otherwise conduct our business. Our ability to comply with these covenants may be affected by circumstances and events beyond our control, such as prevailing economic conditions and changes in regulations, and we cannot assure you that we will be able to comply with such covenants. These restrictions also limit our ability to obtain future financings to withstand a future downturn in our business or the economy in general. In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of the notes and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

A breach of any covenant in the New Credit Facilities or the agreements and indentures governing any other indebtedness that we may have outstanding from time to time, including the indenture governing the notes, would result in a default under that agreement or indenture after any applicable grace periods. A default, if not waived, could result in acceleration of the debt outstanding under the agreement and in a default with respect to, and an acceleration of, the debt outstanding under other debt agreements. If that occurs, we may not be able to make all of the required payments or borrow sufficient funds to refinance such debt. Even if new financing were available at that time, it may not be on terms that are acceptable to us or terms as favorable as our current agreements. If our debt is in default for any reason, our business, results of operations and financial condition could be materially and adversely affected. See “Description of Other Indebtedness.”

In the event of a default, we may have insufficient funds to make any payments due on the notes.

A default under the indenture governing the notes could lead to a default under existing and future agreements governing our indebtedness, including the credit agreement governing our New Revolving Credit Facility. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness or the notes.

A subsidiary guarantee could be voided if it constitutes a fraudulent conveyance under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

The guarantors’ guarantees of the notes may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of our or the guarantors’ unpaid creditors. Under these laws, if in such a lawsuit a court were to find that, at the time a guarantor incurred debt (including debt represented by the guarantee) or, in some states, when payments become due under the guarantee, such guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•

received less than reasonably equivalent value or fair consideration for incurring this debt and the guarantor (i) was insolvent or was rendered insolvent by reason of the related Financing Transactions; (ii) was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature, as all the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes, then the court could void the guarantee or subordinate the amounts owing under the guarantee to the guarantor’s presently existing or future debt or take other actions detrimental to you.

The measure of insolvency for purposes of the foregoing considerations will vary depending on the law of the jurisdiction that is being applied in any such proceeding. Generally, an entity would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, was greater than its assets, at fair valuation; or

•

the present fair saleable value of its assets was less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

If a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that guarantor and will only be our creditor or that of any guarantor whose obligation was not set aside or found to be unenforceable. In addition, the loss of a guarantee will constitute an event of default under the indenture governing the notes, which event of default could cause all outstanding notes to become immediately due and payable.

The indenture governing the notes will contain a provision intended to limit each subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent conveyance. Such provision may not be effective to protect the subsidiary guarantees from being voided as a fraudulent conveyance under applicable law.

We may not be able to make the change of control offer required by the indenture governing the notes.

We may be unable to purchase the notes upon a change of control, as defined in the indenture governing the notes. Upon a change of control, we will be required to offer to purchase all of the notes then outstanding for cash at 101% of the principal amount on the date of purchase plus accrued and unpaid interest, if any, on the notes purchased to the date of purchase. If a change of control were to occur, we may not have sufficient funds to pay the change of control purchase price and we may be required to secure third-party financing to do so. However, we may not be able to obtain such financing on commercially reasonable terms, on terms acceptable to us or at all.

A change of control under the indenture governing the notes may also result in an event of default under our New Credit Facilities which may cause the acceleration of indebtedness outstanding thereunder, in which case, proceeds of collateral pledged to secure borrowings thereunder would be used to repay such borrowings before we repay the notes. In addition, our future indebtedness may also contain restrictions on our ability to repurchase the notes upon certain events, including transactions that could constitute a change of control under the indenture governing the notes. Our failure to repurchase the notes upon a change of control would constitute an event of default under the indenture governing the notes and would have a material adverse effect on our financial condition.

We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the notes.

The provisions of the indenture governing the notes may allow us to enter into transactions, such as acquisitions, refinancing or recapitalizations, that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the notes. The definition of change of control for purposes of the notes includes a phrase relating to the transfer of “all or substantially all” of our assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require us to repurchase notes as a result of a transfer of less than all of our assets to another person may be uncertain.

We face risks related to rating agency downgrades.

We expect one or more rating agencies to rate the notes. If such rating agencies either assign the notes a rating lower than the rating expected by the investors or reduce the rating in the future, the market price of the notes would be adversely affected. In addition, if any of our other outstanding debt is rated and subsequently downgraded, raising capital will become more difficult, borrowing costs under our New Revolving Credit Facility and other future borrowings may increase and the market price of the notes may decrease.

There are restrictions on your ability to transfer or resell your notes.

We will be relying on an exemption from registration under the Securities Act and state securities laws in offering the notes. Therefore, the notes may be transferred or resold only in transactions registered, or exempt from registration, under the Securities Act and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time.

We and the guarantors will agree pursuant to a registration rights agreement to be entered into on the issue date to, under certain circumstances, use commercially reasonable efforts to offer to exchange the notes for equivalent notes registered under U.S. securities laws or, in certain circumstances, register the reoffer and resale of the notes under the U.S. securities laws. The SEC, however, has broad discretion to declare any registration statement with respect to such an exchange offer effective and may delay, defer or suspend the effectiveness of any such registration statement for a variety of reasons. No assurances can be given that any such registration statement, even if required by the registration rights agreement, will be declared effective by the SEC in a timely manner. Failure to have such a registration statement declared effective by the SEC in a timely manner could delay consummation of any exchange offer required by the registration rights agreement and adversely affect the liquidity and trading price of the notes.

An active public market may not develop for the notes, which may hinder your ability to liquidate your investment.

The notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange or to seek approval for quotations through any automated quotation system. The initial purchasers have advised us that they intend to make a market in the notes, but the initial purchasers are not obligated to do so. The initial purchasers may discontinue any market making in the notes at any time, in their sole discretion. We therefore cannot assure you that:

•	a liquid market for the notes will develop;

•	you will be able to sell your notes; or

•	you will receive any specific price upon any sale of the notes.

We also cannot assure you as to the level of liquidity of the trading market for the notes following the issue date of the notes, if one does develop. Historically, the market for senior notes has been subject to disruptions that cause substantial volatility in the prices of securities that are similar to the notes. The market, if any, for the notes may not be free from similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your notes. If a public market for the notes does develop, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

We may redeem your notes at our option, which may adversely affect your return.

We have the right to redeem the notes in whole or in part beginning in                 , 2015. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

Any disclosure that we may be required to make with the SEC in the future could differ in important ways from the disclosure included in this report.

In the course of review by the SEC of any filings we may make with the SEC, the SEC may require us to make changes to the description of our business, financial statements and any report other information in those filings that could differ in important ways from the way we disclose similar information in this report. The SEC could also review the presentation, reconciliation or explanation of any non-GAAP financial measures we present in those filings, including Adjusted EBITDA, and require us to change the way we present that information in those filings from the way we present similar information in this report.

The notes may be issued with original issue discount for United States federal income tax purposes.

The notes may be issued with original issue discount (“OID”) for United States federal income tax purposes. If the stated principal amount of the notes exceeds their issue price by more than a de minimis amount, the notes will be deemed issued with OID and U.S. holders will be required to include such OID in gross income (as ordinary income) on a constant yield to maturity basis in advance of the receipt of cash payment thereof, regardless of such holders’ method of accounting for United States federal income tax purposes.

If the notes are issued with OID and a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the OID (if any) that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any OID that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

Risks Related to the LaBarge Acquisition

The anticipated benefits of the LaBarge Acquisition may not be fully realized and may take longer to realize than expected, which may adversely affect our results of operations.

The proposed LaBarge Acquisition involves the integration of LaBarge’s operations with our existing operations, and there are uncertainties and challenges inherent with the integration of LaBarge’s business into our operations which may cause the anticipated benefits of the acquisition not being fully realized or taking longer to realize than expected. We will be required to devote significant management attention and resources to integrating LaBarge’s operations into our operations. Delays or unexpected difficulties in the integration process could adversely affect our business, financial results and financial condition. Issues that must be addressed in integrating LaBarge’s operations include, among other things:

•	conforming standards, controls, procedures and policies, business cultures and compensation structures;

•	consolidating corporate and administrative infrastructures;

•	consolidating sales and marketing operations;

•	retaining existing customers and attracting new customers;

•	retaining key employees;

•	identifying and eliminating redundant and underperforming operations and assets;

•	minimizing the diversion of management’s attention from ongoing business concerns;

•	coordinating geographically dispersed organizations; and

•	managing tax costs or inefficiencies associated with integrating LaBarge’s operations into our operations.

Even if we are able to integrate LaBarge’s operations successfully, this integration may not result in the realization of the full benefits of synergies, cost savings and operational efficiencies that we expect or the achievement of these benefits within a reasonable period of time. In addition, we may have not discovered during the due diligence process, and we may not discover prior to closing, all known and unknown factors regarding LaBarge that could produce unintended and unexpected consequences for us. Undiscovered factors could result in us incurring financial liabilities, which could be material, and in us not achieving the expected benefits from the LaBarge Acquisition within our desired time frames, if at all.

LaBarge may have liabilities that are not known, probable or estimable at this time.

As a result of the Merger, LaBarge will become our wholly-owned subsidiary, and we will effectively assume all of its liabilities, whether or not asserted. There could be unasserted claims or assessments that we failed or were unable to discover or identify in the course of performing due diligence investigations of LaBarge. In addition, there may be liabilities that are neither probable nor estimable at this time which may become probable and estimable in the future. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business. We may learn additional information about LaBarge that adversely affects us, such as unknown, unasserted or contingent liabilities and issues relating to compliance with applicable laws.

We expect to incur significant costs in connection with the Transactions which may adversely affect our operating results and financial condition.

We expect to incur approximately $31.5 million in fees and expenses in connection with the Transactions and may incur a number of other costs associated with integrating LaBarge’s operations into our operations, which cannot be estimated accurately at this time. Additional unanticipated costs may also be incurred as we integrate LaBarge’s operations in our business. Consequently, we may incur material charges in both the quarter in which the Merger is consummated and in subsequent quarters to reflect additional costs associated with the Merger. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of LaBarge into our operations, may offset incremental transaction and transaction-related costs over time, this net benefit may not be achieved in the near term, or at all. There can be no assurance that we will be successful in our integration efforts. In addition, while we expect to benefit from leveraging distribution channels and brand names across both companies, we cannot assure you that we will achieve such benefits. If the benefits of the Merger do not exceed the costs of integrating the business of LaBarge into our business, our financial results may be adversely affected.

Our operating results after the Merger may materially differ from the pro forma information presented herein.

Our operating results after the Merger may be materially different from those shown in the pro forma information, which represents only a combination of our historical results with those of LaBarge. The Merger, financing, integration and transaction costs related to the Merger could be higher or lower than currently estimated, depending on how difficult it will be to integrate LaBarge’s business into our business.

Integrating our business with that of LaBarge may divert our management’s attention away from operations.

Successful integration of our and LaBarge’s operations, products and personnel may place a significant burden on our management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process, could harm our business, financial conditions and operating results.

Failure to retain key employees could diminish the anticipated benefits of the LaBarge Acquisition.

The success of the LaBarge Acquisition will depend in part upon the retention of personnel critical to the LaBarge business due to, for example, their technical skills or management expertise. Employees may experience uncertainty about their future roles until clear strategies are announced or executed. Ducommun and LaBarge, while similar, do not have the same corporate cultures, and some LaBarge employees may not want to work for us. In addition, competitors may recruit employees of LaBarge during the integration stage. If we are unable to retain LaBarge personnel that are critical to the successful integration and future operation of our company, we could face disruptions in operations; loss of existing LaBarge customers, key information and expertise or know-how; and unanticipated additional recruiting and training costs. In addition, the loss of key personnel could diminish the benefits of the LaBarge Acquisition actually achieved by us. Although LaBarge has entered into one-year employment agreements with six key LaBarge executive officers that will be effective upon closing of the Merger, there can be no assurances that such executives will stay with the combined company through the term of their agreements or afterwards.

Legal proceedings in connection with the Merger could delay or prevent the completion of the Merger, may result in significant monetary costs or may otherwise negatively impact the business and operations of Ducommun and LaBarge.

LaBarge, certain of its directors, Ducommun and Merger Sub are parties to several lawsuits filed by third parties seeking damages and equitable relief, including an injunction against the Merger, and costs and expenses of the litigation, including attorneys’ fees, in connection with the Merger Agreement. Additional purported class action lawsuits may also be filed by stockholders and/or third parties challenging the LaBarge Acquisition. One of the conditions to the closing of the Merger is that no governmental authority has enjoined the consummation of the Merger. If a plaintiff is successful in obtaining an injunction prohibiting consummation of the Merger, then the injunction may delay the Merger or prevent the Merger from being completed. Any conclusion of such litigation in a manner adverse to Ducommun or LaBarge could have a material adverse effect on each company’s business, financial condition and results of operations. In addition, the cost of defending this litigation, even if resolved favorably, could be substantial. Such litigation could also substantially divert the attention of management and resources in general. Furthermore, uncertainties resulting from the initiation and continuation of any litigation could harm the ability of Ducommun or LaBarge to compete in the marketplace.

Uncertainty regarding the Merger may cause customers and suppliers to delay or defer decisions concerning us and LaBarge and adversely affect each company’s business, financial condition and operating results.

The Merger will occur only if stated conditions are met, many of which are outside the control of Ducommun and LaBarge, and both parties also have rights to terminate the Merger Agreement under specified circumstances. Accordingly, there may be uncertainty regarding the completion of the Merger. This uncertainty may cause customers and suppliers to delay or defer decisions concerning Ducommun or LaBarge products, which could negatively affect their respective businesses. Customers and suppliers may also seek to change existing agreements with Ducommun or LaBarge as a result of the Merger. Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on the respective businesses of Ducommun and LaBarge, regardless of whether the Merger is ultimately completed. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the Merger could have a material adverse effect on each company’s business, regardless of whether the Merger is completed.

Risks Related to the Combined Business

Aerospace markets are cyclical.

The aerospace markets in which we sell our products are cyclical and have experienced periodic declines. Our sales are, therefore, unpredictable and tend to fluctuate based on a number of factors, including economic conditions and developments affecting the aerospace industry and the customers served.

We depend heavily upon a concentrated base of customers which are subject to unique risks, and a significant reduction in sales to any of our major customers, or the loss of a major customer, could have a material impact on our financial results.

In fiscal year 2010, approximately 26% of Ducommun’s sales were for Boeing commercial and military aircraft programs, 8% of our sales were for United Technologies (Sikorsky Black Hawk helicopter) programs and 12% of our sales were for Raytheon military aircraft programs on a stand-alone basis. In addition, LaBarge depends heavily on a concentrated base of customers with its three largest customers accounting for 14.0% (Owens-Illinois, Inc.), 8.8% (American Superconductor) and 8.2% (Raytheon Company), respectively, of net sales in fiscal year 2010. On a pro forma basis, 2010 sales to Boeing, Raytheon, Owens-Illinois, United Technologies and American Superconductor were 15%, 10%, 6%, 6% and 4%, respectively. Any significant change in production rates by these customers would have a material effect on our results of operations and cash flows. There is no guarantee that our current significant customers will continue to buy products from us at current levels, and that we will retain any or all of our existing customers or LaBarge’s customers, following the Merger or that we will be able to form new relationships with customers upon the loss of one or more of our or LaBarge’s existing customers. This risk may be further complicated by pricing pressures, intense competition prevalent in our industry and other factors. The loss of a significant customer could have a material adverse effect on us.

For example, on April 5, 2011, American Superconductor announced that its largest customer, Sinovel Wind Group Co. Ltd. (“Sinovel”), which provided 75% of American Superconductor’s net sales for the nine months ended December 2010, had refused to accept contracted shipments of electrical components and spare parts in March 2011, and that Sinovel was past due on $56.0 million of shipments from prior quarters. While American Superconductor has not canceled any orders with LaBarge, it has indicated that it would delay receipt of current orders by 30 to 60 days.

As of April 3, 2011, LaBarge’s backlog for its Appleton, Wisconsin facility was $37.2 million, which includes approximately $10.6 million relating to orders for electronic systems used in wind power generation equipment with American Superconductor. Based on current estimates, backlog related to American Superconductor is scheduled to ship in the next eight months. As of April 3, 2011, the trade receivables due from American Superconductor were $2.5 million, of which $0.1 million was past due. Included in inventory as of April 3, 2011, was $0.7 million related to American Superconductor. For the nine months ended April 3, 2011, LaBarge recorded $19.0 million of net sales to this customer, which represent approximately 7.6% of total LaBarge sales and 34.8% of the Appleton operation’s net sales.

We will continue to monitor the situation and maintain contact with American Superconductor. If the orders to American Superconductor are canceled, substantially reduced or postponed for a significant period of time, our net sales could be adversely affected and we may be required to record an impairment of the goodwill related to the Appleton operation, which could have a material adverse effect on our financial results.

In addition, we generally make sales under purchase orders and short term contracts that are subject to cancellation, modification or rescheduling. Changes in the economic environment and the financial condition of the industries we serve could result in customer requests for rescheduling or cancellation of contractual orders. Some of our contracts have specific provisions relating to schedule and performance, and failure to deliver in accordance with such provisions could result in cancellations, modifications, rescheduling and/or penalties, in some cases at the customers’ convenience and without prior notice. While we have normally recovered our direct and indirect costs, if we experience such cancellations, modifications, or rescheduling that cannot be replaced in a timely fashion, this could have a material adverse effect on our financial results.

A significant portion of our business depends upon government spending.

We derive a significant portion of our business from contracts related to orders for or associated with the U.S. Government. In 2010 approximately 60% of Ducommun’s sales were derived from military and space markets. In addition, for the years ended June 27, 2010 and June 28, 2009, approximately 42.0% and 46.3%, respectively, of LaBarge’s net sales were derived from subcontracts with OEMs on contracts with the U.S. Government. On a pro forma basis, 2010 sales related to orders for or associated with the U.S. Government were 50%. Accordingly, the success of our business depends upon government spending, which, among other factors, depends upon:

•

changes in fiscal policies or decreases in available government funding, including budgetary constraints affecting federal government spending generally, or specific departments or agencies in particular;

•	the adoption of new laws or regulations or changes to existing laws or regulations;

•	changes in political or social attitudes with respect to security and defense issues;

•	changes in federal government programs or requirements, including the increased use of small business providers;

•	increases in the federal government initiatives related to in-sourcing;

•	changes in or delays related to government restrictions on the export of defense articles and services, as a result of greater volatility in foreign economic and political environments or otherwise;

•	federal government shutdowns (such as that which occurred during the federal government’s 1996 fiscal year) and other potential delays or changes in the government appropriations process;

•	general economic conditions; and

•	delays in the payment of our invoices by government payment offices.

These and other factors could cause governments and government agencies, or prime contractors that use us as a subcontractor, to reduce their purchases under existing contracts, to exercise their rights to terminate contracts at-will or to abstain from exercising options to renew contracts, any of which could have an adverse effect on our business, financial condition and results of operations.

Further, certain U.S. Government programs in which we participate may extend for several years; however, these programs are typically funded annually. Changes in the government’s strategy and priorities may affect our existing programs and future opportunities. Our government contracts and related orders with the U.S. Government are subject to cancellation, or delay, if appropriations for subsequent performance periods are not made. In addition, we anticipate that the U.S. Department of Defense budget will be under pressure as the current administration is faced with competing national priorities. The termination of funding for existing or new U.S. Government programs could have a material adverse effect our financial results.

We are subject to extensive regulation and audit by the Defense Contract Audit Agency.

The accuracy and appropriateness of certain costs and expenses used to substantiate our direct and indirect costs for the U.S. Government are subject to extensive regulation and audit by the Defense Contract Audit Agency, an arm of the Department of Defense. Such audits and reviews could result in adjustments to our contract costs and profitability. We have recorded contract net sales based upon costs expected to be realized upon final audit. However, we do not know the outcome of any future audits and adjustments may be required to reduce net sales or profits upon completion and final negotiation of audits. If any audit or review were to uncover inaccurate costs or improper activities, we could be subject to penalties and sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from conducting future business with the U.S. Government. Any such outcome could have a material adverse effect on our financial results.

Federal government contracts contain provisions giving government customers a variety of rights that are unfavorable to us and the OEMs to whom we provide products and services, including the ability to terminate a contract at any time for convenience.

As noted above, we derive a significant portion of our net sales from subcontracts under federal government prime contracts. A portion of our net sales is also derived from direct contracts with the federal government. Federal government contracts contain provisions and are subject to laws and regulations that give the government rights and remedies not typically found in commercial contracts. These provisions may allow the government to:

•	terminate existing contracts for convenience, as well as for default;

•	reduce orders under or otherwise modify contracts or subcontracts;

•	cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	decline to exercise an option to renew a multi-year contract;

•	suspend or debar us from doing business with the federal government or with a governmental agency;

•

prohibit future procurement awards with a particular agency as a result of a finding of an organizational conflict of interest based upon prior related work performed for the agency that would give a contractor an unfair advantage over competing contractors;

•	subject the award of contracts to protest by competitors, which may require the contracting agency or department to suspend our performance pending the outcome of the protest;

•	claim rights in products and systems produced by us; and

•	control or prohibit the export of the products and related services we offer.

If the U.S. Government terminates a contract for convenience, the counterparty with whom we have contracted on a subcontract may terminate its contract with us. As a result of any such termination, whether on a direct government contract or subcontract, we may recover only our incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the U.S. Government terminates a direct contract with us for default, we may not even recover those amounts and instead may be liable for excess costs incurred by the U.S. Government in procuring undelivered items and services from another source. Contracts with foreign governments generally contain similar provisions relating to termination at the convenience of the customer.

In addition, the U.S. Government is typically required to open all programs to competitive bidding and, therefore, may not automatically renew any of its prime contracts. If one or more of our government prime or subcontracts is terminated or cancelled, our failure to replace sales generated from such contracts would result in lower sales and have an adverse effect on our earnings, which would adversely affect our business, results of operations and financial condition.

Misconduct of our employees, agents and business partners, including security breaches, are difficult to detect and deter, could result in reputational damage, could subject us to fines and penalties and could cause us to lose our ability to contract with the U.S. Government.

Misconduct, fraud or other improper activities by our employees, agents or business partners could have a significant adverse impact on our business and reputation, particularly because we are a U.S. Government contractor. While we have implemented policies prohibiting these activities, our policies may not prevent or deter all misconduct. Such misconduct could include the failure to comply with U.S. Government procurement regulations, regulations regarding the protection of classified information, legislation regarding the pricing of labor and other costs in U.S. Government contracts, regulations on lobbying or similar activities, environmental laws and any other applicable laws or regulations. Misconduct involving data security lapses resulting in the compromise of personal information or the improper use of our customers’ sensitive or classified information could result in remediation costs, regulatory sanctions against us and serious harm to our reputation. Other examples of potential misconduct include falsifying time records and violations of the Anti-Kickback Act or the Foreign Corrupt Practices Act. Our failure to comply with applicable laws or regulations or misconduct by any of our employees, agents or business partners could result in reputational damage, could subject us to fines and penalties, suspension or debarment from contracting with the U.S. Government and loss of security clearance, any of which would adversely affect our business, results of operations and financial condition.

Some of our contracts with the U.S. Government are classified which may limit investor insight into portions of our business.

We derive a portion of our net sales from programs with the U.S. Government that are subject to security restrictions (classified programs), which preclude the dissemination of information that is classified for national security purposes. We are limited in our ability to provide details about these classified programs, their risks or any disputes or claims relating to such programs. As a result, you might have less insight into our classified programs than our other businesses and therefore less ability to fully evaluate the risks related to our classified business.

We face risks associated with competitive pricing pressures, which could cause price reductions, reduced profitability and loss of market share.

The aerospace and EMS industries are highly competitive and competitive pressures may adversely affect us. In both of these industries we compete worldwide with a number of domestic and international companies that have substantially greater manufacturing, purchasing, marketing and financial resources than us. In the EMS industry, many of our customers have the in-house capability to fulfill their manufacturing requirements. Our larger competitors may be able to vie more effectively for very large-scale contracts. Our larger competitors also may be able to provide clients with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past performance on large-scale contracts, geographic presence, price and availability of key professional personnel. Our competitors may have established relationships among themselves or with third parties, including through mergers and acquisitions, that could increase their ability to address customer needs. They may establish new relationships and new competitors or competitive alliances may emerge. If we are unable to successfully compete for new business, our net sales growth and operating margins may decline.

In addition, we are exposed to the introduction of lower priced competitive capabilities, significant price reductions by competitors or significant pricing pressures from customers. We are experiencing competitive pricing pressures. These pressures have had, and are expected to continue to have, an adverse effect on our financial condition and operating results. Further, there can be no assurance that competition from existing or potential competitors in other segments of our business will not have a material adverse effect on our financial results. If we do not continue to compete effectively and win contracts, our future business, financial condition, results of operations and our ability to meet our financial obligations may be materially compromised.

We use estimates when bidding on contracts and may not have the ability to control, and may not accurately estimate, costs associated with performing under fixed-price contracts. We therefore face risks of cost overruns and losses on fixed-price contracts. In addition, when determining the cost of sales to be recognized under certain long-term contracts, we are required to estimate total costs to complete the contract.

We sell many of our products under firm, fixed-price contracts providing for a fixed price for the products regardless of the production costs incurred by us. In many cases, we make multi-year firm, fixed-price commitments to our customers, without assurance that our anticipated production costs will be achieved. Contract bidding and accounting require judgment relative to assessing risks, estimating contract net sales and costs and making assumptions for scheduling and technical issues. For example, assumptions have to be made regarding the length of time to complete the contract, because costs include expected increases in prices for materials and wages, which can be particularly difficult to estimate for contracts with new customers. Similarly, assumptions have to be made regarding the future impact of our efficiency initiatives and cost reduction efforts. In order to realize a profit on these contracts, we must, when we bid these contracts, accurately estimate our costs to complete the contracts. Our failure to accurately estimate these costs can result in cost overruns, which result in reduced or lost profits. Because of the significance of the judgments and estimates involved, it is possible that materially different amounts could be obtained if different assumptions were used or if the underlying circumstances were to change. For example, if we experience manufacturing inefficiencies, start-up costs or increases in the cost of labor, materials, outside processing, overhead and other factors, our production costs may be adversely affected. Therefore, any changes in our underlying assumptions, circumstances or estimates could have a material adverse effect on our financial results.

In addition, we also face the risk of increased costs due to a rise in the prices of raw materials and components used in the manufacture of our products, including aluminum, titanium, steel and carbon fibers. Although these materials are generally available from a number of vendors and are generally in adequate supply, we have, from time to time, experienced increases in lead times for, and deterioration in availability of, aluminum, titanium and certain other materials. Moreover, certain components, supplies and raw materials for our operations are purchased from single sources. In such instances, we strive to develop alternative sources and design modifications to minimize the potential for business interruptions.

Risks associated with operating and conducting our business outside the United States could adversely impact us.

We have facilities in Thailand and Mexico and derive a portion of our net sales from direct foreign sales. Further, our customers may derive portions of their sales to non-U.S. customers. As a result, we are subject to the risks of conducting and operating our business internationally, including:

•	political instability;

•	local economic conditions;

•	economic and geopolitical developments and conditions;

•	foreign currency fluctuations;

•	foreign government regulatory requirements;

•	domestic and international government policies, including requirements to expend a portion of program funds locally and governmental industrial cooperation requirements;

•	delays in placing orders;

•	the uncertainty of the ability of non-U.S. customers to finance purchases;

•	uncertainties and restrictions concerning the availability of funding credit or guarantees;

•

compliance with a variety of international laws, as well as U.S. laws affecting the activities of U.S. companies conducting business abroad, including, but not limited to, the Foreign Corrupt Practices Act;

•	imposition of taxes, export controls, tariffs, embargoes and other trade restrictions; and

•	the potentially limited availability of skilled labor in proximity to our facilities.

While the impact of these factors is difficult to predict, any one or more of these factors could have a material adverse effect on our financial results.

Our products and processes are subject to risks from changes in technology.

Our products and processes are subject to risks of obsolescence as a result of changes in technology. The future success of our business will depend in large part upon our and our customers’ ability to maintain and enhance technological capabilities, develop and market manufacturing services that meet changing customer needs and successfully anticipate or respond to technological advances in manufacturing processes on a cost-effective and timely basis. To address this risk, we invest in product design and development, and undertake capital expenditures. There can be no guarantee that our product design and development efforts will be successful, or that funds required to be invested in product design and development or incurred as capital expenditures will not increase materially in the future.

Many of our contracts require innovative design capabilities, are technologically complex, require state-of-the-art manufacturing expertise, or are dependent upon factors beyond our control.

We manufacture and assist in the design of technologically advanced and innovative products that are applied by our customers in a variety of environments. Problems and delays in development or delivery of our products and services, which could prevent us from meeting our contractual requirements, include changes in our customers’ required designs, acceptance of the customers’ designs in the marketplace, technology, licensing and patent rights, labor, learning curve assumptions, materials and components, as well as the timing of purchase orders placed or required delivery dates, variation in demand for customers’ products, federal government funding, regulatory changes affecting customers’ industries, customer efforts to manage their inventory, changes in customers’ manufacturing strategies and customers’ technical problems or issues. Any such problems or delays could have a material adverse effect on our financial results.

We face risks associated with acquisitions and dispositions of businesses.

A key element of our long-term strategy has been growth through acquisitions. We are continuously reviewing and actively pursuing acquisitions outside of our current markets. Acquisitions, including the LaBarge Acquisition, may require us to incur additional indebtedness, resulting in increased leverage. Any significant acquisition, including the LaBarge Acquisition, may result in a material weakening of our financial position and a material increase in our cost of borrowings. Acquisitions also may require us to issue additional equity, resulting in dilution to existing stockholders. This additional financing for acquisitions and capital expenditures may not be available on terms acceptable or favorable to us. Acquired businesses, including LaBarge, if the Merger is consummated, may not achieve anticipated results, which could have a material adverse effect on our financial condition, results of operations and cash flows. We also periodically review our existing businesses to determine if they are consistent with our strategy. We have sold, and may sell in the future, business units and product lines, which may result in either a gain or loss upon disposition.

Our acquisition strategy exposes us to risks. We may not be able to consummate acquisitions on satisfactory terms or, if any acquisitions are consummated, to satisfactorily integrate these acquired businesses. Our ability to grow by acquisition is dependent on, among other factors, the availability of suitable acquisition candidates. Growth by acquisition involves risks that could have a material adverse effect on our business, financial condition and operating results, including difficulties in integrating the operations and personnel of acquired companies, the potential amortization of acquired intangible assets, potential impairment of goodwill and the potential loss of key customers or employees of acquired companies. For specific risks relating to the LaBarge Acquisition, see “Risk Factors—Risks Related to the LaBarge Acquisition.”

Goodwill and/or other intangible assets could be impaired in the future, resulting in substantial losses and write-downs.

In assessing the recoverability of goodwill, management is required to make certain critical estimates and assumptions. These estimates and assumptions included improvements in manufacturing efficiency, reductions in operating costs and obtain increases in sales and backlog. Due to many variables inherent in the estimation of a business’s fair value and the relative size of our recorded goodwill, differences in estimates and assumptions may have a material effect on the results of our impairment analysis. If any of these or other estimates and assumptions are not realized in the future, or if market multiples decline, we may be required to record an additional impairment charge for goodwill. Ducommun’s goodwill on a stand-alone basis was $101.1 million, or 28.3% of Ducommun’s total assets as of April 2, 2011; LaBarge’s goodwill on a stand-alone basis was $43.4 million, or 20.4% of LaBarge’s total assets as of April 3, 2011. The goodwill for the combined company on a pro forma basis as of April 2, 2011 was $189.7 million, or 22.3% of the combined company’s total assets.

In addition, as discussed in “Risk Factors—Risks Related to the Combined Business—We depend heavily upon a concentrated base of customers which are subject to unique risks, and a significant reduction in sales to any of our major customers, or the loss of a major customer, could have a material impact on our financial results,” we may be required to record an impairment of the goodwill related to our Appleton, Wisconsin operation if American Superconductor orders are canceled, substantially reduced or postponed for a significant period of time. In December 2008, LaBarge acquired the assets of its Appleton operation which included $19.1 million of goodwill and $9.7 million of intangible customer list. As of April 3, 2011, the net book value of the customer list was $6.9 million. As of April 3, 2011, LaBarge’s backlog for the Appleton operation was $37.2 million, which includes approximately $10.6 million relating to orders at the Appleton facility for electronic systems used in wind power generation equipment with American Superconductor. Based on current estimates, backlog related to American Superconductor is scheduled to ship in the next nine months. As of April 3, 2011, the trade receivables due from this customer were $2.5 million, of which $0.1 million was past due. Included in inventory as of April 3, 2011, was $0.7 million related to this customer. For the nine months ended April 3, 2011, LaBarge has recorded $19.0 million of sales to this customer, which represent approximately 7.6% of total LaBarge sales and 34.8% of the Appleton operation’s sales.

Significant consolidation in the aerospace and defense industry could adversely affect our business and financial results.

The aerospace and defense industry is experiencing significant consolidation, including our customers, competitors and suppliers. Consolidation among our customers may result in delays in the award of new contracts and losses of existing business. Consolidation among our competitors may result in larger competitors with greater resources and market share, which could adversely affect our ability to compete successfully. Consolidation among our suppliers may result in fewer sources of supply and increased cost to us.

Our failure to meet the quality or delivery expectations of customers could adversely affect our business and financial results.

Our ability to deliver our products and services on schedule is dependent upon a variety of factors, including execution of internal performance plans, availability of raw materials, internal and supplier produced parts and structures, conversion of raw materials into parts and assemblies and performance of suppliers and others. Our customers expect on-time delivery and quality with respect to our products. In some cases, we do not presently satisfy these customer expectations, particularly with respect to on-time delivery. If we fail to meet the quality or delivery expectations of our customers, this failure could lead to the loss of one or more significant customers.

We rely on numerous third-party suppliers for components used in our production process. Certain of these components are available only from single sources or a limited number of suppliers, or similarly, customers’ specifications may require us to obtain components from a single source or certain suppliers. These and other factors, including the loss of a critical supplier, could cause disruptions or cost inefficiencies in our operations compared to our competitors that have greater direct purchasing power, which could have a material adverse effect on our financial results.

In addition, from time to time, we have experienced shortages of some of the components that it uses in production. These shortages can result from strong demand for those components or from problems experienced by suppliers and can result in delays in production, which may prevent us from making scheduled shipments to customers. Our inability to make scheduled shipments could cause us to experience a reduction in sales and an increase in inventory levels and costs, and could adversely affect relationships with existing and prospective customers. Component shortages may also increase our cost of goods sold because we may be required to pay higher prices for components in short supply and redesign or reconfigure products to accommodate substitute components. As a result, component shortages could have a material adverse effect on our financial results.

Internal system or service failures could disrupt our business and impair our ability to effectively provide the products and related services we offer to our customers, which could damage our reputation and adversely affect our business, results of operations and financial condition.

Any system or service disruptions, including those caused by projects to improve our information technology systems, if not anticipated and appropriately mitigated, would have a material adverse effect on our business. We could also be subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, intruders or hackers, computer viruses, natural disasters, power shortages or terrorist attacks. Any such failures could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption which would adversely affect our business, results of operations and financial condition.

Our operating results may fluctuate significantly and fall below expectations, as well as make future results difficult to predict.

We depend on contract awards from our customers, the size and timing of which vary from period to period. Accordingly, our results of operations have varied historically and may continue to fluctuate significantly from period to period, including on a quarterly basis. Consequently, results of operations in any period should not be considered indicative of the operating results that may be experienced in any future period. Factors that may adversely impact our quarterly and annual results include, but are not limited to, the following:

•	general economic conditions;

•	changes in sales mix and volume to customers;

•	changes in delivery schedules of our customers and their customers;

•	changes in availability and cost of components used by us in our products and services;

•	volume of customer orders relative to our production capacity;

•	market demand and acceptance of our customers’ products;

•	price erosion within the EMS marketplace;

•	a downturn in the aerospace and defense markets;

•	the announcement or introduction of new or enhanced services by our competitors; and

•	capital equipment requirements needed to remain technologically competitive.

Continued economic uncertainty or a weakening of the global economy may materially adversely affect our business.

Our sales and gross profits depend significantly upon general economic conditions and the demand for products in the markets in which our customers compete. For example, the recent economic recession and related decline in demand for products and services across certain industries caused certain of our customers, particularly in our industrial and natural resources markets, to reduce their manufacturing and supply chain outsourcing, negatively impacting our capacity utilization levels. In addition, we provide services to companies and industries that have in the past, and may in the future, experience financial difficulty. If our customers experience financial problems, we could have difficulty in recovering amounts owed to us from these customers, or demand for our products and services from these customers could decline. If our suppliers experience financial problems, we could have difficulty sourcing materials necessary to fulfill production requirements and meet scheduled shipments. Continuing economic uncertainty or a weakening of the global economy could affect our customers’ and suppliers’ access to capital and liquidity. If one or more of our customers were to become insolvent or otherwise unable to pay for the products and services provided by us on a timely basis, or at all, our financial results could be materially adversely affected.

We may not have the ability to renew facilities leases on terms favorable to us and relocation of operations presents risks due to business interruption.

Certain of our manufacturing facilities and offices are leased and have lease terms that expire between 2012 and 2020. The majority of these leases provide us with the opportunity to renew the leases at our option and, if renewed, provide that rent will be equal to the fair market rental rate at the time of renewal, which could be significantly higher than our current rental rates. We may be unable to offset these cost increases by charging more for our products and services. Furthermore, continued economic conditions may continue to negatively impact and create greater pressure in the commercial real estate market, causing higher incidences of landlord default and/or lender foreclosure of properties, including properties occupied by us. While we maintain certain non-disturbance rights in most cases, it is not certain that such rights will in all cases be upheld and our continued right of occupancy in such instances is potentially jeopardized. An occurrence of any of these events could have a material adverse effect on our financial results.

Additionally, if we choose to move any of our operations, those operations will be subject to additional relocation costs and associated risks of business interruption.

Our operations are subject to numerous laws, regulations and restrictions, and failure to comply with these laws, regulations and restrictions could subject us to liability for penalties, including termination of our U.S. Government contracts and subcontracts, disqualification from bidding on future U.S. Government contracts and subcontracts, suspension or debarment from U.S. Government contracting and various other fines and penalties.

Our contracts and operations are subject to various laws and regulations. Prime contracts with various agencies of the U.S. Government, and subcontracts with other prime contractors, are subject to numerous laws and regulations which affect how we do business with our customers and may impose added costs on our business. These laws and regulations include:

•	the Federal Acquisition Regulation and supplements, which regulate the formation, administration and performance of U.S. Government contracts;

•	the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with certain contract negotiations;

•

the Civil False Claims Act, which provides for substantial civil penalties for violations, including for submission, or causing the submission of, a false or fraudulent claim to the U.S. Government for payment or approval;

•	the U.S. Government Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based U.S. Government contracts and subcontracts;

•

the Procurement Integrity Act, which requires evaluation of ethical conflicts surrounding procurement activity and establishing certain employment restrictions for individuals who participate in the procurement process; and

•	the International Traffic in Arms Regulations, promulgated under the Arms Export Control Act, which authorizes the President to control the export and import of defense articles and defense services.

Noncompliance found by any one agency could result in fines, penalties, debarment or suspension from receiving additional contracts with all U.S. Government agencies. Given our dependence on U.S. Government business, suspension or debarment could have a material adverse effect on our financial results.

In addition, the U.S. Government may revise its procurement practices or adopt new contract rules and regulations, at any time. The U.S. Government may also face restrictions or pressure regarding the type and amount of services it may obtain from private contractors. Congressional legislation and initiatives dealing with mitigation of potential conflicts of interest, procurement reform and shifts in the buying practices of U.S. Government agencies resulting from those proposals, such as increased usage of fixed-price contracts which transfer some risks from the U.S. Government to the performing contractors, could have adverse effects on government contractors, including us. Any of these changes could impair our ability to obtain new contracts or subcontracts or renew contracts or subcontracts under which we currently perform when those contracts are put up for recompetition. Any new contracting methods could be costly or administratively difficult for us to implement and could adversely affect our future net sales.

In addition, our international operations subject us to numerous U.S. and foreign laws and regulations, including, without limitation, regulations relating to import-export control, technology transfer restrictions, repatriation of earnings, exchange controls, the Foreign Corrupt Practices Act and the anti-boycott provisions of the U.S. Export Administration Act. Changes in regulations or political environments may affect our ability to conduct business in foreign markets including investment, procurement and repatriation of earnings. Failure by us or our sales representatives or consultants to comply with these laws and regulations could result in certain liabilities and could possibly result in suspension or debarment from government contracts or suspension of our export privileges, which could have a material adverse effect on our financial results.

The occurrence of litigation in which we could be named as a defendant is unpredictable.

From time to time, we and our subsidiaries, including LaBarge after the consummation of the Merger, are involved in various legal and other proceedings that are incidental to the conduct of our business. See “Business—Legal Proceedings.” For example, LaBarge received a Wells notice from the staff of the SEC alleging violations of securities laws in connection with certain of LaBarge’s financial reporting processes during primarily 2006 and 2007. While we believe no current proceedings, if adversely determined, could have a material adverse effect on our financial results, no assurances can be given. Any such claims may divert financial and management resources that would otherwise be used to benefit our operations and could have a material adverse effect on our financial results.

Environmental liabilities could adversely affect our financial results.

We are subject to various environmental laws and regulations, including those relating to the use, storage, transport, discharge and disposal of hazardous chemicals used during our manufacturing process. We do not carry insurance for these potential environmental liabilities. Any failure by us to comply with present or future regulations could subject us to future liabilities or the suspension of production, which could have a material adverse effect on our financial results. Moreover, some environmental laws relating to contaminated sites can impose joint and several liability retroactively regardless of fault or the legality of the activities giving rise to the contamination.

The DAS chemical milling business uses various acid and alkaline solutions in the chemical milling process, resulting in potential environmental hazards. Despite existing waste recovery systems and continuing capital expenditures for waste reduction and management, at least for the immediate future, this business will remain dependent upon the availability and cost of remote hazardous waste disposal sites or other alternative methods of disposal.

Our DAS subsidiary has been directed by government environmental agencies to investigate and take corrective action for groundwater contamination at two of its facilities. DAS is also a potentially responsible party at certain sites at which it previously disposed of hazardous wastes. There can be no assurance that future developments, lawsuits and administrative actions and liabilities relating to environmental matters will not have a material adverse effect on our results of operations or cash flows.

In addition, certain of our customers must be in compliance with the European standard, Restriction of Hazardous Substances in Electrical and Electronic Equipment (RoHS Directive 2002-95-EC), for all products shipped to the European marketplace. The purpose of the directive is to restrict the use of hazardous substances in electrical and electronic equipment and to contribute to the environmentally sound recovery and disposal of electrical and electronic equipment waste. In addition, electronic component manufacturers must produce electronic components that are lead-free. Our Pittsburgh operation has implemented lead-free wave solder and reflow systems. We rely on numerous third-party suppliers for components used in our production process and there can be no assurances these suppliers will comply with this standard. Noncompliance could have a material adverse effect on our financial results.

Product liability claims in excess of insurance could adversely affect our financial results and financial condition.

We face potential liability for personal injury or death as a result of the failure of products designed or manufactured by us. Although we currently maintain aircraft product liability insurance, any material product liability not covered by insurance could have a material adverse effect on our financial condition, results of operations and cash flows.

Damage or destruction of our facilities caused by storms, earthquake or other causes could adversely affect our financial results and financial condition.

We have operations located in regions of the U.S. that may be exposed to damaging storms, earthquakes and other natural disasters. Although we maintain standard property casualty insurance covering our properties and may be able to recover costs associated with certain natural disasters through insurance, we do not carry any earthquake insurance because of the cost of such insurance. Many of our properties are located in Southern California, an area subject to earthquake activity. Our California facilities generated $231.7 million in net sales during fiscal year 2010. Even if covered by insurance, any significant damage or destruction of our facilities due to storms, earthquakes or other natural disasters could result in the inability to meet customer delivery schedules and may result in the loss of customers and significant additional costs to us. Thus, any significant damage or destruction of our properties could have a material adverse effect on our business, financial condition or results of operations.

If we are unable to manage our growth, our business could be adversely affected.

Sustaining our growth has placed significant demands on our management, as well as on our administrative, operational and financial resources. To continue to manage our growth, we must continue to improve our operational, financial and management information systems and expand, motivate and manage our workforce. If we are unable to successfully manage our growth without compromising our quality of service and our profit margins, or if new systems we implement to assist in managing our growth do not produce the expected benefits, our business, prospects, financial condition, operating results or our ability to meet our financial obligations could be materially and adversely affected. If we expand our business too rapidly in anticipation of increased customer demand that does not materialize, or in order to compete for contractual procurement vehicles that we are not awarded, the increase in our operating expenses could exceed our net sales growth and decrease our net income. If we are unable to manage our growth, our business, results of operations or financial condition could be adversely affected.

We are dependent upon our ability to attract and retain key personnel.

Our success depends in part upon our ability to attract and retain key engineering, technical and managerial personnel (both at the executive and at the plant) level. We face competition for management, engineering and technical personnel from other companies and organizations. Therefore, we may not be able to retain our existing management and other key personnel, or be able to fill new management, engineering and technical positions created as a result of expansion or turnover of existing personnel. The continued growth and expansion of our contract manufacturing business will require us to identify, hire, train and retain additional skilled and experienced personnel. Also, critical to ongoing operations at one of our facilities is the successful negotiation of collective bargaining agreements and the avoidance of organized work stoppages. The loss of members of our senior management group, or key engineering and technical personnel, the failure to meet recruitment and retention objectives or the inability to efficiently and successfully negotiate collective bargaining agreements could negatively impact our ability to grow and remain competitive in the future and could have a material adverse effect on our financial results.

Labor disruptions by our employees could adversely affect our business.

Following the LaBarge Acquisition, we will employ approximately 3,400 people. Our DAS subsidiary is a party to a collective bargaining agreement, expiring July 1, 2012, with labor unions at its Monrovia, California facility covering 247 full-time hourly employees at year end 2010. LaBarge is party to collective bargaining agreements, expiring January 11, 2016, at its two Joplin, Missouri facilities. Although we have not experienced any material labor-related work stoppage and consider our relations with our employees to be good, labor stoppages may occur in the future. If the unionized workers were to engage in a strike or other work stoppage, we are unable to negotiate acceptable collective bargaining agreements with the unions or if other employees were to become unionized, we could experience a significant disruption of our operations, higher ongoing labor costs and possible loss of customer contracts, which could have an adverse effect on our business and results of operations.

We are subject to the risk of increased income taxes.

We and our subsidiaries are subject to tax return audits and examinations by various taxing jurisdictions. In determining the adequacy of our provision for income taxes, we regularly assess the likelihood of adverse outcomes resulting from tax examinations. While it is often difficult to predict the final outcome or the timing of the resolution of a tax examination, we believe our tax reserves reflect the outcome of tax positions that are more likely than not to occur. However, we cannot provide complete assurance that the final determination of any tax examinations will not be materially different than that which is reflected in our current income tax provisions. Should additional taxes be assessed as a result of a current or future examination, this could have a material adverse effect on our financial results in the period or periods during which such determination is made.

Enacted and proposed changes in securities laws and regulations have increased our costs and may continue to increase our costs in the future.

In recent years, there have been several changes in laws, rules, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Sarbanes-Oxley Act of 2002 and various other new regulations promulgated by the SEC and rules promulgated by the national securities exchanges.

The Dodd-Frank Act, enacted in July 2010, expands federal regulation of corporate governance matters and imposes requirements on publicly-held companies, including us, to, among other things, provide stockholders with a periodic advisory vote on executive compensation and also adds compensation committee reforms and enhanced pay-for-performance disclosures. While some provisions of the Dodd-Frank Act are effective upon enactment, others will be implemented upon the SEC’s adoption of related rules and regulations. The scope and timing of the adoption of such rules and regulations is uncertain and accordingly, the cost of compliance with the Dodd-Frank Act is also uncertain.

Our efforts to comply with the Dodd-Frank Act and other evolving laws, regulations and standards are likely to result in increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities. Further, compliance with new and existing laws, rules, regulations and standards may make it more difficult and expensive for us to maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage.

The Transactions

The Merger

On April 3, 2011, Ducommun and Merger Sub entered into a Merger Agreement with LaBarge. Pursuant to the Merger Agreement, Ducommun will cause Merger Sub to be merged with and into LaBarge, with LaBarge continuing as the surviving corporation. As a result of the Merger, LaBarge, which will be renamed Ducommun LaBarge Technologies, Inc., will become a wholly-owned subsidiary of Ducommun.

At the Effective Time of the Merger, each outstanding share of LaBarge Common Stock, including each outstanding share of restricted stock and any associated preferred stock purchase rights granted pursuant to the Rights Agreement, dated November 8, 2001 between LaBarge and Registrar and Transfer Company (as successor rights agent to UMB Bank, N.A.), as amended, other than shares held by LaBarge or its subsidiaries, owned by Ducommun or its subsidiaries or owned by stockholders who have not consented to the Merger and who have properly demanded appraisal for their shares under Delaware law, will be cancelled and converted into the right to receive $19.25 in cash, without interest. At the Effective Time, each outstanding option will be cancelled and converted into the right to receive cash, without interest and less applicable withholding taxes, in an amount equal to the product of the excess, if any, of $19.25 over the exercise price per share of LaBarge Common Stock for such option multiplied by the total number of shares of LaBarge Common Stock then subject to such option immediately prior to the Effective Time. In connection with the Merger, we expect to pay a total purchase price of $338.1 million comprised of approximately $310.3 million to LaBarge’s stockholders and holders of other equity-based interests in LaBarge and $27.8 million of outstanding LaBarge debt which will be repaid at closing of the Merger. Consummation of the Merger is subject to the affirmative vote of at least two-thirds of the shares of LaBarge Common Stock entitled to vote thereon, the staff of the SEC not having rejected or expressly disapproved any of the material terms or conditions of that certain Offer of Settlement of LaBarge executed by LaBarge on March 18, 2011 (the “Offer of Settlement”) with the SEC (see “Business—Legal Proceedings—LaBarge”), compliance with the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and other customary closing conditions as set forth in the Merger Agreement. The LaBarge stockholder meeting is scheduled for June 23, 2011, and the applicable waiting period for consummation of the Merger under the HSR Act expired at 11:59 p.m. on May 16, 2011.

Financing Transactions

Concurrently with, and subject to, the consummation of the Merger, we expect to enter into the following Financing Transactions:

•	the borrowing of $190.0 million under a New Term Loan Facility;

•	a New Revolving Credit Facility in an aggregate principal amount of up to $60.0 million; and

•	the issuance of $200.0 million of senior notes.

Upon the satisfaction of certain conditions, if we obtain the necessary commitments, we will have the option to add one or more incremental term loan facilities or increase commitments under our New Revolving Credit Facility by an aggregate amount of up to $75.0 million. See “Description of Other Indebtedness.”

The borrowings under the New Term Loan Facility and the proceeds from the notes offering, and, to the extent necessary, a limited portion (but no greater than $10.0 million) of the New Revolving Credit Facility, will be used to finance the LaBarge Acquisition, repay the Existing Ducommun Credit Facility, repay the Existing LaBarge Credit Facility and pay fees and expenses in connection therewith. See “Use of Proceeds.” We estimate that the total amount of funds necessary to complete the Merger and the Financing Transactions including related fees and expenses is approximately $390.0 million, which includes approximately $310.3 million to be paid to LaBarge’s stockholders and holders of other equity-based interests in LaBarge, with the remaining funds being used to repay the Existing Ducommun Credit Facility, repay the Existing LaBarge Credit Facility, to pay customary fees and expenses in connection with the Merger and the Financing Transactions and to add new cash to our balance sheet.

LaBarge Management Employment Agreements

In connection with the Merger, on April 3, 2011, LaBarge entered into new employment agreements (the “Employment Agreements”) with six executive officers of LaBarge, Craig E. LaBarge, Donald H. Nonnenkamp, Randy L. Buschling, Teresa K. Huber, William D. Bitner and John R. Parmley (collectively, the “Executives”), each of which will become effective only upon consummation of the Merger. The Employment Agreements provide that upon a termination of employment without cause (as defined in the Employment Agreements) or resignation for good reason (as defined in the Employment Agreements), each Executive will be entitled to receive, as severance compensation, base salary, guaranteed bonus and employee benefits that the Executive would have otherwise been entitled to had he or she remained employed through the end of the one year term.

Use of Proceeds

The following table summarizes the estimated sources and uses of proceeds in connection with the Transactions. The actual amounts set forth in the table below and in the accompanying footnotes are subject to change and may differ at the time of the consummation of the Transactions depending upon several factors, including differences from our estimation of fees and expenses and changes in the outstanding indebtedness of Ducommun from April 2, 2011 and LaBarge from April 3, 2011 to the consummation of the Transactions. You should read the following together with the information included under the headings “The Transactions” and “Unaudited Pro Forma Condensed Combined Financial Data” included elsewhere in this report.

Sources		Uses
(In millions)
New Credit Facilities(1)		Purchase price of equity(4)	$310.3
New Revolving Credit Facility(2)	—	Repayment of existing LaBarge debt(5)	27.8
New Term Loan Facility	$190.0	Repayment of existing Ducommun debt(6)	18.5
Senior notes(3)	200.0	New cash on balance sheet	1.9
		Transaction fees and expenses(7)	31.5

Total sources	$390.0	Total uses	$390.0

(1)	The New Credit Facilities will consist of (i) a $190.0 million New Term Loan Facility, maturing in June 2017 and (ii) up to a $60.0 million New Revolving Credit Facility, maturing in June 2016. Upon the satisfaction of certain conditions, we will, if we obtain the necessary commitments, have the option to add one or more incremental term loan facilities or increase commitments under our New Revolving Credit Facility by an aggregate amount of up to $75.0 million. See “Description of Other Indebtedness.”
(2)	To the extent necessary, a limited portion of the New Revolving Credit Facility (but no greater than $10.0 million) may be drawn to finance the LaBarge Acquisition and fees and expenses related to the Transactions, with the remaining portion of such $60.0 million New Revolving Credit Facility available to be borrowed after the consummation of the Merger.
(3)	Represents the principal amount of the notes assuming no OID.
(4)	Reflects the total consideration to be paid to holders of all the issued and outstanding shares of LaBarge Common Stock and the settlement of stock options, performance units and restricted stock to be paid pursuant to the Merger Agreement at the closing of the LaBarge Acquisition.
(5)	Consists of outstanding amounts, including accrued and unpaid interest, due on the Existing LaBarge Credit Facility which matures as of December 22, 2011 and bears interest at a rate of either (i) the base rate plus a spread of 0.5% to 1.25% per annum based on the leverage ratio of the company or (ii) the LIBOR rate for the applicable interest period plus a spread of 2.0% to 2.75% per annum based on the leverage ratio of the company. There is no prepayment penalty in connection with this repayment.
(6)	Consists of outstanding amounts due on the Existing Ducommun Credit Facility which matures as of June 30, 2014 and bears interest at a rate of (i) the base rate plus a spread of 1.5% to 2.0% per annum based on the leverage ratio of the company or (ii) the LIBOR rate for the applicable interest period plus a spread of 2.5% to 3.0% per annum based on the leverage ratio of the company. There is no prepayment penalty in connection with this repayment.
(7)	Reflects our estimate of fees and expenses associated with the Transactions including placement, initial purchasers’ discount, estimated legal fees, financing fees, accounting fees, advisory fees and other transaction costs.

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization:

•	on an actual basis for Ducommun as of April 2, 2011;

•	on an actual basis for LaBarge as of April 3, 2011; and

•	on a pro forma basis as of April 2, 2011.

The information in this table is presented and should be read in conjunction with the information under “The Transactions,” “Use of Proceeds,” “Unaudited Pro Forma Condensed Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Other Indebtedness” and the historical consolidated financial statements of Ducommun and LaBarge, together with the related notes filed with the SEC.

	Ducommun as of April 2, 2011	LaBarge as of April 3, 2011	Transaction Adjustments	Pro forma for the Transactions as of April 2, 2011
	(In thousands)
Cash and cash equivalents	$1,069	$6,219	$1,944	$9,232

Indebtedness:
New Revolving Credit Facility(1)	—	—	—	—
New Term Loan Facility	—	—	190,000	190,000
Notes	—	—	200,000	200,000
Other Debt(2)	3,269	—	—	3,269
Existing Ducommun Credit Facility	18,500	—	(18,500)	—
Existing LaBarge Credit Facility	—	27,761	(27,761)	—

Total indebtedness	21,769	27,761	343,739	393,269
Total shareholders’ equity	257,207	129,335	(129,335)	257,207

Total capitalization	$278,976	$157,096	$214,404	$650,476

(1)	Upon consummation of the LaBarge Acquisition, Ducommun will enter into a $60.0 million New Revolving Credit Facility. To the extent necessary, a limited portion (but no greater than $10.0 million) of the New Revolving Credit Facility may be drawn to finance the LaBarge Acquisition, repay the Existing Ducommun Credit Facility, repay the Existing LaBarge Credit Facility and pay fees and expenses in connection therewith, with the remaining portion of such New Revolving Credit Facility available to be borrowed after the consummation of the Merger.
(2)	Reflects notes and other liabilities associated with prior Ducommun acquisitions.

Unaudited Pro Forma Condensed Combined Financial Data

The following unaudited pro forma condensed combined financial statements have been prepared by our management and have been developed by applying pro forma adjustments to the historical audited and unaudited consolidated financial statements of Ducommun and LaBarge filed with the SEC. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed combined financial statements. Our unaudited pro forma condensed combined financial statements give effect to the following:

•	the LaBarge Acquisition;

•	the offering of the notes;

•	the entry into the New Credit Facilities;

•	the repayment of the Existing Ducommun Credit Facility; and

•	the repayment of the Existing LaBarge Credit Facility.

The unaudited pro forma condensed combined balance sheet is presented as if the Transactions had occurred as of April 2, 2011, the date of Ducommun’s most recent quarter end balance sheet. The unaudited pro forma condensed combined statements of operations are presented as if the Transactions had occurred on January 1, 2010, the first day of Ducommun’s 2010 fiscal year.

Due to the fact that the end dates of Ducommun’s and LaBarge’s fiscal periods differ, and in order to present pro forma results for comparable periods,

•	the unaudited pro forma condensed combined balance sheet as of April 2, 2011 is presented based on Ducommun’s balance sheet as of April 2, 2011 and LaBarge’s balance sheet as of April 3, 2011;

•

the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 is presented based on Ducommun’s audited results for the fiscal year ended December 31, 2010 and LaBarge’s combined results for its four quarters ended January 2, 2011 (LaBarge’s fiscal year end was June 27, 2010);

•

the unaudited pro forma condensed combined statement of operations for the twelve months ended April 2, 2011 is presented based on Ducommun’s combined results for its four quarters ended April 2, 2011 and LaBarge’s combined results for its four quarters ended April 3, 2011; and

•

the unaudited pro forma condensed combined statement of operations for the quarter ended April 2, 2011 is presented based on Ducommun’s first quarter ended April 2, 2011 and LaBarge’s third quarter ended April 3, 2011.

The Merger will be accounted for under the acquisition method of accounting, which requires the total acquisition cost (purchase price payable in the Merger plus fair value of assumed liabilities of LaBarge) to be allocated to the tangible and intangible assets acquired based on their estimated fair values. The excess of the acquisition cost over the amounts allocated to LaBarge’s assets will be recognized as goodwill.

The process of valuing LaBarge’s tangible and intangible assets and liabilities, as well as evaluating accounting policies for conformity, is still in the preliminary stages. Accordingly, the purchase price allocation adjustments included in the unaudited pro forma condensed combined financial statements are preliminary and have been made solely for the purpose of preparing these unaudited pro forma condensed combined financial statements. A final determination of fair values, which cannot be made prior to the completion of the Merger, will include consideration of a final valuation. This final valuation will be based on the actual net tangible and intangible assets of LaBarge that exist as of the date of completion of the Merger. Ducommun currently expects that the process of determining fair value of the tangible and intangible assets acquired and liabilities assumed will be completed within one year of the consummation of the Merger. Material revisions to these preliminary estimates may be necessary as more information becomes available through the completion of this final determination, and thus the actual amounts recorded following the completion of the Merger may be materially different from the information presented in these unaudited pro forma condensed combined financial statements due to a number of factors, including:

•	timing of completion of the Merger;

•	changes in the net assets of LaBarge;

•	changes in market conditions and financial results that may impact cash flow projections in the preliminary valuations; and

•	other changes in market conditions that may impact the fair value of LaBarge’s net assets.

These estimated pro forma adjustments only give effect to events that are (i) directly attributable to the Transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements do not reflect any net sales enhancements, cost savings from operating efficiencies, synergies or other benefits that could result from the Merger, or the costs and related liabilities that would be incurred to achieve them.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Ducommun would have been had the Transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or the financial position of Ducommun.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the information included under the headings “The Transactions,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Ducommun and LaBarge and related notes filed with the SEC. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed combined financial statements.

Pro Forma Condensed Combined Balance Sheets

(In thousands)

(Unaudited)

	Ducommun April 2, 2011	LaBarge April 3, 2011	Pro Forma Adjustments		Ducommun and LaBarge Combined
Assets:
Cash and cash equivalents	$1,069	$6,219	$32,373	(a)	$39,661
Accounts Receivable, Net	56,938	42,746	—		99,684
Unbilled Receivables	5,083	—	—		5,083
Inventories	81,115	74,962	2,100	(b)	158,177
Production Cost of Contracts	17,509	—	—		17,509
Deferred Income Taxes	6,026	3,551	—		9,577
Other Current Assets	6,194	1,577	(279	)(c)	7,492

Total Current Assets	173,934	129,055	34,194		337,183
Property and Equipment, Net	58,976	27,696	8,000	(d)	94,672
Goodwill	101,090	43,424	45,210	(e)	189,724
Other Assets	23,510	12,891	159,000	(f)	230,401
			29,000	(g)
			(7,725	)(c)
			13,725	(h)

Total Assets	$357,510	$213,066	$281,404		$851,980

Liabilities and Stockholders’ Equity:
Current Liabilities:
Current portion of long-term debt	$180	$10,461	$(10,461	)(i)	$180
Accounts payable	35,060	24,928	—		59,988
Accrued liabilities	26,187	27,135	—		53,322

Total Current Liabilities	61,427	62,524	(10,461)		113,490
Long-Term Debt	21,589	17,300	(18,500	)(i)	393,089
			(17,300	)(i)
			390,000	(j)
Deferred Income Taxes	7,971	2,981	67,000	(k)	77,952
Other Long-Term Liabilities	9,316	926	—		10,242

Total Liabilities	100,303	83,731	410,739		594,773

Commitments and Contingencies
Shareholders’ Equity:
Common stock	107	160	(160	)(l)	107
Treasury stock	(1,924)	(1,550)	1,550	(l)	(1,924)
Additional paid-in capital	62,572	14,045	(14,045	)(l)	62,572
Retained earnings	199,554	116,818	(116,818	)(l)	199,554
Accumulated other comprehensive loss	(3,102)	(138)	138	(l)	(3,102)

Total Shareholders’ Equity	257,207	129,335	(129,335)		257,207

Total Liabilities and Shareholders’ Equity	$357,510	$213,066	$281,404		$851,980

Description of Pro Forma Adjustments

Consolidated Balance Sheets

(a)	Reflects the excess proceeds from the notes offering and the New Credit Facilities before the payment of the costs and expenses of the Transactions.
(b)	Reflects the incremental increase to LaBarge inventory based on preliminary fair value determination.
(c)	Reflects write-off of deferred debt cost and other intangibles of Ducommun and LaBarge related to pre-existing debt that will be refinanced in the Transactions.
(d)	Reflects the incremental increase in LaBarge property, plant and equipment based on a preliminary fair value determination.
(e)	Reflects the elimination of LaBarge’s historical goodwill ($43,424), in accordance with acquisition accounting, and the establishment of $88,634 of estimated goodwill resulting from the Merger.
(f)	Reflects the incremental increase in LaBarge intangible assets (customer relationships) based on a preliminary fair value determination.
(g)	Reflects the preliminary incremental increase in LaBarge intangible assets (trade name) based on a preliminary fair value determination.
(h)	Reflects capitalized debt issuance cost incurred in connection with the Merger.
(i)	Reflects the pay-off of the Existing Ducommun Facility and the Existing LaBarge Facility ($18,500 and $27,761, respectively).
(j)	Reflects estimated borrowings and other debt incurred in connection with the Merger.
(k)	Reflects the preliminary fair value adjustments to non-current deferred tax liabilities.
(l)	Reflects elimination of stockholders’ equity accounts of LaBarge.

Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended December 31, 2010

(In thousands)

(Unaudited)

	Historical		Pro Forma Adjustments		Ducommun and LaBarge Combined
	Ducommun	LaBarge
Sale and Service Revenues:
Product Sales	$367,563	$324,037	$—		$691,600
Service Revenues	40,843	—	—		40,843

Net Sales	408,406	324,037	—		732,443

Operating Costs and Expenses:
Costs of Product Sales	296,104	258,629	2,100	(a)	557,833
			1,000	(b)
Cost of Service Revenues	32,156	—	—		32,156
Selling, general and administrative expenses	53,678	35,419	11,357	(c)	108,363
			7,909	(d)

Total Operating Costs and Expenses	381,938	294,048	22,366		698,352

Operating Income	26,468	29,989	(22,366)		34,091
Interest Expense	(1,805)	(1,413)	(28,080	)(e)	(34,652)
			(1,188	)(f)
			(2,166	)(g)

Income Before Taxes	24,663	28,576	(53,800)		(561)
Income Tax Expense	(4,855)	(10,288)	21,520	(h)	6,377

Net Income	$19,808	$18,288	$(32,280)		$5,816

Description of Pro Forma Adjustments

Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended December 31, 2010

(a)	Reflects the additional cost of sales resulting from the incremental increase in LaBarge inventory based on a preliminary fair value determination.
(b)	Reflects the additional depreciation resulting from the incremental increase in LaBarge property, plant and equipment based on a preliminary fair value determination.
(c)	Reflects additional amortization expense using a 14 year life, resulting from the incremental increase in LaBarge intangible assets (customer relationships) based on a preliminary fair value determination.
(d)	Reflects additional employee compensation expense resulting from payments required under change-in-control provisions in agreements of certain key executives of LaBarge as a result of the Merger.
(e)	Reflects incremental interest on debt (Ducommun’s new $190 million senior secured term loan facility and the $200 million principal amount of notes) to be incurred by Ducommun to, among other things, finance the Merger and repay certain existing indebtedness of Ducommun and LaBarge.
(f)	Reflects unamortized portion of deferred costs for Ducommun and LaBarge related to pre-existing debt that will be refinanced in the Transactions.
(g)	Reflects additional amortization expense for capitalized debt issuance costs.
(h)	The statutory tax rate (40%) was used to estimate tax expense. The combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Ducommun and LaBarge filed consolidated returns for the period presented.

Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended April 2, 2011

(In thousands)

(Unaudited)

	Historical		Pro Forma Adjustments		Ducommun and LaBarge Combined
	Ducommun	LaBarge
Sales and Service Revenues:
Product Sales	$366,508	$332,516	$—		$699,024
Service Revenues	37,195	—	—		37,195

Net Sales	403,703	332,516	—		736,219

Operating Costs and Expenses:
Costs of Product Sales	295,341	265,585	1,000	(a)	561,926
Cost of Service Revenues	29,125	—	—		29,125
Selling, general and administrative expenses	55,365	37,633	11,357	(b)	101,509
			(2,846	)(c)

Total Operating Costs and Expenses	379,831	303,218	9,511		692,560

Operating Income	23,872	29,298	(9,511)		43,659
Interest Expense, net	(1,513)	(1,524)	(28,080	)(d)	(33,283)
			(2,166	)(e)

Income Before Taxes	22,359	27,774	(39,757)		10,376
Income Tax Expense	(3,851)	(9,963)	15,903	(f)	2,089

Net Income	$18,508	$17,811	$(23,854)		$12,465

Description of Pro Forma Adjustments

Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended April 2, 2011

(a)	Reflects the additional depreciation resulting from the incremental increase in LaBarge property, plant and equipment based on a preliminary fair value determination.
(b)	Reflects additional amortization expense using a 14 year life, resulting from the incremental increase in LaBarge intangible assets (customer relationships) based on a preliminary fair value determination.
(c)	Reverses non-recurring transaction costs incurred by Ducommun and LaBarge in connection with the Transactions during this period.
(d)	Reflects incremental interest on debt (Ducommun’s new $190 million senior secured term loan facility and the $200 million principal amount of notes) to be incurred by Ducommun to, among other things, finance the Merger and repay certain indebtedness.
(e)	Reflects additional amortization expense for capitalized debt issuance costs.
(f)	The statutory tax rate (40%) was used to estimate tax expense. The combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Ducommun and LaBarge filed consolidated returns for the period presented.

Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended April 2, 2011

(In thousands)

(Unaudited)

	Historical		Pro Forma Adjustments		Ducommun and LaBarge Combined
	Ducommun	LaBarge
Sales and Service Revenues:
Product Sales	$91,333	$83,214	$—		$174,547
Service Revenues	8,220	—	—		8,220

Net Sales	99,553	83,214	—		182,767

Operating Costs and Expenses:
Costs of Product Sales	74,839	66,290	250	(a)	141,379
Costs of Service Revenues	6,306	—	—		6,306
Selling, general and administrative expenses	14,149	10,616	2,839	(b)	24,758
			(2,846	)(c)

Total Operating Costs and Expenses	95,294	76,906	243		172,443

Operating Income	4,259	6,308	(243)		10,324
Interest Expense	(260)	(466)	(7,020	)(d)	(8,288)
			(542	)(e)

Income Before Taxes	3,999	5,842	(7,805)		2,036
Income Tax Expense	(1,076)	(2,191)	3,122	(f)	(145)

Net Income	$2,923	$3,651	$(4,683)		$1,891

Description of Pro Forma Adjustments

Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended April 2, 2011

(a)	Reflects the additional depreciation resulting from the incremental increase in LaBarge property, plant and equipment based on a preliminary fair value determination.
(b)	Reflects the additional amortization expenses using a 14 year life, resulting from the incremental increase in LaBarge intangible assets (customer relationships) based on a preliminary fair value determination.
(c)	Reverses non-recurring transaction costs incurred by Ducommun and LaBarge in connection with the Transactions during this period.
(d)	Reflects incremental interest on debt (Ducommun’s new $190 million senior secured term loan facility and the $200 million principal amount of notes) to be incurred by Ducommun to, among other things, finance the Merger and repay certain indebtedness.
(e)	Reflects additional amortization expense for capitalized debt issuance costs.
(f)	The statutory tax rate (40%) was used to estimate tax expense. The combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Ducommun and LaBarge filed consolidated returns for the period presented.

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

Note 1. Conforming Interim Periods

In 2010, Ducommun’s fiscal year end was December 31, while LaBarge’s fiscal year end was June 27. The latest interim period for Ducommun is its first quarter results for the three month period ended April 2, 2011, while LaBarge’s latest interim period is its third quarter results for the nine month period ended April 3, 2011. In order for the unaudited interim pro forma results of LaBarge to be comparative to the unaudited interim pro forma results of Ducommun, the interim results of LaBarge reflect the three months ended April 3, 2011. Accordingly, LaBarge’s historical financial information for the statement of operations covering the six month period ended January 2, 2011 has been excluded.

Note 2. Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared using the historical consolidated financial statements of Ducommun and LaBarge with the Merger accounted for using the acquisition method of accounting in accordance with ASC 805-10.

Note 3. Significant Accounting Policies

The unaudited pro forma condensed combined financial statements of Ducommun do not assume any differences in accounting policies between Ducommun and LaBarge. Upon consummation of the Merger, Ducommun will review the accounting policies of LaBarge and, as a result of that review, Ducommun may identify differences between the accounting policies of the two companies, that if conformed, could have a material impact on the combined financial statements. At this time, except as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—LaBarge—Revenue Recognition and Cost of Sales,” Ducommun is not aware of any differences that would have a material impact on the unaudited pro forma condensed combined financial statements.

Note 4. Preliminary Purchase Price Allocation

The following table summarizes the preliminary purchase price allocation for the Merger (in thousands):

Cash and Cash Equivalents	$6,219
Account Receivables	42,746
Inventories	77,062
Deferred Income Taxes—Assets	3,551
Prepaid Expenses and Other	1,577
Property, Plant & Equipment	35,696
Goodwill	88,634
Customer Relationships Outstanding—Purchase Orders and Contracts	159,000
Trade Name	29,000
Other Assets	17,546

Total Assets Acquired	461,031

Accounts Payable	$24,928
Accrued Liabilities	27,135
Long-Term Debt	—
Deferred Income Taxes—Liabilities	69,981
Other Long-Term Obligations	926

Total Liabilities Assumed	122,970

Total Preliminary Purchase Price	$338,061

Note 5. Sources and Uses of Funds

The following table summarizes the sources and uses of funds in the Transactions (in thousands):

Sources		Uses
New Credit Facilities
New Revolving Credit Facility	—	Purchase price of equity	$310,300
New Term Loan Facility	$190,000	Repayment of existing LaBarge debt	27,761
Senior notes	200,000	Repayment of existing Ducommun debt	18,500

		New cash on balance sheet	1,944
		Transaction fees and expenses	31,495

Total sources	$390,000	Total uses	$390,000

See “Use of Proceeds.” Pursuant to the Merger Agreement, Ducommun will acquire ownership of LaBarge for a total purchase price of approximately $338.1 million including the assumption of LaBarge’s outstanding debt ($27.8 million as of April 3, 2011). The closing of the Merger is subject to the approval of LaBarge stockholders and certain other conditions.

In connection with the Merger, Ducommun entered into a commitment letter (the “Commitment Letter”) with UBS Loan Finance LLC, UBS Securities LLC, Credit Suisse Securities (USA) LLC and Credit Suisse AG, Cayman Islands Branch (collectively, the “Committed Parties”) pursuant to which, the Committed Parties have agreed to provide and/or arrange for (i) a senior secured term loan facility to Ducommun of $190 million and (ii) a senior secured revolving loan facility to Ducommun of up to $60 million.

Note 6. Transaction Costs

Ducommun estimates that professional expenses related to the Transactions will approximate $31,495,000. These costs include fees for legal, accounting, financial advisory, due diligence, tax, valuation, printing and other various services necessary to complete this transaction. In accordance with ASC 805-10, these fees are expensed as incurred. Ducommun’s financial results for the three month period ended April 2, 2011 and the twelve month period ended April 2, 2011 include $1.4 million of expenses related to the Transactions. LaBarge’s financial results for the three month period ended April 3, 2011 and the twelve month period ended April 3, 2011 include $1,446,000 of expenses related to the Merger. These costs have been reversed in the pro forma adjustments to the income statements as these amounts are considered non-recurring.

The Merger Agreement also provides for certain termination rights that may result in a termination fee. The unaudited pro forma condensed combined financial statements have been prepared under the assumption that the Merger will be completed and do not reflect any potential termination fees.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following includes Ducommun’s management’s discussion of the financial results, liquidity and other key items related to Ducommun’s performance and should be read in conjunction with the consolidated financial statements of Ducommun and related notes filed with the SEC. In addition, the following includes LaBarge’s management’s discussion of the financial results, liquidity and historical financial condition of LaBarge for periods completed prior to the consummation of the Transactions, which should be read in conjunction with the consolidated financial statements of LaBarge and related notes filed with the SEC.

All references to fiscal year 2010, 2009 and 2008 refer to fiscal years ended December 31, 2010, 2009 and 2008, respectively, in the case of Ducommun, and the fiscal years ended June 27, 2010, June 28, 2009 and June 29, 2008, respectively, in the case of LaBarge.

The discussion and analysis of historical periods prior to the consummation of the Transactions does not reflect the significant impact that the Transactions will have on us. See “Unaudited Pro Forma Condensed Combined Financial Data.”

Unless the context indicates otherwise, the terms “Ducommun,” “we,” “our” or “us” are used to refer to Ducommun and its consolidated subsidiaries, including, where applicable, LaBarge on a pro forma basis. The term “LaBarge” refers to LaBarge, Inc. and its consolidated subsidiaries.

Overview

We design, engineer and manufacture mission-critical aerostructure and electromechanical components and subassemblies. We also provide engineering, technical and program management services. Our products and services are used on domestic and foreign commercial and military aircraft, helicopter, missile and space programs. We are the successor to a business that was founded in California in 1849 and reincorporated in Delaware in 1970.

On April 3, 2011, we and our newly formed merger subsidiary, Merger Sub, entered into a Merger Agreement with LaBarge to acquire LaBarge for a total purchase price of approximately $338.1 million comprised of approximately $310.3 million in equity and $27.8 million of outstanding LaBarge debt which will be repaid at closing of the Merger. Pursuant to the Merger Agreement subject to satisfaction of certain conditions, Merger Sub will be merged with and into LaBarge, with LaBarge (which will be renamed Ducommun LaBarge Technologies, Inc.) continuing as the surviving corporation and our wholly-owned subsidiary. In the Merger, each outstanding share of LaBarge Common Stock will be cancelled and converted into the right to receive $19.25 per share in cash.

LaBarge provides custom high-performance electronic, electromechanical and interconnect systems for customers across several technology-driven end markets. LaBarge’s core competencies are manufacturing, engineering and design of interconnect systems, printed circuit board assemblies, high-level assemblies and complete electronic systems for its customers’ specialized applications. We believe the LaBarge Acquisition will allow us to significantly expand our presence in aerospace and defense markets as well as diversify our net sales base across new markets, including industrial, natural resource and medical end markets, and reduce customer concentration.

Concurrently with the consummation of the Merger, we expect to enter into a New Term Loan Facility and a New Revolving Credit Facility. See “Description of Other Indebtedness.” The proceeds from the notes, the New Term Loan Facility and, to the extent necessary, a limited portion (but not greater than $10.0 million) of the New Revolving Credit Facility will be used to finance the LaBarge Acquisition, refinance certain existing indebtedness of us and LaBarge and to pay customary fees and expenses in connection with the Transactions. See “Use of Proceeds.” As a result of these additional borrowings, we expect our interest expense will increase significantly from prior periods.

Subsequent to the Transactions, we expect that the most significant factors driving profitability in a particular period will be the mix of contracts with deliveries in that period and the volume of sales in relation to our fixed costs during that period. As a significant portion of our pro forma business will be derived from U.S. Government subcontracts and, to a lesser extent, prime contracts with the U.S. Government, we expect that our operating performance will be significantly influenced by the military and defense budget of the U.S. Government. Delivery schedules are generally determined by our customers. The significant factors that influence the profitability of individual contracts include: (i) the competitive environment in which the contract was bid; (ii) our experience level in manufacturing the particular product(s); (iii) the stability of the design of the product(s); and (iv) the accuracy of our original cost estimates as reflected in the sale price for the product(s).

Two Strategic Business Units

After the closing of the LaBarge Acquisition, we will operate under two strategic business units: Ducommun Aerostructures (DAS) and Ducommun LaBarge Technologies (DLT).

•

DAS will design, engineer and manufacture large and complex contoured aerostructure components and assemblies and will supply composite and metal bonded structures and assemblies. DAS’s product offerings will include fuselage skin panels and assemblies, flight control surface assemblies, various door panels and leading edges for military fixed wing aircraft; main rotor blade assemblies, tail rotor blade assemblies and leadings edges for military rotary wing aircraft; and fuselage skin panels and assemblies, composite winglets, flight control surface assemblies, leading edges and engine ducts for commercial aircraft.

•

DLT, which will be formed by the integration of LaBarge into our existing DTI segment, will design, engineer and manufacture electromechanical subassemblies; build custom, high-performance electronic, electromechanical and interconnect systems, including illuminated panels, advanced microwave switches, high-performance motors and revolvers, cable assemblies, wiring harness and interconnect systems, printed circuit board assemblies and miniaturized hybrid circuits; and will provide engineering, technical and program management services.

Results of Operations—Ducommun

Overview

On a stand-alone basis, Ducommun’s primary customers include Boeing, Airbus, Embraer, Bombardier, Honeywell, Rockwell Collins, Cessna, Raytheon, Lockheed Martin, Sikorsky and Northrup Grumman. Domestic commercial aircraft programs include the Boeing 737NG, 747, 767, 777 and 787. Foreign commercial aircraft programs include the Airbus Industrie A330, A340, A350XWB and A380 aircraft, Bombardier business and regional jets, and the Embraer 145 and 170/190. Major military programs include the Boeing C-17, F-15, F-18 and Boeing/Textron V-22, the Lockheed Martin F-16, F-22 and F-35 Joint Strike Fighter aircraft, the Sikorsky Black Hawk helicopter and various aircraft and shipboard electronics upgrade programs. Commercial and military helicopter programs include helicopters manufactured by Boeing (principally the Apache and Chinook helicopters), United Technologies, Bell, Augusta and Carson. Ducommun also supports various unmanned space launch vehicle and satellite programs.

Ducommun manufactures components and assemblies principally for domestic and foreign commercial and military aircraft, helicopter and space programs. Ducommun’s Miltec subsidiary provides engineering, technical and program management services almost entirely for United States defense, space and homeland security programs. Ducommun’s mix of military and space and commercial business, as a percentage of total sales, in the years ended December 31, 2010, 2009 and 2008, and the three months ended April 2, 2011 and April 3, 2010, respectively, was approximately as follows:

	Year Ended			Three Months Ended (unaudited)
	December 31,			April 2, 2011	April 3, 2010
	2010	2009	2008
Commercial
Large Aircraft	20%	18%	17%	21%	20%
Regional and Business Aircraft	8%	7%	9%	12%	7%
Helicopter	7%	7%	8%	8%	9%
Other	5%	4%	5%	5%	4%

Total Commercial	40%	36%	39%	46%	40%

Military and Space
Aircraft	27%	26%	21%	21%	28%
Helicopter	20%	22%	22%	22%	19%
Engineering Services	9%	12%	13%	8%	10%
Space and Other	4%	4%	5%	3%	3%

Total Military and Space	60%	64%	61%	54%	60%

Total	100%	100%	100%	100%	100%

Ducommun is dependent upon various aircraft and helicopter programs including Boeing commercial and military aircraft programs, United Technologies (Sikorsky Black Hawk helicopter program) and Raytheon military programs. Sales to these programs, as a percentage of total sales, for the years ended December 31, 2010, 2009 and 2008 and the three months ended April 2, 2011 and April 3, 2010, respectively, were approximately as follows:

	Year Ended			Three Months Ended (unaudited)
	December 31,			April 2, 2011	April 3, 2010
	2010	2009	2008
Boeing Commercial and Military Aircraft	26%	32%	32%	24%	26%
United Technologies (Sikorsky Black Hawk Helicopter)	8%	7%	2%	7%	7%
Raytheon Military Programs	12%	8%	8%	7%	12%
All Other	54%	53%	58%	62%	55%

Total	100%	100%	100%	100%	100%

Sales, gross profit as a percentage of sales, selling, general and administrative expense as a percentage of sales, and effective tax rate in the years ended December 31, 2010, 2009 and 2008 and three months ended April 2, 2011 and April 3, 2010, respectively, were as follows:

	Year Ended			Three Months Ended (unaudited)
	December 31,			April 2, 2011	April 3, 2010
	2010	2009	2008
	($ in thousands)
Sales	$408,406	$430,748	$403,803	$99,553	$104,256
Gross Profit Margin	19.6%	18.3%	20.3%	18.5%	18.5%
SG&A Expense Percent of Sales	13.1%	11.5%	12.5%	14.2%	12.0%
Effective Tax Rate	19.7%	26.0%	23.1%	26.9%	33.0%

Sales for the three months ended April 2, 2011 decreased 4.5% to $99.6 million as compared to $104.3 million for the three months ended April 3, 2010. The decrease in sales for the three months ended April 2, 2011 was due to lower sales of engineering services and delays in release of orders for certain military aircraft programs, partially offset by slightly higher sales for regional jet aircraft programs. Net sales in 2010 were $408.4 million, compared to net sales of $430.7 million for 2009. The decrease in net sales in 2010 from 2009 was primarily due to lower sales of engineering services and lower product sales for military helicopters, partially offset by growth in product sales of commercial aircraft programs.

Gross profit, as a percentage of sales, was 18.5% in the three months ended April 2, 2011 and was also 18.5% in the three months ended April 3, 2010. Increased gross profit margins in DTI were offset by lower gross profit margins in DAS. Gross profit, as a percentage of sales, increased to 19.6% in 2010 from 18.3% in 2009. Gross profit margins in 2010 were negatively impacted by approximately $4.9 million, or 1.8%, due to start-up and development costs on several new programs which generated approximately $10.4 million in sales. In addition, gross profit for 2010 was favorably impacted by an adjustment to operating expense of approximately $1.3 million, or 0.3%, relating to the reversal of certain accounts payable accruals recorded in prior periods. Ducommun determined that certain accounts payable that were accrued during the period from 2004 to 2010, in fact had been paid or were not otherwise owed to suppliers. Ducommun assessed the materiality of this reversal and concluded it was immaterial to previously reported annual and interim amounts. Gross profit margin in 2009 was negatively impacted by inventory reserves and valuation adjustments of $5.1 million and a liability recorded for uncollected sales tax from customers of $0.6 million.

Selling, general and administrative (“SG&A”) expense increased to $14.1 million, or 14.2% of sales, in the three months ended April 2, 2011, compared to $12.5 million, or 12.0% of sales, in the three months ended April 3, 2010. The SG&A expense increase included approximately $1.4 million of expense related to the LaBarge Acquisition. SG&A expense increased to $53.7 million, or 13.1% of sales in 2010, compared to $49.6 million, or 11.5% of sales, in 2009. The increase in SG&A expense was primarily due to higher expenses from the amortization of intangible assets of approximately $1.1 million, higher compensation costs and increased investments in product development programs. SG&A expenses in 2009 were favorably impacted by a reduction in environmental reserves of $2.2 million.

Interest expense was $0.3 million in the three months ended April 2, 2011, compared to $0.6 million in the three months ended April 3, 2010, due to lower debt levels and lower interest rates in the three months ended April 2, 2011 compared to the three months ended April 3, 2010. Interest expense was lower in 2010, due to lower debt levels. Income tax expense increased in 2010 due to higher income before taxes, partially offset by a lower effective tax rate.

Acquisition of DynaBil Industries, Inc.

On December 23, 2008, Ducommun acquired DynaBil Industries, Inc. (“DynaBil”), a privately-owned company based in Coxsackie, New York, for $45.4 million (net of cash acquired and excluding acquisition costs) and subsequently changed its name to Ducommun AeroStructures, New York Inc. (“DAS-New York”). DAS-New York provides titanium and aluminum structural components and assemblies for commercial and military aerospace applications. The acquisition was funded from internally generated cash, notes to the sellers and borrowings of approximately $10.5 million under the Existing Ducommun Credit Facility. The operating results for this acquisition have been included in the consolidated statements of income since the date of the acquisition.

Three Months Ended April 2, 2011 Compared to Three Months April 3, 2010

Net sales in the three months ended April 2, 2011 were $99.6 million compared to net sales in the three months ended April 3, 2010 of $104.3 million. Sales for the three months ended April 2, 2011 decreased 4.5% due to lower sales of engineering services and delays in release of orders for certain military aircraft programs, partially offset by slightly higher sales for regional jet aircraft programs. Ducommun’s mix of business in the three months ended April 2, 2011 was approximately 54% military and space and 46% commercial, compared to 60% military and space and 40% commercial in the three months ended April 3, 2010.

Ducommun had substantial sales, through both of its business segments, to Boeing, Raytheon, United Technologies and the United States government. During the three months ended April 2, 2011 and three months ended April 3, 2010, sales to these customers were as follows:

	Three Months Ended (unaudited)
	April 2, 2011	April 3, 2010
	(In thousands)
Boeing	$24,234	$28,134
Raytheon	7,375	11,118
United Technologies	7,231	8,244
United States government	5,557	3,937

Total	$44,397	$51,433

At April 2, 2011, trade receivables from Boeing, Raytheon, United Technologies and the United States government were $11.4 million, $4.0 million, $3.5 million and $2.7 million, respectively. The sales and receivables relating to Boeing, Raytheon, United Technologies and the United States government are diversified over a number of different commercial, military and space programs.

Military components manufactured by Ducommun are employed in many of the country’s front-line fighters, bombers, helicopters and support aircraft, as well as sea-based applications. Engineering, technical and program management services are provided principally for United States defense, space and homeland security programs. Ducommun’s defense business is diversified among military manufacturers and programs. Sales related to military and space programs were approximately $54.3 million or 54% of total sales, in the three months ended April 2, 2011 compared to $62.6 million, or 60% of total sales, in the three months ended April 3, 2010. The decrease in military sales in the three months ended April 2, 2011 resulted principally from lower sales of engineering services and delays in release of orders for certain military aircraft programs.

Military sales during the three months ended April 2, 2011 and the three months ended April 3, 2010 included the following programs:

	Three Months Ended (unaudited)
	April 2, 2011	April 3, 2010
	(In thousands)
Black Hawk	$11,988	$10,370
C-17	9,032	10,977
Apache	4,908	4,946
F-18	3,721	5,779
F-15	1,589	5,108
Chinook	1,827	3,616
Other	13,015	9,964

Military and Space Product Sales	46,080	50,760
Engineering Services	8,220	11,868

Total	$54,300	$62,628

Ducommun’s commercial business is represented on many of today’s major commercial aircraft. Sales related to commercial business were approximately $45.3 million or 45% of total sales, in the three months ended April 2, 2011, compared to $41.6 million, or 40% of total sales, in the three months ended April 3, 2010. The increase in commercial sales during the three months ended April 2, 2011 compared to the three months ended April 3, 2010 was primarily due to an increase in demand in the regional jet and aviation markets, partially offset by declines in sales for commercial helicopters.

Commercial sales during the three months ended April 2, 2011 and the three months ended April 3, 2010 included the following programs:

	Three Months Ended (unaudited)
	April 2, 2011	April 3, 2010
	(In thousands)
737NG	$10,279	$10,908
777	4,051	3,662
Carson Helicopter	3,863	4,907
Other	27,060	22,151

Total	$45,253	$41,628

Backlog is subject to delivery delays or program cancellations, which are beyond Ducommun’s control. As of April 2, 2011, backlog believed to be firm was approximately $358.6 million, compared to $328.0 million at December 31, 2010. The increase in backlog is mainly due to higher backlog for 777, Apache and Black Hawk helicopters. Approximately $209.7 million of total backlog is expected to be delivered during the remainder of 2011. The backlog at April 2, 2011 included the following programs:

	Backlog (unaudited)
	April 2, 2011	December 31, 2010
	(In thousands)
737NG	$58,740	$61,891
Black Hawk Helicopter	47,415	39,368
Apache Helicopter	44,193	27,299
F-18	22,312	24,692
Carson Helicopter	24,414	24,558
777	18,754	13,082
C-17	9,807	11,563
F-15	6,027	7,384

Total	$231,662	$209,837

Trends in Ducommun’s overall level of backlog, however, may not be indicative of trends in future sales because Ducommun’s backlog is affected by timing differences in the placement of customer orders and because Ducommun’s backlog tends to be concentrated in several programs to a greater extent than Ducommun’s sales.

Gross profit, as a percentage of sales, was 18.5% in the three months ended April 2, 2011 and was also 18.5% in the three months ended April 3, 2010. Increased gross profit margins in DTI were offset by lower gross profit margins in DAS.

SG&A expense increased to $14.1 million, or 14.2% of sales, in the three months ended April 2, 2011, compared to $12.5 million, or 12.0% of sales, in the three months ended April 3, 2010. The SG&A expense increase included approximately $1.4 million of expense related to the LaBarge Acquisition.

Interest expense was $0.3 million in the three months ended April 2, 2011, compared to $0.6 million in the three months ended April 3, 2010, due to lower debt levels and lower interest rates in the three months ended April 2, 2011 compared to the three months ended April 3, 2010.

Income tax expense decreased to $1.1 million in the three months ended April 2, 2011, compared to $2.1 million in the three months ended April 3, 2010. The decrease in income tax expense was due to lower income before taxes, along with a lower effective income tax rate. Ducommun’s effective tax rate for the three months ended April 2, 2011 was 26.9%, compared to 33.0% in the three months ended April 3, 2010. Ducommun’s effective tax rate for the three months ended April 2, 2011 was lower as a result of various tax benefits related to research and development tax credits.

Net income was $2.9 million in the three months ended April 2, 2011, compared to $4.2 million in three months ended April 3, 2010. The decrease of $1.3 million from 2010 was primarily due to lower operating income, which was impacted by approximately $1.4 million of acquisition related expenses, partially offset by lower interest expense and lower taxes.

Fiscal Year Ended December 31, 2010 Compared to Fiscal Year Ended December 31, 2009

Net sales in 2010 were $408.4 million, compared to net sales of $430.7 million for 2009. Net sales in 2010 decreased 5% from 2009 primarily due to approximately $17.5 million decrease in sales of engineering services and lower product sales for military helicopters (primarily Apache and Chinook helicopters), partially offset by growth in product sales of large and regional jet commercial aircraft programs. Ducommun’s mix of business in 2010 was approximately 60% military and space and 40% commercial, compared to 64% military and space and 36% commercial in 2009.

Ducommun had substantial sales, through both of its business segments, to Boeing, Raytheon, United Technologies and the United States government. During 2010 and 2009, sales to Boeing, Raytheon, United Technologies and the United States government were as follows:

	Year Ended
	December 31,
	2010	2009
	(In thousands)
Boeing	$107,466	$133,007
Raytheon	48,198	34,009
United Technologies	30,680	42,117
United States government	16,875	29,224

Total	$203,219	$238,357

At December 31, 2010, trade receivables from Boeing, Raytheon, United Technologies and the United States government were $9.7 million, $4.5 million, $2.0 million and $1.3 million, respectively. The sales and receivables relating to Boeing, Raytheon, United Technologies and the United States government are diversified over a number of different commercial, military and space programs.

Military components manufactured by Ducommun are employed in many of the country’s front-line fighters, bombers, helicopters and support aircraft, as well as sea-based applications. Engineering, technical and program management services are provided principally for United States defense, space and homeland security programs. Ducommun’s defense business is diversified among military manufacturers and programs. Sales related to military and space programs were approximately $244.5 million, or 60% of total sales, compared to $275.3 million, or 64% of total sales, in 2009. The decrease in military and space sales in 2010 was primarily due to lower sales of engineering services and lower product sales for military helicopters.

Military and space product sales during 2010 and 2009 included the following programs:

	Year Ended
	December 31,
	2010	2009
	(In thousands)
Black Hawk	$42,646	$37,699
C-17	36,198	42,198
Apache	25,001	36,067
F-18	24,495	21,543
F-15	17,764	10,394
Chinook	9,726	18,642
X-47B UCAS	—	6,652
Space	2,342	2,178
Other	45,470	41,554

Military and Space Product Sales	203,642	216,927
Engineering Services	40,843	58,377

Total	$244,485	$275,304

Ducommun’s commercial business is represented on many of today’s major commercial aircraft. Sales related to commercial business were approximately $163.9 million, or 40% of total sales in 2010, compared to $155.4 million, or 36% of total sales in 2009. The increase in commercial sales during 2010 compared to 2009 was primarily due to an increase in demand in the regional jet and aviation markets, and an increase in commercial large aircraft, partially offset by declines in sales for commercial helicopters.

Commercial sales during 2010 and 2009 included the following programs:

	Year Ended
	December 31,
	2010	2009
	(In thousands)
737NG	$43,296	$42,439
777	13,825	16,395
Carson Helicopter	13,674	14,636
Other	93,126	81,974

Total	$163,921	$155,444

Backlog is subject to delivery delays or program cancellations, which are beyond Ducommun’s control. As of December 31, 2010, backlog believed to be firm was approximately $328.0 million, compared to $367.1 million at December 31, 2009. The reduction in year-over-year backlog is reflective of (i) late order release on C-17 and F-15 programs and Chinook and Bell helicopter programs and (ii) declines in the engineering services business resulting from lower Research, Development, Test & Evaluation (“RDT&E”) budgets, reduced demand for specific engineering services as a result of increases in government in-sourcing and reduced Congressional earmarks. Approximately $225.0 million of total backlog is expected to be delivered during 2011. The backlog at December 31, 2010 included the following programs:

	Backlog (unaudited)
	2010	2009
	(In thousands)
737NG	$61,891	$53,349
Black Hawk Helicopter	39,368	22,925
Apache Helicopter	27,299	26,064
F-18	24,692	24,807
Carson Helicopter	24,558	22,926
777	13,082	13,280
C-17	11,563	29,564
F-15	7,384	17,964

Total	$209,837	$210,879

Trends in Ducommun’s overall level of backlog, however, may not be indicative of trends in future sales because Ducommun’s backlog is affected by timing differences in the placement of customer orders and because Ducommun’s backlog tends to be concentrated in several programs to a greater extent than Ducommun’s sales.

Gross profit, as a percentage of sales, increased to 19.6% in 2010 from 18.3% in 2009. Gross profit margins in 2010 were negatively impacted by approximately $4.9 million, or 1.8%, due to start-up and development costs on several new programs which generated approximately $10.4 million in sales. In addition, gross profit for 2010 was favorably impacted by an adjustment to operating expense of approximately $1.3 million, or 0.3%, relating to the reversal of certain accounts payable accruals recorded in prior periods. Ducommun determined that certain accounts payable that were accrued during the period from 2004 to 2010, in fact had been paid or were not otherwise owed to suppliers. Ducommun assessed the materiality of this reversal and concluded it was immaterial to previously reported annual and interim amounts. Gross profit margin in 2009 was negatively impacted by inventory reserves and valuation adjustments of $5.1 million and a liability recorded for uncollected sales tax from customers of $0.6 million.

SG&A expense increased to $53.7 million, or 13.1% of sales in 2010, compared to $49.6 million, or 11.5% of sales in 2009. The increase in SG&A expense was primarily due to higher expenses from the amortization of intangible assets of approximately $1.1 million, higher compensation costs and increased investments in product development programs. SG&A expenses in 2009 were favorably impacted by a reduction in environmental reserves of $2.2 million.

In accordance with ASC 350, Ducommun performed its required annual impairment test for goodwill using a discounted cash flow analysis supported by comparative market multiples to determine the fair values of its businesses versus their book values. The test as of December 31, 2010 indicated that there was no impairment of goodwill during 2010. In the fourth quarter of 2009, Ducommun recorded a non-cash charge of $12.9 million at DTI (relating to its Miltec reporting unit) for the impairment of goodwill. The charge in 2009 reduced goodwill recorded in connection with the acquisition of Miltec. The principal factors used in the discounted cash flow analysis requiring judgment are the projected results of operations, weighted average cost of capital (“WACC”), and terminal value assumptions. The WACC takes into account the relative weights of each component of Ducommun’s consolidated capital structure (equity and debt) and represents the expected cost of new capital adjusted as appropriate to consider risk profiles associated with growth projection risks. The terminal value assumptions are applied to the final year of discounted cash flow model. Due to many variables inherent in the estimation of a business’s fair value and the relative size of Ducommun’s recorded goodwill, differences in assumptions may have a material effect on the results of Ducommun’s impairment analysis.

Interest expense was $1.8 million in 2010, compared to $2.5 million in 2009, primarily due to lower debt levels in 2010 compared to the previous year.

Income tax expense increased to $4.9 million in 2010, compared to $3.6 million in 2009. The increase in income tax expense was due to the higher income before taxes, partially offset by a lower effective income tax rate. Ducommun’s effective tax rate for 2010 was 19.7%, compared to 26.0% in 2009. Cash expended to pay income taxes was $2.5 million in 2010, compared to $7.0 million in 2009.

Net income for 2010 was $19.8 million, or $1.87 diluted earnings per share, compared to $10.2 million, or $0.97 diluted earnings per share in 2009. Net income for 2009 includes an after-tax charge of $3.4 million, or $0.33 per diluted share for the Eclipse Aviation Corporation (“Eclipse”) inventory write-off and inventory valuation adjustment discussed above and a non-cash goodwill impairment charge of $7.8 million or $0.74 per share.

There was no impairment of goodwill in 2010.

Fiscal Year Ended December 31, 2009 Compared to Fiscal Year Ended December 31, 2008

Net sales in 2009 were $430.7 million, compared to net sales of $403.8 million for 2008. Net sales in 2009 increased 7% from 2008 primarily due to sales from DAS-New York, which was acquired in December 2008. Sales in 2009 from DAS-New York were $42.1 million. Excluding DAS-New York, sales were lower in 2009 principally due to lower sales for the Apache helicopter and regional and business aircraft programs. Ducommun’s mix of business in 2009 was approximately 62% military, 36% commercial and 2% space, compared to 59% military, 39% commercial and 2% space in 2008.

Ducommun had substantial sales, through both of its business segments, to Boeing, Raytheon, the United States government, and United Technologies. During 2009 and 2008, sales to Boeing, Raytheon, the United States government and United Technologies were as follows:

	Year Ended
	December 31,
	2009	2008
	(In thousands)
Boeing	$133,007	$130,783
Raytheon	34,009	33,248
United States government	29,224	33,335
United Technologies	42,117	17,982

Total	$238,357	$215,348

At December 31, 2009, trade receivables from Boeing, Raytheon, the United States government and United Technologies were $8.7 million, $4.3 million, $1.7 million and $2.3 million, respectively. The sales and receivables relating to Boeing, Raytheon, the United States government and United Technologies are diversified over a number of different commercial, military and space programs.

Military components manufactured by Ducommun are employed in many of the country’s front-line fighters, bombers, helicopters and support aircraft, as well as sea-based applications. Engineering, technical and program management services are provided principally for United States defense, space and homeland security programs. Ducommun’s defense business is diversified among military manufacturers and programs. Sales related to military and space programs were approximately $275.3 million, or 64% of total sales, in 2009, compared to $246.1 million, or 61% of total sales, in 2008. The increase in military sales in 2009 resulted principally from an increase in sales to the Black Hawk helicopter, primarily at DAS-New York, the X-47B UCAS and the C-17 programs at DAS and an increase in sales to the F-18 aircraft program at DTI, partially offset by a reduction in sales to the Apache helicopter program at DAS and a reduction in sales to the F-15 aircraft program at DTI.

In the space sector, Ducommun produces components for a variety of unmanned launch vehicles and satellite programs and provides engineering services. Sales related to space programs were approximately $8.4 million, or 2% of total sales in 2009, compared to $8.8 million, or 2% of total sales in 2008. The decrease in sales for space programs resulted principally from a decrease in engineering services at DTI.

Military and space sales during 2009 and 2008 included the following programs:

	Year Ended
	December 31,
	2009	2008
	(In thousands)
C-17	$42,198	$36,714
Black Hawk	37,699	13,054
Apache	36,067	52,480
F-18	21,543	17,542
Chinook	18,642	17,048
F-15	10,394	13,263
X-47B UCAS	6,652	—
Space	2,178	2,051
Other	41,554	35,776

Military and Space Product Sales	216,927	187,928
Engineering Services	58,377	59,186

Total	$275,304	$247,114

Ducommun’s commercial business is represented on many of today’s major commercial aircraft. Sales related to commercial business were approximately $155.4 million, or 36% of total sales in 2009, compared to $156.7 million, or 39% of total sales in 2008. The reduction in commercial sales during 2009 compared to 2008 was primarily due to a decline in demand in the regional jet and aviation markets, which began to experience a slowdown at the beginning of 2009, partially offset by $14.1 million of sales from DAS-New York, which was acquired in December 2008, and an increase of $4.2 million in sales to the Boeing 737NG program. During 2009, Ducommun experienced the discontinuation of the Eclipse program. During 2009, sales to commercial business were lower than 2008 in the majority of Ducommun’s commercial aircraft programs. Sales to the Boeing 737NG program accounted for approximately $42.4 million in sales in 2009, compared to $38.3 million in sales in 2008. The Boeing 777 program accounted for approximately $16.4 million in sales in 2009, of which $6.3 million of sales were from DAS-New York, compared to $10.4 million in sales in 2008.

Gross profit, as a percentage of sales, decreased to 18.3% in 2009 from 20.3% in 2008. Gross profit margin was negatively impacted by inventory reserves and valuation adjustments of $5.1 million, a liability recorded for uncollected sales taxes from customers of $0.6 million and an unfavorable change in sales mix at DAS, partially offset by an improvement in operating performance at DTI.

SG&A expenses decreased to $49.6 million, or 11.5% of sales in 2009, compared to $50.5 million, or 12.5% of sales in 2008. The decrease in SG&A expense was primarily due to a reduction in environmental reserves of $2.2 million and lower personnel costs, partially offset by a full year of expenses at DAS-New York, including the amortization of certain intangible assets of $1.5 million for DAS-New York.

In accordance with ASC 350, Ducommun performed its required annual impairment test for goodwill using a discounted cash flow analysis supported by comparative market multiples to determine the fair values of its businesses versus their book values. The test as of December 31, 2009 indicated the book value of Miltec exceeded the fair value of the business. In the fourth quarter of 2009, Ducommun recorded a non-cash charge of $12.9 million at DTI (relating to its Miltec reporting unit) for the impairment of goodwill. The impairment charge was primarily driven by reductions in the U.S. Government’s budgetary forecast and funding levels in the military markets resulting in the declines in the engineering services business from lower RDT&E budgets, reduced demand for specific engineering services as a result of increases in government in-sourcing and reduced Congressional earmarks. These market changes resulted in a lower forecast of future multiyear sales and cash flow for Miltec as compared to the forecast in 2008. Because the majority of Miltec’s business is U.S. Government related, the reduction in components of the U.S. Defense budget has had an unfavorable impact on the fair value assessment.

In the fourth quarter of 2009, Ducommun recorded a non-cash charge of $12.9 million at DTI (relating to its Miltec reporting unit) for the impairment of goodwill. In the fourth quarter of 2008, Ducommun recorded a non-cash charge of $13.0 million at DTI (relating to its Miltec reporting unit) for the impairment of goodwill. The charges in both 2009 and 2008 reduced goodwill recorded in connection with the acquisition of Miltec and did not impact Ducommun’s normal business operations. The test as of December 31, 2008 indicated the book value of Miltec exceeded the fair value of the business. The 2008 impairment charge was primarily driven by adverse equity market conditions that caused a decrease in current market multiples and Ducommun’s stock price as of December 31, 2008 compared with the test performed as of December 31, 2007. Thus, the impairment charge recorded in 2009 was driven by external market factors as opposed to the reduction in stock price multiples which were the primary cause for the impairment charge in 2008. The charge in both 2009 and 2008 reduced goodwill recorded in connection with the acquisition of Miltec and did not impact Ducommun’s normal business operations. The principal factors used in the discounted cash flow analysis requiring judgment are the projected results of operations, WACC, and terminal value assumptions. The WACC takes into account the relative weights of each component of Ducommun’s consolidated capital structure (equity and debt) and represents the expected cost of new capital adjusted as appropriate to consider risk profiles associated with growth projection risks. The terminal value assumptions are applied to the final year of discounted cash flow model. Due to many variables inherent in the estimation of a business’s fair value and the relative size of Ducommun’s recorded goodwill, differences in assumptions may have a material effect on the results of Ducommun’s impairment analysis. Prior to recording the goodwill impairment charge at Miltec, Ducommun tested the purchased intangible assets and other long-lived assets at the business as required by ASC 360, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and the carrying value of these assets was determined not to be impaired.

Interest expense was $2.5 million in 2009, compared to $1.2 million in 2008, primarily due to higher debt levels and higher interest rates in 2009 compared to the previous year.

Income tax expense decreased to $3.6 million in 2009, compared to $3.9 million in 2008. The decrease in income tax expense was due to the decrease in income before taxes, partially offset by a higher effective income tax rate. Ducommun’s effective tax rate for 2009 was 26.0%, compared to 23.1% in 2008. Cash expended to pay income taxes was $7.0 million in 2009, compared to $7.6 million in 2008.

Net income for 2009 was $10.2 million, compared to $13.1 million in 2008. Net income for 2009 includes an after-tax charge of $3.4 million for the Eclipse inventory write-off and inventory valuation adjustment discussed above and a non-cash goodwill impairment charge of $7.8 million. Net income for 2008 includes a non-cash goodwill impairment charge of $8.0 million.

Results of Operations—LaBarge

Overview

LaBarge designs, engineers and produces sophisticated electronic and electromechanical systems and devices, and complex interconnect systems on a contract basis for its customers. Engineering and manufacturing facilities are located in Arkansas, Missouri, Oklahoma, Pennsylvania, Texas and Wisconsin. After the consummation of the Merger, LaBarge will become a wholly-owned subsidiary of Ducommun and will be integrated into its existing DTI segment which will be renamed Ducommun LaBarge Technologies.

LaBarge’s customers conduct business in a variety of markets with significant net sales from customers in the defense, medical, aerospace, natural resources, industrial and other commercial markets. As a contract manufacturer, net sales are impacted primarily by the volume of shipments in the particular period. LaBarge is currently monitoring a situation with one of its customers, American Superconductor, which is discussed under “Risk Factors—Risks Related to the Combined Business.”

LaBarge provides information about its end markets to demonstrate the diversity of its customer base, which LaBarge believes helps to reduce potential volatility in its net sales stream. However, LaBarge does not target customers in individual markets, but rather targets companies whose manufacturing requirements match the services and capabilities LaBarge provides. Within all end markets, gross profit margins vary widely by customer and by contract.

LaBarge has a centralized sales organization. Though the selling and marketing personnel have a customer and prospective customer focus, they are not limited to exclusively developing a specific end market.

On November 25, 2008, Eclipse, a customer of LaBarge, announced that it filed a petition for relief under Chapter 11 of the United States Bankruptcy Code. On March 5, 2009, the Eclipse bankruptcy was converted to Chapter 7 liquidation.

The Eclipse bankruptcy negatively impacted LaBarge’s financial results for the fiscal year ended June 28, 2009, as described in more detail below, and in Notes 4 and 5 to the notes to LaBarge’s audited consolidated financial statements filed with the SEC. The end market for sales to Eclipse was commercial aerospace.

LaBarge uses a fiscal year ending the Sunday closest to June 30; each fiscal quarter is 13 weeks. Fiscal years 2010, 2009 and 2008 each consisted of 52 weeks.

Acquisition of Pensar Electronics Solutions LLC (“Pensar”)

LaBarge acquired Pensar on December 22, 2008. Therefore, LaBarge’s financial results for the fiscal year ended June 27, 2010 includes 52 weeks of Pensar activity, compared with 27 weeks of activity for the fiscal year ended June 28, 2009. The impact of the Pensar acquisition is described in “—Fiscal Years Ended June 27, 2010, June 28, 2009 and June 29, 2008.”

Three and Nine Months Ended April 3, 2011

Backlog

	As of (unaudited)
	April 3, 2011	June 27, 2010
	(In thousands)
Defense	$155,825	$110,430
Natural resources	31,388	36,357
Industrial	25,384	28,631
Medical	21,513	18,165
Commercial aerospace	2,705	1,612
Other	4,772	3,532

Total backlog	$241,587	$198,727

The backlog at April 3, 2011, increased $42.9 million from June 27, 2010. The $45.4 million increase in defense backlog is primarily attributable to several large contracts related to producing interconnect and electronic assemblies for a variety of defense applications, including military aircraft, missile systems, radar systems and shipboard programs. The $5.0 million decrease in natural resources backlog is primarily attributable to lower bookings from the wind power generation industry. The $3.2 million decrease in industrial backlog is primarily attributable to a decrease in bookings of electronic and electromechanical assemblies used in capital equipment for glass container fabrication systems.

Approximately $47.2 million of the backlog at April 3, 2011, is scheduled to ship beyond the next 12 months, pursuant to the shipment schedules of the contracts that comprise backlog. This compares with $30.4 million at June 27, 2010.

Net Sales

	Three Months Ended (unaudited)		Nine Months Ended (unaudited)
	April 3, 2011	March 28, 2010	April 3, 2011	March 28, 2010
	(In thousands)
Defense	$32,940	$28,878	$91,333	$89,677
Natural Resources	19,130	14,507	62,748	38,306
Industrial	18,060	19,650	59,990	45,405
Medical	10,235	8,303	26,239	22,073
Commercial aerospace	920	892	3,126	3,505
Other	1,929	2,505	6,667	7,924

Total net sales	$83,214	$74,735	$250,103	$206,890

For the three months ended April 3, 2011, sales increased $8.5 million, versus the comparable period a year earlier. Sales to defense customers increased $4.1 million, primarily related to several large contracts related to producing interconnect and electronic assemblies for a variety of defense applications, including military aircraft, missile systems, radar systems and shipboard programs. Sales to natural resources customers increased $4.6 million, primarily attributable to an increase in sales to oil and gas customers. Sales to industrial customers decreased $1.6 million, primarily due to lower demand for electronic and electromechanical assemblies used in capital equipment for glass container fabrication systems.

For the nine months ended April 3, 2011, sales increased $43.2 million, versus the comparable period a year earlier. Sales to natural resources customers increased $24.4 million, primarily attributable to an increase in sales to oil and gas, wind power generation and mining customers. Sales to industrial customers increased $14.6 million, primarily due to higher demand for capital equipment used in glass container fabrications systems and higher demand for electronic assemblies used in high-performance semiconductor test equipment.

Sales to LaBarge’s 10 largest customers represented 54% of total net sales for the three months ended April 3, 2011, versus 60% for the three months ended March 28, 2010. LaBarge’s top three customers and their relative contributions to sales for the three months ended April 3, 2011, were as follows: Schlumberger Ltd., $9.4 million (11.3%); Owens-Illinois, Inc., $8.4 million (10.0%); and Raytheon Company, $5.9 million (7.0%). This compares with Owens-Illinois, Inc., $12.2 million (16.3%); American Superconductor, $6.4 million (8.5%); and Raytheon Company, $6.0 million (8.0%) for the three months ended March 28, 2010.

Sales to LaBarge’s ten largest customers represented 58% of total net sales for the nine months ended April 3, 2011, versus 61% for the nine months ended March 28, 2010. LaBarge’s top three customers and their relative contributions to sales for the nine months ended April 3, 2011, were as follows: Owens-Illinois, Inc., $32.3 million (12.9%); Schlumberger Ltd., $26.1 million (10.4%); and American Superconductor, $19.0 million (7.6%). This compares with Owens-Illinois, Inc., $29.1 million (14.1%); Raytheon Company, $17.8 million (8.6%); and American Superconductor, $16.7 million (8.1%) for the nine months ended March 28, 2010.

Cost of Sales and Gross Profit

	Three Months Ended (unaudited)		Nine Months Ended (unaudited)
	April 3, 2011	March 28, 2010	April 3, 2011	March 28, 2010
	($ in thousands)
Cost of sales	$66,290	$59,334	$199,467	$165,559
Percent of net sales	79.7%	79.4%	79.8%	80.0%
Gross profit	$16,924	$15,401	$50,636	$41,331
Gross profit margin	20.3%	20.6%	20.2%	20.0%

Gross profit margins vary significantly by contract. The most significant factors influencing profitability in a particular period are: the mix of contracts with deliveries in that period and the volume of sales in relation to LaBarge’s fixed costs during the period. Delivery schedules are generally determined by LaBarge’s customers. The significant factors that influence the profitability of individual contracts include: (i) the competitive environment in which the contract was bid; (ii) the experience level of LaBarge in manufacturing the particular product(s); (iii) the stability of the design of the product(s); and (iv) the accuracy of LaBarge’s original cost estimates.

Cost of sales for the three months ended April 3, 2011, increased $7.0 million, compared with the prior fiscal year, driven by a $8.5 million increase in sales. Gross profit for the three months ended April 3, 2011, increased $1.5 million, and gross profit margin decreased 30 basis points versus the same period in the prior fiscal year.

Cost of sales for the nine months ended April 3, 2011, increased $33.9 million, compared with the prior fiscal year, driven by a $43.2 million increase in sales. Gross profit for the nine months ended April 3, 2011, increased $9.3 million, and gross profit margin increased 20 basis points versus the same period in the prior fiscal year.

Selling and Administrative Expense

	Three Months Ended (unaudited)		Nine Months Ended (unaudited)
	April 3, 2011	March 28, 2010	April 3, 2011	March 28, 2010
	($ in thousands)
Selling and administrative expense	$10,616	$8,402	$29,048	$25,350
Percent of net sales	12.8%	11.2%	11.6%	12.3%

Selling and administrative expense increased by $2.2 million for the three months ended April 3, 2011, compared with the three months ended March 28, 2010. The increase in expenses is primarily attributable to an increase in professional service fees of $1.6 million, $1.4 million of which are associated with the LaBarge Acquisition as described in Note 1 to the notes to LaBarge’s unaudited consolidated financial statements ended April 3, 2011 filed with the SEC. In addition, salaries and fringe benefit expense increased $0.6 million, software amortization decreased $0.2 million, and bad debt expense increased $0.2 million in three months ended April 3, 2011, compared with the three months ended March 28, 2010. In the three months ended March 28, 2010, bad debt expense was favorably impacted by $0.2 million due a collection that was reserved for in fiscal year 2009.

Selling and administrative expense increased by $3.7 million for the nine months ended April 3, 2011, compared with the nine months ended March 28, 2010. The increase in expenses is primarily attributable to an increase in salaries and fringe benefit expense of $1.8 million, versus the prior-year period. In addition, professional service fees increased $2.0 million, $1.5 million of which are associated with the LaBarge Acquisition. In addition, software amortization decreased $0.5 million, offset by increases of $0.3 million in bad debt expense, $0.2 million in rent expense, and $0.2 million in expenses for utilities in the nine months ended April 3, 2011, compared with the nine months ended March 28, 2010.

Interest Expense

	Three Months Ended (unaudited)		Nine Months Ended (unaudited)
	April 3, 2011	March 28, 2010	April 3, 2011	March 28, 2010
	(In thousands)
Interest expense	$293	$400	$1,031	$1,329

Interest expense decreased $0.1 million for the three months ended April 3, 2011, versus the same period a year earlier due to lower average debt levels.

Interest expense decreased $0.3 million for the nine months ended April 3, 2011, versus the same period a year earlier due to lower average debt levels.

Income Tax Expense

	Three Months Ended (unaudited)		Nine Months Ended (unaudited)
	April 3, 2011	March 28, 2010	April 3, 2011	March 28, 2010
	(In thousands)
Income tax expense	$2,191	$2,516	$7,406	$4,590

The estimated annual effective income tax rate for the three and nine months ended April 3, 2011, was 36.5%, compared with 37.5% for the three and nine months ended March 28, 2010. The income tax expense recorded for the nine months ended March 28, 2010, was impacted favorably by $0.8 million for the recording of refunds due to a correction to the apportionment factor for state income tax returns.

Fiscal Years Ended June 27, 2010, June 28, 2009 and June 29, 2008

Backlog

	Fiscal Year Ended (unaudited)
	June 27, 2010	June 28, 2009	June 29, 2008
	(In thousands)
Defense	$110,430	$113,479	$119,407
Natural resources	36,357	14,469	18,058
Industrial	28,631	12,330	20,780
Medical	18,165	20,552	11,495
Commercial aerospace	1,612	3,255	46,230
Government systems	19	1	3,743
Other	3,513	3,922	1,580

Total backlog	$198,727	$168,008	$221,293

The backlog at June 27, 2010 increased $30.7 million from June 28, 2009. The $21.9 million increase in natural resources backlog is primarily attributable to strong bookings with wind power generation and oil and gas customers. The $16.3 million increase in industrial backlog is primarily comprised of stronger bookings of electronic assemblies used in high-performance semiconductor test equipment and systems ($5.1 million) and additional bookings of electronic and electromechanical assemblies used in capital equipment for glass container fabrication systems ($8.2 million).

The backlog at June 28, 2009 included $20.4 million from the Pensar acquisition. Absent the Pensar acquisition, the backlog from June 29, 2008 to June 28, 2009 decreased by $73.7 million. The $43.0 million reduction in commercial aerospace is primarily related to the Eclipse bankruptcy described in more detail in Notes 4 and 5 to the notes to LaBarge’s audited consolidated financial statements filed with the SEC. The remaining decline in backlog results from reduced orders in several market sectors due to the economic downturn. The $9.1 million increase in medical backlog primarily resulted from the Pensar acquisition.

Approximately $30.4 million of the backlog at fiscal 2010 year-end is scheduled to ship beyond the next 12 months, pursuant to the shipment schedules of the contracts that comprise backlog. This compares with $22.9 million at fiscal year-end 2009.

Net Sales

	Fiscal Year Ended
	June 27, 2010	June 28, 2009	June 29, 2008
	(In thousands)
Defense	$121,528	$127,229	$107,882
Industrial	65,416	52,081	50,873
Natural resources	57,521	50,250	65,375
Medical	31,299	24,762	19,979
Commercial aerospace	4,157	8,240	20,386
Government systems	13	4,103	10,565
Other	9,369	6,703	4,425

Total net sales	$289,303	$273,368	$279,485

The Pensar acquisition, which occurred in fiscal year 2009 and is described in Note 2 to the notes to LaBarge’s audited consolidated financial statements filed with the SEC, contributed $62.4 million of net sales in the 12 months ended June 27, 2010, compared with $25.9 million in the six months ended June 28, 2009. The overall increase in Pensar’s sales in fiscal year 2010 versus fiscal year 2009 is primarily due to the fact that Pensar was included in LaBarge’s results for approximately half of the 2009 fiscal year and for the entire 2010 fiscal year. The $36.5 million increase in sales for this facility during fiscal year 2010 versus fiscal year 2009 included an increase of $16.5 million in the natural resources market, a $10.5 million increase in the industrial market and a $7.1 million increase in the medical market.

For the 12 months ended June 27, 2010, excluding the impact of the Pensar acquisition, sales decreased $20.6 million, versus the comparable period a year earlier. The overall economic downturn was the primary contributor to the sales decline. Excluding the impact of the Pensar acquisition, fiscal year 2010 sales to defense customers decreased $5.7 million; sales to natural resources customers decreased $9.3 million; sales to industrial customers increased $2.8 million; sales to commercial aerospace customers decreased $4.1 million; and sales to other customers decreased $4.3 million, versus fiscal year 2009.

Excluding the impact of the Pensar acquisition, the $5.7 million decrease in defense sales in fiscal year 2010 related to reduced shipments under several contracts to produce cable and electronic assemblies for a variety of defense applications, including military aircraft, missile systems, radar systems and shipboard programs. Sales to customers in the natural resources market were negatively impacted by the overall economic downturn. This downturn resulted in a $9.3 million decrease in natural resources sales primarily in the oil and gas sector. Government systems sales were down as LaBarge completed a large multi-year contract for baggage scanning equipment in December 2008. Commercial aerospace sales decreased due to the bankruptcy of Eclipse described in Notes 4 and 5 to the notes to LaBarge’s audited consolidated financial statements filed with the SEC.

The Pensar acquisition contributed $25.9 million of net sales to fiscal year 2009. The overall decrease in net sales between fiscal years 2009 and 2008 was primarily due to the economic downturn. The $19.3 million increase in defense sales in fiscal year 2009 related to several contracts to produce cable and electronic assemblies for a variety of defense applications, including military aircraft, missile systems, radar systems and shipboard programs. Sales to customers in the natural resources market were negatively impacted by the overall economic downturn. This downturn was partially offset by $9.7 million of natural resources sales from the Pensar acquisition, in the wind-power generation sector. The increase in medical sales was driven by $8.7 million of sales from the Pensar acquisition. Sales to LaBarge’s 10 largest customers represented 60.3% of total net sales in fiscal year 2010, versus 64.4% in fiscal year 2009 and 69.6% in fiscal year 2008. LaBarge’s top three customers and their relative contribution to fiscal year 2010 sales were Owens-Illinois, Inc., 14.0%; American Superconductor, 8.8%; and Raytheon Company, 8.2%. LaBarge’s top three customers for fiscal year 2009 were Owens-Illinois, Inc., 14.2%; Raytheon Company, 8.8%; and Schlumberger Ltd., 8.5%. LaBarge’s top three customers for fiscal year 2008 were Owens-Illinois, Inc., 14.2%; Schlumberger Ltd., 11.2% and Modular Mining Systems, Inc., 9.4%.

Cost of Sales and Gross Profit

	Fiscal Year Ended
	June 27, 2010	June 28, 2009	June 29, 2008
	($ in thousands)
Cost of sales	$231,677	$222,583	$224,498
Percent of net sales	80.1%	81.4%	80.3%
Gross profit	57,626	50,785	54,987
Gross profit margin	19.9%	18.6%	19.7%

Gross profit margins vary significantly by contract. The most significant factors influencing profitability in a particular period are: the mix of contracts with deliveries in that period; and, the volume of sales in relation to LaBarge’s fixed costs during the period. Delivery schedules are generally determined by LaBarge’s customers. The significant factors that influence the profitability of individual contracts include: (i) the competitive environment in which the contract was bid; (ii) the experience level of LaBarge in manufacturing the particular product(s); (iii) the stability of the design of the product(s); and (iv) the accuracy of LaBarge’s original cost estimates.

Cost of sales for the fiscal year ended June 27, 2010, increased $9.1 million, compared with the prior fiscal year, driven by the fiscal year 2010 sales increase of $15.9 million. Gross profit for fiscal year 2010 increased $6.8 million and gross profit margin was up 130 basis points versus the prior fiscal year. The increase in gross profit margin from 18.6% in fiscal year 2009 to 19.9% in fiscal year 2010 was primarily driven by the impact of the write-down of inventory related to the Eclipse program, described in Note 5 to the notes to LaBarge’s audited consolidated financial statements. The fiscal year 2009 write-down of Eclipse-related inventory increased cost of sales and reduced gross profit by $4.2 million. This write-down reduced the reported gross profit margin by 150 basis points. In addition, gross profit for fiscal year 2010 was positively impacted by $0.6 million, for the payment of a claim on a contract completed in the third quarter of fiscal year 2009. This represents the final settlement of this claim.

The acquisition of Pensar added cost of sales of $54.8 million and gross profit of $7.7 million in the fiscal year ended June 27, 2010. The Pensar acquisition generated gross profit margin of 12.3% in the fiscal year ended June 27, 2010. Excluding the Pensar acquisition, the gross profit margin would have been 22.0% for the 12 months ended June 27, 2010.

Cost of sales for the fiscal year ended June 28, 2009 decreased $1.9 million, compared with the prior fiscal year, driven by the fiscal year 2009 sales decline of $6.1 million. Gross profit for fiscal year 2009 was down $4.2 million and gross profit margin was down 110 basis points versus the prior fiscal year. The decline in gross profit margin from 19.7% in fiscal year 2008 to 18.6% in fiscal year 2009 was primarily driven by the write-down of inventory related to the Eclipse program described in Note 5 to the notes to LaBarge’s audited consolidated financial statements filed with the SEC and the acquisition of Pensar. In addition, gross profit margin was negatively impacted by a percentage drop in sales that exceeded the percentage drop in indirect manufacturing expenses.

The acquisition of Pensar added cost of sales of $23.6 million and gross profit of $2.3 million in the fiscal year ended June 28, 2009. The Pensar operation generated gross profit margin of 8.8% in the fiscal year ended June 28, 2009. The Pensar gross profit margin was negatively impacted by the step up of work in process and finished goods inventory as part of the allocation of the acquisition purchase price, which added $0.2 million to cost of sales recorded by the Pensar operation. Excluding the Pensar operation, the gross profit margin would have been 19.6% for the 12 months ended June 28, 2009, a decrease of 10 basis points compared with the same period in fiscal year 2008.

Absent the Eclipse write-off and the impact of the Pensar acquisition, the gross profit margin would have been 21.3% for the fiscal year ended June 28, 2009, which is 160 basis points higher than the fiscal year ended June 29, 2008.

During the fiscal year ended June 29, 2008, LaBarge’s gross margin was negatively impacted by higher than anticipated labor and material costs on certain early-stage long-term contracts that were not fully recoverable from LaBarge’s customers, and start-up expenses on a significant new contract for the assembly of heavy mechanical products in the industrial market. In addition, in the fiscal year ended June 29, 2008, LaBarge recorded costs of $0.2 million, to account for the actual and anticipated loss on current and future shipments on one particular defense program for which LaBarge experienced significant design changes.

Selling and Administrative Expense

	Fiscal Year Ended
	June 27, 2010	June 28, 2009	June 29, 2008
	($ in thousands)
Selling and administrative expense	$33,935	$32,810	$29,557
Percent of net sales	11.7%	12.0%	10.6%

Selling and administrative expense increased by $1.1 million for the 12 months ended June 27, 2010, compared with the 12 months ended June 28, 2009. The selling and administrative expenses for the Pensar acquisition were $3.8 million in the 12 months ended June 27, 2010, compared with $2.1 million in the six months ended June 28, 2009. Excluding the impact of the Pensar acquisition, selling and administrative expense decreased $0.5 million for the 12 months ended June 27, 2010, compared with the 12 months ended June 28, 2009. The decrease in expenses is primarily attributable to the $3.7 million write-off of the Eclipse accounts receivable expensed during the second quarter of fiscal year 2009. In addition, fringe benefit expense decreased $0.3 million, professional service fees decreased $0.3 million, employee relocation expenses decreased $0.1 million, and amortization expense decreased $0.2 million for the 12 months ended June 27, 2010, compared with the 12 months ended June 28, 2009. These decreases were offset by increases in incentive compensation of $3.2 million, higher salaries and wages of $0.6 million, and tax expense of $0.3 million.

In fiscal year 2009, the major factors increasing selling and administrative expense, compared with fiscal year 2008, were: the write-off of the Eclipse accounts receivable of $3.7 million, the acquisition of Pensar of $2.1 million, and higher salaries and wages due to head count and wage inflation of $1.4 million. Partially offsetting these increases were lower incentive compensation expense of $3.1 million, lower commissions of $0.6 million, and reduced personnel recruiting and relocation expenses of $0.3 million.

Interest Expense

	Fiscal Year Ended
	June 27, 2010	June 28, 2009	June 29, 2008
	(In thousands)
Interest expense	$1,711	$1,294	$1,459

Interest expense increased in fiscal year 2010 from the prior year due to the full-year impact of carrying the debt associated with the Pensar acquisition. The debt level decreased in the fiscal year period ended June 27, 2010, as a result of principal payments.

Interest expense decreased in fiscal year 2009 from the prior year due to lower average interest rates.

Income Tax Expense

	Fiscal Year Ended
	June 27, 2010	June 28, 2009	June 29, 2008
	(In thousands)
Income tax expense	$7,147	$6,329	$9,011

The effective income tax rate, prior to discrete items, for fiscal year 2010 was 37%, compared with 40% and 38% in fiscal years 2009 and 2008, respectively. During the first quarter of fiscal year 2010, LaBarge recorded a $0.8 million reduction to income tax expense from a correction in the apportionment factor for state income tax returns for fiscal years 2006 through 2009 and an increase in other tax expense, included in selling and administrative expense, of $0.2 million ($0.1 million after-tax) for a gross receipts tax that relates to fiscal years 2005 through 2009. LaBarge determined that the amounts related to prior fiscal years were not material to all prior fiscal years and, therefore, recognized the adjustments during the first quarter of fiscal year 2010. The net impact of both adjustments to net earnings was an increase of $0.7 million for the 12 months ended June 27, 2010, which had a $0.04 impact on basic and diluted earnings per share. The impact on full-year net earnings for fiscal year 2010 is not material.

Financial Condition—Ducommun

Cash Flow Summary

Three Months Ended April 2, 2011 Compared to Three Months Ended April 3, 2010

Net cash used in operating activities for the three months ended April 2, 2011 and the three months ended April 3, 2010 was $25.3 million and $21.0 million, respectively. Net cash used in operating activities during the three months ended April 2, 2011 was impacted by an increase in accounts and unbilled receivables, primarily related to the timing of billings to customers and extension of payments by the customers, an increase in inventory and tooling production cost, primarily related to work-in-process for production jobs scheduled to ship in 2011 and afterward and payments in 2011 for expenses recorded in accounts payable and accrued liabilities in 2010, partially offset by an increase in accrued acquisition and other expenses.

Net cash used in investing activities for the first three months of 2011 was $1.6 million. This consisted of $1.5 million of capital expenditures, $0.4 million for the acquisition of a business in DAS and proceeds of $0.3 million from the sale of assets.

Net cash used in financing activities for the first three months of 2011 of $17.7 million included approximately $18.5 million of borrowings, and $0.8 million of dividend payments.

Fiscal Year Ended December 31, 2010 Compared to Fiscal Year Ended December 31, 2009

Net cash provided by operating activities for 2010, 2009, and 2008 was $26.5 million, $30.8 million and $28.0 million, respectively. Net cash provided by operating activities for 2010 was negatively impacted by an increase in inventory of $4.8 million and tooling production cost of $5.2 million, primarily related to work-in-process for production jobs scheduled to ship in 2011 and afterward. Net cash provided by operating activities for 2010 was negatively impacted by a decrease in accrued liabilities of $2.7 million (consisting primarily of a $2.5 million decrease in customer deposits, a $1.1 million decrease in accrued bonuses and incentives and a $0.4 million decrease in deferred compensation, partially offset by $1.3 million increase in all other accrued liabilities).

Net cash used in investing activities for 2010 of $7.1 million included $7.1 million of capital expenditures.

Net cash used in financing activities for 2010 of $27.7 million included approximately $25.0 million of repayment of borrowings and $3.1 million of dividend payments.

Liquidity and Capital Resources

Ducommun is currently party to a Second Amended and Restated Credit Agreement with Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, Union Bank, N.A., as Documentation Agent and the other lenders named therein dated June 26, 2009. The Existing Ducommun Credit Facility provides for an unsecured revolving credit line of $120.0 million maturing on June 26, 2014. Interest is payable quarterly on the outstanding borrowings at Bank of America’s prime rate (3.25% at December 31, 2010) plus a spread (1.5% to 2.0% per annum based on the leverage ratio of Ducommun) or, at the election of Ducommun, for terms of up to six months at the LIBOR rate (0.26% at December 31, 2010 for one month LIBOR) plus a spread (2.5% to 3.0% per annum depending on the leverage ratio of Ducommun). The Existing Ducommun Credit Facility includes minimum fixed charge coverage, maximum leverage and minimum net worth covenants, an unused commitment fee (0.50% to 0.60% per annum depending on the leverage ratio of Ducommun) and limitations on future dispositions of property, repurchases of common stock, dividends, outside indebtedness and acquisitions. The Existing Ducommun Credit Facility will be repaid and terminated at closing in connection with the LaBarge Acquisition.

In connection with the DAS-New York acquisition in December 2008, Ducommun issued a promissory note in the initial principal amount of $7.0 million with interest of 5% per annum payable annually on each anniversary of the closing date (December 23). Principal of the promissory note in the amount of $4.0 million was paid on June 23, 2010 and $3.0 million is payable on December 23, 2013.

The weighted average interest rate on borrowings outstanding was 3.55% at April 2, 2011, compared to 5.94% at April 3, 2010. The carrying amount of long-term debt approximates fair value based on the terms of the related debt, recent transactions and estimates using interest rates currently available to Ducommun for debt with similar terms and remaining maturities.

Ducommun spent approximately $1.4 million for tooling related investment on various programs in the three months ended April 2, 2011. As part of Ducommun’s strategic direction in moving to a Tier 2 supplier additional up-front investment in tooling will be required for newer programs which have higher engineering content and higher levels of complexity in assemblies.

Ducommun has made guarantees and indemnities under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain transactions, including revenue transactions in the ordinary course of business. In connection with certain facility leases, Ducommun has indemnified its lessors for certain claims arising from the facility or the lease. Ducommun indemnifies its directors and officers to the maximum extent permitted under the laws of the State of Delaware. However, Ducommun has a directors’ and officers’ insurance policy that may reduce its exposure in certain circumstances and may enable it to recover a portion of future amounts that may be payable, if any. The duration of the guarantees and indemnities varies and, in many cases, is indefinite but subject to a statute of limitations. The majority of guarantees and indemnities do not provide any limitations of the maximum potential future payments Ducommun could be obligated to make. Historically, payments related to these guarantees and indemnities have been immaterial. Ducommun estimates the fair value of its indemnification obligations as insignificant based on this history and insurance coverage and has, therefore, not recorded any liability for these guarantees and indemnities in the accompanying consolidated balance sheets. However, there can be no assurances that Ducommun will not have any future financial exposure under these indemnification obligations.

Financial Condition—LaBarge

Liquidity and Capital Resources

Nine Months Ended April 3, 2011

	Nine Months Ended (unaudited)
	April 3, 2011	March 28, 2010
	(In thousands)
Net cash provided by operating activities	$17,593	$12,195
Net cash (used) by investing activities	(3,693)	(4,287)
Net cash (used) provided by financing activities	(9,982)	(8,010)

Net increase (decrease) in cash and cash equivalents	$3,918	$(102)

LaBarge’s operations generated $17.6 million of cash in the nine months ended April 3, 2011, compared with $12.2 million of cash generated in the nine months ended March 28, 2010. The primary driver of the $5.4 million increase in net operating cash flow in the current-year period was $57.7 million of increased cash received from trade customers due to the higher sales levels for the nine months ended April 3, 2011, compared with the nine months ended March 28, 2010. Also, cash received from customers to fund long-lead material purchases was $4.6 million higher in the nine months ended April 3, 2011, compared with the nine months ended March 28, 2010. This was partially offset by a $43.8 million increase in cash disbursements for inventory purchases and other costs of operations in the fiscal year 2011 third quarter. The higher inventory purchases and other operation costs were primarily driven by the increase in sales volume for the nine months ended April 3, 2011, compared with the nine months ended March 28, 2010. In addition, the cash used for payroll-related expenditures increased $9.1 million in the nine months ended April 3, 2011, compared with the nine months ended March 28, 2010, due to bonus payments made during the nine months ended April 3, 2011, and the timing of the payroll disbursements, which resulted in an additional payroll disbursement in the nine months ended April 3, 2011, compared with the nine months ended March 28, 2010. Also, net income tax payments were $4.2 million higher in the nine months ended April 3, 2011, versus the same period in fiscal year 2010.

The $0.6 million decrease in cash used by LaBarge’s investing activities in the nine months ended April 3, 2011, versus the nine months ended March 28, 2010, was primarily driven by a reduction of $0.2 million in capital expenditures for equipment and facilities and a reduction of $0.3 million in spending for software.

The $2.0 million increase in cash used by financing activities in the nine months ended April 3, 2011, versus the nine months ended March 28, 2010, is primarily due to LaBarge repaying long-term debt of $9.6 million in the nine months ended April 3, 2011, compared with payments of $6.1 million in the nine months ended March 28, 2010. This was offset by a reduction in purchases of common stock. LaBarge purchased no common stock in the nine months ended April 3, 2011, compared with purchases of $1.6 million of common stock in the nine months ended March 28, 2010.

Fiscal Years Ended June 27, 2010, June 28, 2009 and June 29, 2008

	Fiscal Year Ended
	June 27, 2010	June 28, 2009	June 29, 2008
	(In thousands)
Net cash provided by operating activities	$13,997	$29,620	$18,047
Net cash (used) by investing activities	(5,030)	(56,500)	(5,185)
Net cash (used) provided by financing activities	(10,963)	29,531	(11,608)

Net (decrease) increase in cash and cash equivalents	$(1,996)	$2,651	$1,254

LaBarge’s operations generated $14.0 million of cash in the 12 months ended June 27, 2010, compared with $29.6 million in the 12 months ended June 28, 2009. The Pensar acquisition generated positive operating cash flows of $2.1 million for the 12 months ended June 27, 2010, and $2.0 million for the six months ended June 28, 2009.

Excluding the impact of Pensar’s operating cash flow, the primary driver of the $15.6 million reduction in operating cash flow, in the 12 months of fiscal year 2010, versus the same period a year earlier, was a $35.5 million reduction in cash received from customers (excluding Pensar customers). This results from lower sales in the 12 months ended June 27, 2010, exclusive of the Pensar acquisition, compared with the same fiscal period in the prior year. The lower receipts were offset by a $21.0 million reduction in disbursements for inventory purchases and other costs of production. The lower inventory purchases and other production costs were primarily driven by the reduction of sales volume for the 12 months ended June 27, 2010, exclusive of the Pensar acquisition, and a reduction of purchases of long lead time materials. In addition, the cash used for payroll-related expenditures decreased by $4.7 million in the 12 months ended June 27, 2010, compared with the 12 months ended June 28, 2009, as a result of a reduction in the incentive compensation paid during fiscal year 2010, compared with incentive compensation paid in fiscal year 2009.

The $51.5 million decrease in cash used by LaBarge’s investing activities in the 12 months ended June 27, 2010, versus the 12 months ended June 28, 2009 was driven by the $45.1 million investment in the Pensar acquisition made in the second fiscal quarter of fiscal year 2009. Capital expenditures were $4.2 million in the 12 months ended June 27, 2010. These expenditures relate primarily to facility improvements at the Houston, Joplin and Tulsa plants. Capital expenditures were $10.8 million in the 12 months ended June 28, 2009, primarily related to LaBarge’s $2.5 million purchase of the Tulsa manufacturing facility, which had been leased in prior years, and the $4.2 million purchase of surface-mount technology equipment to expand LaBarge’s capabilities in Pittsburgh and Tulsa.

The $40.5 million decrease in cash provided by financing activities in the 12 months ended June 27, 2010, versus the 12 months ended June 28, 2009, reflects the second quarter of fiscal year 2009 borrowing of $35.0 million of senior debt and $7.9 million of short-term borrowings to acquire the assets of Pensar. In addition, LaBarge made debt payments during the 12 months ended June 27, 2010, of $8.2 million, versus debt payments of $1.7 million in fiscal year 2009. In fiscal year 2009, LaBarge paid down $10.5 million of borrowings under the revolving credit facility.

LaBarge’s operations generated $29.6 million of cash in fiscal year 2009, compared with $18.0 million in fiscal year 2008. The Pensar acquisition generated positive operating cash flow of $2.0 million for fiscal year 2009. The primary driver of the increased operating cash flow was a $42.5 million reduction in disbursements for inventory purchases and other costs of production. The lower inventory purchases and other production costs were primarily driven by the reduction of sales volume in fiscal year 2009, exclusive of the Pensar acquisition, and a reduction of purchases of long lead time materials. This increase in net cash provided by operations was partially offset by a reduction of cash receipts from trade receivables of $25.0 million and a reduction of cash received from cash advances from customers of $5.2 million in fiscal year 2009, compared with fiscal year 2008. In addition, the cash used for payroll-related expenditures increased by $5.6 million in fiscal year 2009, compared with fiscal year 2008. Income tax payments made during fiscal year 2009 were $4.3 million lower than in fiscal 2008.

LaBarge’s investing activities used $56.5 million in fiscal year 2009, compared with $5.2 million used in fiscal year 2008. The primary driver was the $45.1 million used to acquire Pensar (see Note 1 to the notes to LaBarge’s audited consolidated financial statements filed with the SEC). In addition, capital expenditures used $10.8 million, including LaBarge’s $2.5 million purchase of the Tulsa manufacturing facility, which had been leased in prior years. Also, LaBarge purchased $4.2 million of surface mount technology equipment to expand its capabilities in Tulsa and Pittsburgh.

The $41.1 million increase in cash provided by financing activities in fiscal year 2009 was primarily attributable to the $35.0 million of senior term debt used to finance the Pensar acquisition.

Fair Value

LaBarge has considered the carrying amounts of cash and cash equivalents, securities and other current assets and liabilities, including accounts receivable and accounts payable, to approximate fair value because of the short maturity of these financial instruments.

LaBarge has considered amounts outstanding under the long-term debt agreements and determined that carrying amounts recorded in the financial statements are consistent with the estimated fair value as of April 3, 2011.

Additionally, the interest rate swap agreement, further described above, has been recorded by LaBarge based on the estimated fair value as of April 3, 2011.

At April 3, 2011, LaBarge recorded a liability of $0.2 million classified within other long-term liabilities in the consolidated balance sheet, and accumulated other comprehensive loss of $0.1 million (net of deferred income tax effects of $0.1 million) relating to the fair value of the interest rate swap contract.

LaBarge has classified its financial assets and liabilities using a three-level hierarchy for disclosure of fair value measurements, based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date, as follows:

•	Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement.

LaBarge’s interest rate swap is valued using a present value calculation based on an implied forward LIBOR curve (adjusted for LaBarge’s credit risk) and is classified within Level 2 of the valuation hierarchy, as presented below:

	Fair Value as of April 3, 2011
	Level 1	Level 2	Level 3	Total
	(In thousands)
Other long-term liabilities:
Interest rate swap derivative	$—	$217	$—	$217
Total	$—	$217	$—	$217

Other Long-Term Debt

Other long-term debt includes capital lease agreements with outstanding balances totaling $11,000 at April 3, 2011, and $0.1 million at June 27, 2010.

Liquidity and Capital Resources Following the Transactions

Operating Activities

Following the consummation of the Transactions, our short-term and long-term liquidity needs will arise primarily from principal and interest payments on our indebtedness, including the notes, capital expenditures and working capital requirements. We intend to finance our operating capital requirements principally through cash provided by operations and, if necessary, through borrowings under our New Revolving Credit Facility. We believe that, based on current levels of operations and anticipated growth, cash provided by operations, together with other available sources of funds, including borrowings under our New Revolving Credit Facility, our liquidity will be adequate to make required payments on our indebtedness, to fund anticipated capital expenditures and to satisfy our working capital requirements for the next twelve months.

Debt Financing Activities

In connection with the Merger, in addition to the notes offering, we will enter into a $190.0 million New Term Loan Facility and a New Revolving Credit Facility in an aggregate principal amount of up to $60.0 million. Upon the satisfaction of certain conditions, including but not limited to the agreement of lenders to provide such facilities or commitments, we will have the option to add one or more incremental term loan facilities or increase commitments under our New Revolving Credit Facility by an aggregate amount of up to $75.0 million. See “Description of Other Indebtedness” for a more detailed description of the New Revolving Credit Facility and New Term Loan Facility. These New Credit Facilities will replace the Existing Ducommun Credit Facility, which will be terminated upon closing of the Merger.

Following the consummation of the Transactions, we will be highly leveraged. As of April 2, 2011, on a pro forma basis, our total indebtedness would have been $393.3 million.

Capital Expenditures Budget

We expect to make investments in capital projects similar to the historical levels for Ducommun and LaBarge individually, as well as incremental investments in high return cost reduction projects slightly above recent historical levels. Our aggregate expected capital expenditure budget for the fiscal year ending December 31, 2011 is $18.7 million. The increase in capital expenditures in 2011 from 2010 is principally to support new contract awards at the Company, including those of LaBarge, offshore manufacturing expansion and integration of LaBarge’s operations into our business. We believe the ongoing subcontractor consolidation makes acquisitions an increasingly important component of our future growth. We will continue to make prudent acquisitions and capital expenditures for manufacturing equipment and facilities to support long-term contracts for both commercial and military aircraft programs.

In addition, as part of our strategic direction in transitioning to a Tier 2 supplier additional up-front investment in tooling will be required for newer programs which have higher engineering content and higher levels of complexity in assemblies.

We have made guarantees and indemnities under which we may be required to make payments to a guaranteed or indemnified party, in relation to certain transactions, including net sales transactions in the ordinary course of business. In connection with certain facility leases, we have indemnified our lessors for certain claims arising from the facility or the lease. We indemnify our directors and officers to the maximum extent permitted under the laws of the State of Delaware. However, we have a directors and officers insurance policy that may reduce our exposure in certain circumstances and may enable us to recover a portion of future amounts that may be payable, if any. The duration of the guarantees and indemnities varies and, in many cases, is indefinite but subject to statute of limitations. The majority of guarantees and indemnities do not provide any limitations of the maximum potential future payments we could be obligated to make. We estimate the fair value of our indemnification obligations as insignificant based on this history and insurance coverage and have, therefore, not recorded any liability for these guarantees and indemnities in the accompanying consolidated balance sheets. However, there can be no assurances that we will not have any future financial exposure under these indemnification obligations.

Dividends

Dividends are subject to the approval of the Board of Directors, and will depend on our results of operations, cash flows and financial position. As of May 5, 2011, we suspended our quarterly dividend program.

Working Capital

We will depend upon operating cash flow and the availability of borrowings under our New Revolving Credit Facility to provide short-term liquidity. Cash from operations and borrowing capacity under our New Revolving Credit Facility are expected to provide sufficient liquidity to meet our obligations during the next twelve months.

Pro Forma Contractual Obligations and Other Commercial Commitments

Contractual Obligations

The following table summarizes our contractual obligations as of April 2, 2011, on a pro forma basis, and the effect such obligations are expected to have on our liquidity and cash flow in future periods.

	As of April 2, 2011 (unaudited)
	< 1 year	1-3 years	3-5 years	Over 5 years	Total
	(In thousands)
Acquisition notes	$149	$3,050		—	$3,199
Dynabil Interest	150	300	—	—	450
$200M senior notes				200,000	200,000
$190M term loan	1,900	3,800	3,800	180,500	190,000
Scheduled interest obligations	25,938	51,576	51,177	41,439	170,130
Ducommun Capital Leases	41	29	—	—	70
Ducommun Operating Leases	4,934	6,582	2,166	713	14,395
LaBarge Capital Leases	3	8			11
LaBarge Operating Leases	1,913	4,091	2,478	913	9,395
Pension liabilities	800	1,793	2,010	5,448	10,051
Liabilities related to uncertain tax positions	153	798	658	—	1,609

Total	$35,981	$72,027	$62,289	$429,013	$599,310

Off-Balance Sheet Arrangements

Ducommun’s off-balance sheet arrangements consist of operating leases and indemnities. LaBarge has no off-balance sheet arrangements.

Critical Accounting Policies—Ducommun

Critical accounting policies are those accounting policies that can have a significant impact on the presentation of our financial condition and results of operations, and that require the use of subjective estimates based upon past experience and management’s judgment. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates. Below are those policies applied in preparing our financial statements that management believes are the most dependent on the application of estimates and assumptions. For additional accounting policies, see Note 1 of the notes to Ducommun’s audited consolidated financial statements filed with the SEC.

Revenue Recognition

Ducommun recognizes product sales when persuasive evidence of an arrangement exists, the price is fixed or determinable, collection is reasonably assured and delivery of products has occurred or services have been rendered. Net sales from products sold under long-term contracts is recognized by Ducommun on the same basis as other sale transactions using the unit of delivery method. Ducommun recognizes revenue on the sale of services (including prototype products) based on the type of contract: time and materials, cost-plus reimbursement and firm-fixed price. Revenue is recognized (i) on time and materials contracts as time is spent at hourly rates, which are negotiated with customers, plus the cost of any allowable materials and out-of-pocket expenses, (ii) on cost-plus reimbursement contracts based on direct and indirect costs incurred plus a negotiated profit calculated as a percentage of cost, a fixed amount or a performance-based award fee and (iii) on fixed-price service contracts on the percentage-of-completion method measured by the percentage of costs incurred to estimated total costs.

Provision for Estimated Losses on Contracts

Ducommun records provisions for estimated losses on contracts considering total estimated costs to complete the contract compared to total anticipated net sales in the period in which such losses are identified. The provisions for estimated losses on contracts require management to make certain estimates and assumptions, including those with respect to the future revenue under a contract and the future cost to complete the contract. Management’s estimate of the future cost to complete a contract may include assumptions as to improvements in manufacturing efficiency and reductions in operating and material costs. If any of these or other assumptions and estimates do not materialize in the future, Ducommun may be required to record additional provisions for estimated losses on contracts.

Goodwill

Ducommun’s business acquisitions have resulted in goodwill. In assessing the recoverability of Ducommun’s goodwill, management must make assumptions regarding estimated future cash flows, comparable company analyses, discount rates and other factors to determine the fair value of the respective assets. If actual results do not meet these estimates, if these estimates or their related assumptions change in the future, or if adverse equity market conditions cause a decrease in current market multiples and Ducommun’s stock price, Ducommun may be required to record additional impairment charges for these assets. In the event that a goodwill impairment charge is required, it could adversely affect the operating results and financial position of Ducommun.

Other Intangible Assets

Ducommun amortizes other intangible assets with finite lives over the estimated economic lives of the assets, ranging from one to fourteen years, generally using the straight-line method. The value of other intangibles acquired through business combinations has been estimated using present value techniques which involve estimates of future cash flows. Actual results could vary, potentially resulting in impairment charges.

Accounting for Stock-Based Compensation

Ducommun uses a Black-Scholes valuation model in determining the stock-based compensation expense for options, net of an estimated forfeiture rate, on a straight-line basis over the requisite service period of the award. Ducommun has one award population with an option vesting term of four years. Ducommun estimated the forfeiture rate based on its historic experience.

For performance and restricted stock units, Ducommun calculates compensation expense, net of an estimated forfeiture rate, on a straight line basis over the requisite service/performance period of the awards. The performance stock units vest based on a three-year cumulative performance cycle. The restricted stock units vest over various periods of time ranging from one to five years. Ducommun estimates the forfeiture rate based on its historic experience.

Inventories

Inventories are stated at the lower of cost or market, cost being determined on a first-in, first-out basis. Inventoried costs include raw materials, outside processing, direct labor and allocated overhead, adjusted for any abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) incurred, but do not include any selling, general and administrative expense. Costs under long-term contracts are accumulated into, and removed from, inventory on the same basis as other contracts. Ducommun assesses the inventory carrying value and reduces it, if necessary, to its net realizable value based on customer orders on hand, and internal demand forecasts using management’s best estimates given information currently available. Ducommun’s customer demand can fluctuate significantly due to factors beyond the control of Ducommun. Ducommun maintains an allowance for potential excess and obsolete inventories and inventories that are carried at costs that are higher than their estimated net realizable values. If market conditions are less favorable than those projected by management, such as an unanticipated decline in demand and not meeting expectations, inventory write-downs may be required.

Environmental Liabilities

Environmental liabilities are recorded when environmental assessments and/or remedial efforts are probable and costs can be reasonably estimated. Generally, the timing of these accruals coincides with the completion of a feasibility study or Ducommun’s commitment to a formal plan of action. Further, Ducommun reviews and updates its environmental accruals as circumstances change and/or additional information is obtained that reasonably could be expected to have a meaningful effect on the outcome of a matter or the estimated cost thereof.

Critical Accounting Policies—LaBarge

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires LaBarge management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements. In preparing these financial statements, LaBarge management has made its best estimates and judgment of certain amounts included in the financial statements. LaBarge believes there is a likelihood that materially different amounts would be reported under different conditions or using different assumptions related to the accounting policies described below. Application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. LaBarge’s senior management discusses the accounting policies described below with the Audit Committee of LaBarge’s Board of Directors on a periodic basis.

The following discussion of critical accounting policies is intended to bring to the attention of readers those accounting policies that LaBarge’s management believes are critical to LaBarge’s consolidated financial statements and other financial disclosures. It is not intended to be a comprehensive list of all of LaBarge’s significant accounting policies that are more fully described in the notes to LaBarge’s consolidated financial statements filed with the SEC.

Revenue Recognition and Cost of Sales

LaBarge’s net sales are derived from units and services delivered pursuant to contracts. LaBarge has a significant number of contracts for which net sales are accounted for under the percentage-of-completion method using the units of delivery as the measure of completion. This method is consistent with the Financial Accounting FASB and ASC Topic 605-35 (formerly the Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”) (“ASC 605-35”). The percentage of total net sales recognized from contracts under the percentage-of-completion method is generally 35-55% of total net sales in any given quarter. These contracts are primarily fixed-price contracts that vary widely in terms of size, length of performance period and expected gross profit margins. Under the units-of-delivery method, LaBarge recognizes net sales when title transfers, which is usually upon shipment of the product or completion of the service.

LaBarge also sells products under purchase agreements, supply contracts and purchase orders that are not within the scope of ASC 605-35. LaBarge provides goods from continuing production over a period of time. LaBarge builds units to customer specifications based on firm purchase orders from the customer. The purchase orders tend to be of a relatively short duration and customers place orders on a periodic basis. The pricing is generally fixed for some length of time and the quantities are based on individual purchase orders. Net sales are recognized in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition.” Net sales are recognized on substantially all transactions when title transfers, which is usually upon shipment of the product.

Therefore, net sales for contracts within the scope of ASC 605-35 and for those not within the scope of ASC 605-35 is recognized when title transfers, which is usually upon shipment of the product or completion of the service.

However, the cost of sales recognized under both contract types is determined differently. The percentage-of-completion method for contracts that are within the scope of ASC 605-35 gives effect to the most recent contract value and estimates of cost at completion. Contract costs generally include all direct costs, such as materials, direct labor and subcontracts, and indirect costs identifiable with or allocable to the contracts. Learning or start-up costs, including tooling and set-up costs incurred in connection with existing contracts, are charged to existing contracts. The contract costs do not include any sales, marketing or general and administrative costs. Net sales are calculated as the number of units shipped multiplied by the sales price per unit. LaBarge estimates the total net sales of the contract and the total contract costs and calculates the contract cost percentage and gross profit margin. The gross profit during a period is equal to the earned net sales for the period multiplied by the estimated contract gross profit margin. Thus, if no changes to estimates were made, the procedure results in every dollar of earned net sales having the same cost of earned revenue and gross profit percentage. This method is applied consistently on all of the contracts accounted for in accordance with ASC 605-35.

LaBarge periodically reviews all estimates, as required by the authoritative guidance, and the estimated total cost and expected gross profit are revised, as required, over the life of the contract. Any revisions to the estimated total cost are accounted for as a change of an estimate. A cumulative catch-up adjustment is recorded in the period of the change of the estimated costs to complete the contract. Therefore, cost of sales and gross profit in a period includes (a) a cumulative catch-up adjustment to reflect the adjustment of previously recognized profit associated with all prior period net sales recognized based on the current estimate of gross profit margin, as appropriate, and (b) an entry to record the current period costs of sales and related gross profit margin based on the current period sales multiplied by the current estimate of the gross profit margin on the contract. Cumulative adjustments are reported as a component of cost of sales.

For contracts accounted for using the percentage-of-completion method, management’s estimates of material, labor and overhead costs on long-term contracts are critical to LaBarge. Due to the size, length of time and nature of many of LaBarge’s contracts, the estimation of costs through completion is complicated and subject to many variables. Total contract cost estimates are largely based on negotiated or estimated material costs, historical labor performance trends, business base and other economic projections. Factors that influence these estimates include inflationary trends, technical and schedule risk, performance trends, asset utilization and anticipated labor rates.

The development of estimates of costs at completion involves procedures and personnel in all areas that provide financial or production information on the status of contracts. Estimates of each significant contract’s value and estimate of costs at completion are reviewed and reassessed quarterly. Changes in these estimates result in recognition of cumulative adjustments to the contract profit in the period in which the change in estimate is made. When the current estimate of costs indicates a loss will be incurred on the contract, the total anticipated loss is recognized in that period.

Due to the significance of judgment in the estimation process described above, it is likely that different cost of sales amounts could be recorded if LaBarge used different assumptions, or if the underlying circumstances were to change. Changes in underlying assumptions, estimates or circumstances may adversely or positively affect future financial performance.

In summary, the cumulative gross profit margin recognized through the end of the current period on a contract will equal the current estimate of the gross profit margin on the contract multiplied by the contract net sales recognized through the end of the current period. The current period gross profit will equal current period sales multiplied by the expected gross profit margin (on a percentage basis) on the contract plus or minus any net effect of cumulative adjustments to prior period sales under the contract. In connection with the Merger, Ducommun is reviewing LaBarge’s policy for recognizing costs of sales (which we refer to as cost of product sales) and may in the future revise this accounting policy to conform to Ducommun’s practice. See “—Critical Accounting Policies—Ducommun—Revenue Recognition.” Any changes to this policy may impact the timing of recognition of DLT’s future cost of sales and its gross profit.

In addition, when there is an anticipated loss on a contract, the entire loss is recorded in the period when the anticipated loss is determined. The loss is reported as a component of cost of sales. Therefore, the cumulative gross profit margin recognized through the end of the current period on a contract with an estimated loss will equal the current estimate of the gross profit margin on the contract multiplied by the contract net sales recognized through the end of the current period plus the provision for the additional loss on contract revenues yet to be recognized. The current period gross profit on a contract with a loss reserve will equal current period sales at a 0% gross profit margin plus or minus any net effect of cumulative adjustments to the loss reserve based on any changes to the estimated total loss on the contract.

This method of recording costs for contracts under ASC 605-35 is equivalent to Alternative A as described in paragraph 35 of ASC 605-35.

The contracts that are not subject to percentage of completion accounting are not subject to estimated costs of completion. Cost of sales under these contracts are based on the actual cost of material, labor and overhead charged to each job. The contract costs do not include any selling and administrative expenses. LaBarge generally performs the work under fixed-price arrangements so the profit on the contract may be influenced by the accuracy of the estimates used at the time a particular job is bid, as reflected in the sales price for the product, including material costs, inflation, labor costs (both hours and rates), complexity of the work and asset utilization.

Inventories

Inventories, other than work-in-process inventoried costs relating to those contracts accounted for under percentage of completion accounting, are carried at the lower of cost or market value.

Inventoried costs relating to contracts accounted for under percentage-of-completion accounting are stated at the actual production cost, including overhead, tooling and other related non-recurring costs, incurred to date, reduced by the amounts identified with net sales recognized on units delivered. Selling and administrative expenses are not included in inventory costs. Inventoried costs related to these contracts are reduced, as appropriate, by charging any amounts in excess of estimated realizable value to cost of sales. The costs attributed to units delivered under these contracts are based on the estimated average cost of all units expected to be produced. This average cost utilizes, as appropriate, the learning curve concept, which anticipates a predictable decrease in unit costs as tasks and production techniques become more efficient through repetition. In accordance with industry practice, inventories include amounts relating to long-term contracts that will not be realized in one year. Since the inventory balance is dependent on the estimated cost at completion of a contract, inventory is impacted by all of the factors described in “—Revenue Recognition and Cost of Sales.” Inventoried costs related to those contracts not accounted for under percentage-of-completion accounting are carried at the lower of cost or market.

In addition, management regularly reviews all inventory for lower of cost or market value issues to determine whether any write-down to the lower of cost or market value is necessary. Various factors are considered in making this determination, including expected program life, recent sales history, predicted trends and market conditions. If actual demand or market conditions are less favorable than those projected by management, inventory write-downs may be required. For the fiscal years ended June 27, 2010 and June 28, 2009, expense for the write down of inventory to lower of cost or market charged to income before taxes was $1.7 million and $5.7 million respectively. The expense for the write down of inventory to lower of cost or market in the fiscal year ended June 28, 2009, includes a $4.2 million charge related to the Eclipse bankruptcy. For the quarters ended April 3, 2011 and March 28, 2010, expense for the write-down of inventory to the lower of cost or market value charged to income before income taxes was $0.4 million and $0.3 million, respectively. For the nine months ended April 3, 2011 and March 28, 2010, expense for the write-down of inventory to the lower of cost or market value charged to income before income taxes was $1.3 million, and $0.9 million, respectively.

Goodwill and Other Intangible Assets

LaBarge evaluates goodwill for impairment on an annual basis on the first day of June of each fiscal year, as well as whenever events or changes in circumstances during the fiscal year indicate that the carrying amount may not be recoverable. Potential impairment of goodwill is assessed by comparing the carrying value of the reporting unit to its estimated fair value. If the carrying value of the reporting unit exceeds its fair value, an impairment loss may be required to be recorded. LaBarge evaluates whether any triggering events have occurred during the fiscal year, such as a significant decrease in expected cash flows at a reporting unit or changes in market or other business conditions that may indicate a potential impairment of goodwill or other intangible assets. In addition, LaBarge monitors its market capitalization, compared with the carrying value of LaBarge.

The annual goodwill impairment testing is performed in accordance with ASC 350, Intangibles – Goodwill and Other. Under guidelines established by FASB ASC Topic 280, Segment Reporting (“ASC 280”). LaBarge operates as one operating segment. However, the goodwill impairment analysis is performed at a reporting unit level. A reporting unit is one level below an operating segment as defined by ASC 280. Goodwill is recorded on three of LaBarge’s reporting units. The goodwill was a result of purchase accounting during the acquisition of these reporting units.

LaBarge estimates the fair value of its reporting units based on a combination of a market approach and an income approach. The income approach utilizes the discounted cash flow model and the market approach is based on market data for a group of guideline companies. LaBarge also considers its market capitalization on the date of the impairment testing, compared with the sum of the fair values of all reporting units including those without goodwill recorded.

The discounted cash flow analysis requires LaBarge to make estimates and judgments about the future cash flows of each reporting unit. The future cash flow forecasts for each reporting unit are based on historical and forecasted net sales and operating costs. This, in turn, involves further estimates such as expected future net sales and expense growth rates, working capital needs at each reporting unit and future capital expenditures required to meet the net sales growth. The discount rate is based on the estimated weighted average cost of capital for each reporting unit, which considers the risk inherent in each reporting unit.

LaBarge performed its annual impairment test of goodwill as of June 1, 2010, and concluded that no impairment charges were required. Total goodwill is $43.4 million. Based on the annual impairment test completed as of June 1, 2010, LaBarge determined that the fair value of two of the reporting units, which represented $24.3 million of the total goodwill, was substantially in excess of the carrying value of the reporting units.

The remaining reporting unit, which was acquired in December 2008, had goodwill of $19.1 million at June 1, 2010. The fair value of this reporting unit exceeded the carrying value of this unit by more than 20%. However, this reporting unit is a relatively recent acquisition that was purchased prior to the economic slowdown and the disruptive events in the credit markets. The estimates and assumptions made in LaBarge’s estimate of the fair value of this reporting unit are inherently subject to significant uncertainties, many of which are beyond the control of LaBarge, and there is no assurance that these results can be achieved. The primary assumptions for which there is a reasonable possibility of the occurrence of variation that would significantly affect the measurement value include the assumptions regarding discount rate utilized, net sales growth, expected operating profit margins and working capital requirements.

The following is a summary analysis of the significant assumptions used by LaBarge to estimate the fair value of this reporting unit using the income approach and how the assumptions were developed:

Discount rate: The discount rate represents the expected return on capital and is based on the estimated weighted average cost of capital for the reporting unit. The discount rate used in determining the fair value of the reporting unit was 16%. This rate considers the risk inherent in the projections used to estimate the fair value of the reporting unit. This rate takes into account the uncertainty about the expected net sales growth of the reporting unit and expected operating margins as well as the past performance of the reporting unit. A change in the discount rate of 1% would indicate that the fair value of the reporting unit remains in excess of the carrying value of the unit and such excess would be less than 20%.

Net sales growth assumptions: Projected annual growth assumptions are based on LaBarge’s and its peers’ historical operating performance adjusted for current and expected competitive and economic factors surrounding the EMS industry. The long-term expected growth rate for the EMS industry is 7%. LaBarge expects sales growth rates for this reporting unit to exceed the long term industry average of 7% during the next five years, as LaBarge recovers from the economic slowdown in fiscal years 2009 and 2010. The growth rates will then normalize to industry rates and LaBarge used a terminal growth rate of 3% to calculate the terminal value in the discounted cash flow analysis. LaBarge expects the growth rates for the reporting unit to exceed the long-term growth rate of the EMS industry because (1) LaBarge expects that in fiscal year 2011, and fiscal year 2012, existing customers of the reporting unit will recover to their sales rates prior to the economic slowdown and (2) LaBarge believes that with access to LaBarge’s larger sales force and more competitive financial strength, the reporting unit will be able to attract new customers and gain additional business from existing customers.

Operating profit margin assumptions: The forecasted operating profit used in the income approach for the reporting unit is expected to improve in future years as a result of implementing lean efficiency improvements, leveraging LaBarge wide purchasing agreements and leveraging fixed costs.

Working Capital assumptions and capital expenditures: Working capital requirements were forecasted based on the reporting unit’s historical performance and considering industry averages. Capital expenditures were forecasted based on current spending plans for the next two fiscal years and on industry averages thereafter.

LaBarge also used the market approach to estimate the fair value of the reporting unit. LaBarge utilizes the guideline public company method in which valuation pricing multiples are derived from the market share prices of stocks of companies that are engaged in the same or similar lines of business as the reporting unit and that are actively traded on a free and open market. The derived multiples are then applied to the reporting unit’s financial metrics producing indications of value, which are correlated to reach a final indication of value. LaBarge used EBITDA multiples based on the last 12 months and for the next 12 months to estimate fair value using a market approach. These multiples range from 5.0 to 7.0 times EBITDA. In addition, LaBarge included a control premium in this analysis. This resulted in a market value that was within 10% of the estimated fair value using the income approach.

LaBarge believes the market data used in the market approach and the estimated future cash flows and discount rate used in the income approach are reasonable; however, changes in estimates could materially affect LaBarge’s estimates of the fair value of the reporting units and, therefore, the results of LaBarge’s impairment analysis. If the current economic conditions deteriorate, causing a decline in LaBarge’s stock price or expected cash flows, impairments to one or more businesses could occur in future periods whether or not connected to the annual impairment analysis. Any related losses or required write-downs could have a material adverse effect on LaBarge’s financial results.

LaBarge is currently monitoring a situation with one of the customers of this reporting unit, which is discussed in detail under “Risk Factors—Risks Related to the Combined Business.”

Recent Accounting Pronouncements

In April 2010, the Financial Accounting Standards Board (“FASB”) issued updated guidance on the use of the milestone method of revenue recognition that applies to research and development transactions in which one or more payments are contingent upon achieving uncertain future events or circumstances. This update provides guidance on the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate. This guidance is effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Ducommun is currently evaluating the impact of this guidance and has not yet determined the impact of the standard, if any, on its financial position or results of operations.

In December 2010, the FASB issued ASU 2010-29, “Disclosure of Supplementary Pro Forma Information for Business Combinations” (“ASU 2010-29”). Under ASU 2010-29, supplemental pro forma information disclosures pertaining to acquisitions should be presented as if the business combination(s) occurred as of the beginning of the prior annual period when comparative financial statements are presented. ASU 2010-29 is effective for business combinations consummated in fiscal periods beginning after December 15, 2010.

Quantitative and Qualitative Disclosure About Market Risk

Upon consummation of the Transactions, the New Term Loan Facility and the New Revolving Credit Facility will bear interest at our option, based on either the London Interbank Offered Rate (“LIBOR”), or a base rate. In addition, we expect the LaBarge swap agreement to be terminated in connection with the LaBarge Acquisition. As a result, we will be subject to interest rate risks due to fluctuations in LIBOR and the base rate, which will affect our periodic interest costs.

We are not subject to any significant foreign currency risks since all sales (including LaBarge’s) are made in United States dollars.

Description of Other Indebtedness

New Credit Facilities

Concurrently with the closing of the notes offering and the Merger, we expect to enter into the New Credit Facilities with a syndicate of lenders consisting of (a) a $190.0 million new senior secured term loan facility that will be fully borrowed concurrently with the closing of the offering in order to consummate the Transactions and (b) up to a $60.0 million New Revolving Credit Facility, a portion of which (but no more than $10.0 million) may be drawn at the closing of the notes offering. The New Term Loan Facility matures in June 2017 and the New Revolving Credit Facility matures in June 2016. Upon the satisfaction of certain conditions, including but not limited to the agreement of lenders to provide such facilities or commitments, we will have the option to add one or more incremental term loan facilities or increase commitments under our New Revolving Credit Facility by an aggregate amount of up to $75.0 million.

Each of our current and future domestic subsidiaries (except for certain immaterial subsidiaries) will guarantee our obligations under our New Credit Facilities. Our and our subsidiary guarantors’ obligations under our New Credit Facilities will be secured by substantially all of our and our subsidiary guarantors’ assets.

We will be required to make mandatory prepayments of amounts outstanding under our New Credit Facilities with 100% of the net proceeds received from certain sales or other dispositions of all or any part of our and our subsidiaries’ assets subject to certain reinvestment rights and repatriation issues, 100% of the net proceeds received by us or any of our subsidiaries from the issuance of certain debt or preferred stock, 100% of all casualty and condemnation proceeds received by us or any of our subsidiaries (subject to certain reinvestment rights), and 50% of our consolidated excess cash flow (subject to stepdowns to 25% and 0% based upon a defined total leverage ratio), in each case subject to specified thresholds and qualifications.

In the event that, within one year of the closing date of the New Credit Facilities, the New Term Loan Facility is refinanced with the proceeds of indebtedness with a lower applicable margin or yield than that applicable to the New Term Loan Facility or a lender’s portion of the New Term Loan Facility is mandatorily assigned in the event such lender does not consent to certain repricing events under the term loan facility, then such refinancings or assignments shall be made at 101% of the principal amount so refinanced or assigned.

The New Credit Facilities will contain affirmative and negative covenants reasonably customary for similar credit facilities, including, among others, limitations on:

•	dispositions of assets and changes of business and ownership;

•	mergers and acquisitions;

•	dividends, stock repurchases and redemptions and other restricted payments;

•	indebtedness and preferred stock and prepayment, amendment and redemption thereof;

•	loans, investments and advances;

•	liens and further negative pledges;

•	transactions with affiliates;

•	sale and leaseback transactions;

•	capital expenditures; and

•	restrictions affecting subsidiaries.

The negative covenants are subject to customary and other agreed-upon exceptions.

If, at any time during the relevant fiscal quarter, (i) the sum of (a) any amounts outstanding under the New Revolving Credit Facility (including swingline borrowings) plus (b) the amount drawn under any letters of credit exceeds $1.0 million; or (ii) the aggregate amount of outstanding letters of credit exceeds $5.0 million, the New Revolving Credit Facility will be subject to a maximum total leverage ratio. In addition, our consolidated EBITDA as of the end of any fiscal quarter on a trailing four-quarters basis is not permitted to be less than $50.0 million.

Our New Credit Facilities will contain customary events of default, including, without limitation, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain material indebtedness, certain events of bankruptcy and insolvency, certain events under ERISA, material judgments, and a change of control. A breach of the maximum total leverage ratio shall only constitute an event of default under the New Revolving Credit Facility, and not an event of default under the term loan facility, until the earlier of (x) the date that is 45 days after the date such event of default occurred and is continuing with respect to the New Revolving Credit Facility and (y) the date on which the administrative agent or the lenders under the New Revolving Credit Facility have accelerated the New Revolving Credit Facility or have commenced the exercise of remedies with respect to the New Revolving Credit Facility. If an event of default occurs under the New Credit Facilities, the administrative agent and lenders thereunder are entitled to take various actions, including the acceleration of amounts due thereunder, termination of commitments under our New Revolving Credit Facility and all other actions permitted to be taken by a secured creditor under applicable law.

Summary Consolidated Historical and Pro Forma Financial Data

The following tables set forth our summary historical consolidated financial data as of and for the fiscal years ended December 31, 2010, 2009 and 2008. Our summary consolidated income statement data presented below for the years ended December 31, 2010, 2009 and 2008 and the balance sheet data as of December 31, 2010 and 2009 have been derived from our audited consolidated financial statements filed with the SEC. The summary consolidated balance sheet data as of December 31, 2008 have been derived from our audited consolidated financial statements not included herein. Our summary historical consolidated financial data presented below for the three months ended April 3, 2010 and April 2, 2011 have been derived from and should be read together with our unaudited consolidated financial statements and related notes filed with the SEC. Our summary consolidated historical statement of income data for the twelve months ended April 2, 2011 have been derived by subtracting our unaudited consolidated financial data for the three months ended April 3, 2010 from our audited consolidated financial data for the fiscal year ended December 31, 2010 and then adding our unaudited consolidated financial data for the three months ended April 2, 2011. In the opinion of management, such unaudited financial data contains all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such unaudited consolidated financial data.

Our historical operating results are not necessarily indicative of our future operating results. See “Risk Factors” and our and LaBarge’s audited and unaudited consolidated financial statements and the related notes filed with the SEC. You should read the summary financial data presented below in conjunction with “The Transactions,” “Unaudited Pro Forma Condensed Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Ducommun,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—LaBarge,” and our and LaBarge’s audited and unaudited consolidated financial statements and the related notes filed with the SEC. Our audited consolidated financial statements and unaudited consolidated financial statements filed with the SEC do not reflect the impact of the Transactions.

The following tables also set forth our summary unaudited pro forma condensed combined financial data for the year ended December 31, 2010 and as of and for the twelve months ended April 2, 2011. Our summary unaudited pro forma condensed combined financial data give effect to the following (among other things):

•	the LaBarge Acquisition;

•	the offering of the notes;

•	the entry into the New Credit Facilities and borrowings under the New Term Loan Facility;

•	the repayment of the Existing Ducommun Credit Facility; and

•	the repayment of the Existing LaBarge Credit Facility.

The summary unaudited pro forma condensed combined financial data have been developed by applying pro forma adjustments to the historical audited and unaudited consolidated financial statements of Ducommun and LaBarge filed with the SEC. The summary unaudited pro forma condensed combined balance sheet data are presented as if the Transactions had occurred as of April 2, 2011. The summary unaudited pro forma condensed combined income statement data is presented as if the Transactions had occurred on January 1, 2010.

Due to the fact that the end dates of Ducommun’s and LaBarge’s fiscal periods differ, and in order to present pro forma results for comparable periods:

•

the summary unaudited pro forma condensed combined balance sheet data as of April 2, 2011 are presented based on Ducommun’s balance sheet as of April 2, 2011 and LaBarge’s balance sheet as of April 3, 2011;

•

the summary unaudited pro forma condensed combined income statement data for the year ended December 31, 2010 are presented based on Ducommun’s audited results for the fiscal year ended December 31, 2010 and LaBarge’s combined results for its four quarters ended January 2, 2011 (LaBarge’s fiscal year end was June 27, 2010); and

•

the summary unaudited pro forma condensed combined income statement data for the twelve months ended April 2, 2011 are presented based on Ducommun’s combined results for its four quarters ended April 2, 2011 and LaBarge’s combined results for its four quarters ended April 3, 2011.

The Merger will be accounted for under the acquisition method of accounting, which requires the total acquisition cost (purchase price payable for LaBarge’s equity in the Merger plus the fair value of assumed liabilities of LaBarge) to be allocated to the tangible and intangible assets acquired based on their estimated fair values. The excess of the acquisition cost over the amounts allocated to LaBarge’s assets will be recognized as goodwill.

The summary unaudited pro forma condensed combined financial data have been provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Ducommun would have been had the Transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or the financial position of Ducommun.

See “Unaudited Pro Forma Condensed Combined Financial Data” for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma financial data below.

	Fiscal Year Ended December 31,			Twelve Months Ended (unaudited)	Three Months Ended (unaudited)		Pro Forma (unaudited)
	2010	2009	2008(a)	April 2, 2011	April 2, 2011	April 3, 2010	Twelve Months Ended April 2, 2011	Fiscal Year Ended December 31, 2010
	(In thousands)
Statement of Income:
Product sales	$367,563	$372,371	$344,617	$366,508	$91,333	$92,388	$699,024	$691,600
Service revenues	40,843	58,377	59,186	37,195	8,220	11,868	37,195	40,843

Net sales	408,406	430,748	403,803	403,703	99,553	104,256	736,219	732,443

Costs of product sales	296,104	305,705	273,974	295,341	74,839	75,601	561,926	557,833
Cost of service revenues	32,156	46,210	47,926	29,125	6,306	9,337	29,125	32,156
SG&A expenses	53,678	49,615	50,548	55,365	14,149	12,463	101,509	108,363
Goodwill impairment(b)	—	12,936	13,064	—	—	—	—	—

Total operating costs and expenses	381,938	414,466	385,512	$379,831	95,294	97,401	692,560	698,352

Operating Income	26,468	16,282	18,291	23,872	4,259	6,855	43,659	34,091
Interest expense	(1,805)	(2,522)	(1,242)	(1,513)	(260)	(552)	(33,283)	(34,652)

Income (loss) before taxes	24,663	13,760	17,049	22,359	3,999	6,303	10,376	(561)
Income tax (expense) benefit	(4,855)	(3,577)	(3,937)	(3,851)	(1,076)	(2,080)	2,089	6,377

Net income	$19,808	$10,183	$13,112	$18,508	$2,923	$4,223	$12,465	$5,816

	As of December 31,			As of (unaudited)		Pro Forma (unaudited)
	2010	2009	2008	April 2, 2011	April 3, 2010	As of April 2, 2011
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$10,268	$18,629	$3,508	$1,069	$1,497	$39,661
Working capital	90,106	85,825	69,672	112,507	97,877	223,693
Total assets	345,452	353,909	366,186	357,510	348,612	851,980
Total debt	3,280	28,252	30,719	21,769	3,280	393,089
Total shareholders’ equity	254,185	233,886	224,446	257,207	237,798	257,207

	Fiscal Year Ended December 31,			Twelve Months Ended (unaudited)	Three Months Ended (unaudited)		Pro Forma (unaudited)
	2010	2009	2008(b)	April 2, 2011	April 2, 2011	April 3, 2010	Twelve Months Ended April 2, 2011	Year Ended December 31, 2010
	($ in thousands)

Other Financial Data:
EBITDA(c)	$42,582	$45,172	$44,455	$40,329	$8,279	$10,532	$82,684	$72,744
Adjusted EBITDA(c)	46,245	50,313	44,455	45,138	11,188	12,295	90,493	90,816
Adjusted EBITDA margin(c)(d)	11.3%	11.7%	11.0%	11.2%	11.2%	11.8%	12.3%	12.4%
Capital expenditures	7,106	7,689	12,418	7,156	1,509	1,459	11,098	10,422

(a)	In December 2008, we acquired DynaBil, which is now a part of DAS. This transaction was accounted for as a purchase business combination.
(b)	Reflects goodwill impairment charges resulting from annual impairment testing required by ASC Topic 350—Goodwill and Other Intangibles (“ASC 350”).
(c)	EBITDA and Adjusted EBITDA are non-GAAP financial measures. We use EBITDA and Adjusted EBITDA as supplemental financial measures. EBITDA is defined by us as net income (loss) before interest expense, income tax expense and depreciation and amortization (excluding amortization of debt issuance costs). Adjusted EBITDA is defined by us as EBITDA adjusted to add back or deduct certain items that are unusual in nature or not comparable from period to period. EBITDA and Adjusted EBITDA, as used and defined by us, may not be comparable to similarly-titled measures employed by other companies and are not measures of performance calculated in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. EBITDA and Adjusted EBITDA provide no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures and working capital movement or tax position. However, our management team believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating our results of operations because these measures:

•

are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	help investors to evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and
•	are used by our management team for various other purposes in presentations to our board of directors as a basis for strategic planning and forecasting.

There are significant limitations to using EBITDA and Adjusted EBITDA as measures of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies and the different methods of calculating EBITDA and Adjusted EBITDA reported by different companies.

The following table sets forth a reconciliation of Ducommun’s historical and pro forma net income to Ducommun’s EBITDA and Adjusted EBITDA for the periods presented:

	Fiscal Year Ended December 31,					Twelve Months Ended (unaudited)	Three Months Ended (unaudited)		Pro Forma (unaudited)
	2010	2009		2008		April 2, 2011	April 2, 2011	April 3, 2010	Twelve Months Ended April 2, 2011	Year Ended December 31, 2010
	(In thousands)
Net income	$19,808	$10,183	(1)	$13,112	(1)(2)	$18,508	$2,923	$4,223	$12,465	$5,816
Depreciation & amortization	13,597	13,550		10,477		13,551	3,411	3,457	34,737 (3)	35,005 (3)
Interest expense, net	1,805	2,522		1,242		1,513	260	552	33,283	34,652
Income tax provision	4,855	3,577		3,937		3,851	1,076	2,080	(2,089)	(6,377)
Non-cash stock based compensation	2,517	2,404		2,623		2,906	609	220	4,288	3,648
Goodwill impairment	—	12,936		13,064		—	—	—	—	—

EBITDA	$42,582	$45,172		$44,455		$40,329	$8,279	$10,532	$82,684	$72,744
Non-recurring program start-up costs(4)	4,948	—		—		4,694	1,509	1,763	4,694	4,948
Prior period accrual adjustment(5)	(1,285)	—		—		(1,285)	—	—	(1,285)	(1,285)
Inventory step-up write-off(6)	—	5,141		—		—	—	—	—	2,100
Merger related change of control compensation expense(7)	—	—		—		—	—	—	—	7,909
Merger related cost savings(8)	—	—		—		—	—	—	4,400	4,400
One time merger related costs(9)	—	—		—		1,400	1,400	—	—	—

Adjusted EBITDA	$46,245	$50,313		$44,455		$45,138	$11,188	$12,295	$90,493	$90,816

(1)	Reflects goodwill impairment charges resulting from annual impairment testing required by ASC 350.
(2)	In December 2008, we acquired DynaBil, which is now a part of DAS. This transaction was accounted for as a purchase business combination.
(3)	Includes amortization of intangibles and fixed asset write-up expense related to the LaBarge Acquisition.
(4)	Consists of non-recurring expenses related to investments in tooling required to support newer programs with higher complex engineering content in connection with the implementation of our strategy of transitioning to Tier 2 supplier status.
(5)	Reflects the reversal of certain accounts payable accruals recorded in prior periods.
(6)	For the pro forma year ended December 31, 2010, reflects additional cost of sales resulting from purchase accounting adjustments to inventory associated with our acquisition of LaBarge; and, for the year ended December 31, 2009, reflects additional cost of sales resulting from purchase accounting adjustments to inventory associated with our December 2008 acquisition of DynaBil.
(7)	Reflects the reversal of compensation expense consisting of required change of control payments to certain members of LaBarge management in connection with the LaBarge Acquisition that is included in pro forma net income for the year ended December 31, 2010. As the pro forma income statement data give effect to the Transactions (including the incurrence of such compensation expense) as of January 1, 2010, no corresponding adjustment is required for the twelve months ended April 2, 2011.
(8)	Includes estimated anticipated supply chain synergies and operational synergies, the elimination of estimated duplicate public company and corporate overhead costs and estimated reduced compensation expense relating to the departure of certain executives of LaBarge in addition to the reversal of change of control payments referenced in note (7) above.
(9)	Includes estimated legal and other diligence costs incurred in connection with the LaBarge Acquisition.

(d)	Adjusted EBITDA margin is defined by us to mean Adjusted EBITDA as a percentage of net sales.

Summary Consolidated Historical Financial Data of LaBarge

The following tables set forth LaBarge’s summary historical consolidated financial data. The summary consolidated statements of income data presented below for the years ended June 27, 2010, June 28, 2009 and June 29, 2008 have been derived from LaBarge’s audited consolidated financial statements filed with the SEC. The summary consolidated balance sheet data as of June 29, 2008 has been derived from LaBarge’s audited consolidated financial statements filed with the SEC. The summary historical consolidated financial data presented below as of April 3, 2011 and for the nine months ended April 3, 2011 and March 28, 2010 has been derived from, and should be read together with, LaBarge’s unaudited consolidated financial statements and related notes filed with the SEC. LaBarge’s summary consolidated historical statement of income data for the twelve months ended April 3, 2011 have been derived by subtracting its unaudited consolidated financial data for the nine months ended March 28, 2010 from its audited consolidated financial data for the fiscal year ended June 27, 2010 and then adding its unaudited consolidated financial data for the nine months ended April 3, 2011. In the opinion of LaBarge management, such unaudited financial data contains all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such unaudited consolidated financial data.

LaBarge’s historical results presented below are not necessarily indicative of the results that can be expected for any future period and you should read the following information in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—LaBarge,” “Unaudited Pro Forma Condensed Combined Financial Data” and LaBarge’s audited and unaudited consolidated financial statements filed with the SEC.

	As of and for the Fiscal Year Ended			Twelve Months Ended (unaudited)	Nine Months Ended (unaudited)
	June 27, 2010	June 28, 2009	June 29, 2008	April 3, 2011	April 3, 2011	March 28, 2010
	($ in thousands)
Statement of Income:
Net sales	$289,303	$273,368	$279,485	$332,516	$250,103	$206,890
Cost of sales	231,677	222,583	224,498	265,585	199,467	165,559

Gross Profit	57,626	50,785	54,987	66,931	50,636	41,331
Selling and administrative expense	33,935	32,810	29,557	37,633	29,048	25,350

Operating income	23,691	17,975	25,430	29,298	21,588	15,981
Interest expense	1,711	1,294	1,459	1,413	1,031	1,329
Other expense (income), net	(55)	14	133	111	160	(6)

Earnings before income taxes	22,035	16,667	23,838	27,774	20,397	14,658
Income tax expense	7,147	6,329	9,011	9,963	7,406	4,590

Net earnings	$14,888	$10,338	$14,827	$17,811	$12,991	$10,068

Balance Sheet Data (at end of period):
Cash and cash equivalents	$2,301	$4,297	$1,646		$6,219	$4,195
Working capital	58,496	56,007	46,747		66,531	55,971
Total assets	204,522	190,835	160,472		213,066	200,537
Long-term debt	25,258	39,326	447		17,300	27,765
Short-term debt	12,069	6,162	15,182		10,461	11,603
Total stockholders’ equity	115,640	103,151	91,469		129,335	111,593

Other Financial Data:
EBITDA(a)	$32,989	$24,905	$30,720	$38,127	$27,858	$22,720
Adjusted EBITDA(a)	34,093	33,933	32,165	41,009	30,479	23,563
Adjusted EBITDA margin(b)	11.8%	12.4%	11.5%	12.3%	12.2%	11.4%
Capital expenditures	4,162	10,799	4,840	3,942	3,380	3,600

(a)	EBITDA and Adjusted EBITDA are non-GAAP financial measures. LaBarge management uses EBITDA and Adjusted EBITDA as supplemental financial measures to financial metrics calculated in accordance with GAAP. EBITDA is defined by LaBarge management as net income (loss) before interest expense, income tax expense, other expense (income) and depreciation and amortization (excluding amortization of debt issuance costs). Adjusted EBITDA is defined by LaBarge management as EBITDA adjusted to add back or deduct certain items that are unusual in nature or not comparable from period to period. EBITDA and Adjusted EBITDA, as used and defined by LaBarge management, may not be comparable to similarly titled measures employed by other companies and are not measures of performance calculated in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. EBITDA and Adjusted EBITDA provide no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures and working capital movement or tax position. However, LaBarge management believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating LaBarge’s results of operations because these measures:

•

are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	help investors to evaluate and compare the results of LaBarge’s operations from period to period by removing the effect of our capital structure from our operating structure; and
•	are used by LaBarge management team for various other purposes in presentations to LaBarge’s board of directors as a basis for strategic planning and forecasting.

There are significant limitations to using EBITDA and Adjusted EBITDA as measures of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect LaBarge’s net income or loss, the lack of comparability of results of operations of different companies and the different methods of calculating EBITDA and Adjusted EBITDA reported by different companies.

The following table sets forth a reconciliation of LaBarge’s net earnings to LaBarge’s EBITDA and Adjusted EBITDA:

	Fiscal Year Ended			Twelve Months Ended (unaudited)		Nine Months Ended (unaudited)
	June 27, 2010	June 29, 2009	June 29, 2008	April 3, 2011		April 3, 2011		March 28, 2010
	(In thousands)
Net earnings	$14,888	$10,338	$14,827	$17,811		$12,991		$10,068
Depreciation & amortization	9,298	6,930	5,290	8,829		6,270		6,739
Interest expense	1,711	1,294	1,459	1,413		1,031		1,329
Other expense (income)	(55)	14	133	111	(1)	160	(1)	(6)
Income tax provision	7,147	6,329	9,011	9,963		7,406		4,590

EBITDA	$32,989	$24,905	$30,720	$38,127		$27,858		$22,720
Non-cash stock based compensation	1,104	1,128	1,445	1,382		1,121		843
Loss due to customer bankruptcy(2)	—	7,900	—	—		—		—
Acquisition related expenses	—	—	—	1,500		1,500		—

Adjusted EBITDA	$34,093	$33,933	$32,165	$41,009		$30,479		$23,563

(1)	Reflects costs incurred in connection with proposed settlement of SEC matter. See “Business—Legal Proceedings—LaBarge.”
(2)	Reflects charges related to the bankruptcy of Eclipse Aviation Corporation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—LaBarge.”
(b)	Adjusted EBITDA margin is defined by LaBarge management to mean Adjusted EBITDA as a percentage of net sales.